UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Amgen Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2008

DEAR STOCKHOLDER:

You are invited to attend the 2008 Annual Meeting of Stockholders of Amgen Inc. to be held on Wednesday, May 7, 2008, at 2:00 P.M., local time, at the Four Seasons Hotel Westlake Village, Grand Ballroom, Two Dole Drive, Westlake Village, California 91362.

At this year’s Annual Meeting you will be asked to: (i) elect eleven directors; (ii) ratify the selection of our independent registered public accountants; and (iii) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof, including the consideration of two stockholder proposals, if such proposals are properly presented at the meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees for directors and ratification of its selection of independent registered public accountants are in our best interests and that of our stockholders, and, accordingly, recommends a vote FOR election of the eleven nominees for directors and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. The Board of Directors unanimously believes that the two stockholder proposals are not in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote AGAINST the two stockholder proposals.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

If you plan to attend the Annual Meeting, you will need an admittance ticket. For instructions on how to obtain an admittance ticket, please read “INFORMATION CONCERNING VOTING AND SOLICITATION—Attendance at the Annual Meeting” in the accompanying proxy statement.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card or the instruction form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy or instruction will ensure your shares are represented at the Annual Meeting. Voting on the Internet or by telephone may not be available to all stockholders. Please review the instructions on the proxy card or the instruction form forwarded by your bank, broker or other holder of record regarding each of these voting options. Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to seeing you on May 7.

Sincerely,

Kevin W. Sharer

Chairman of the Board, Chief Executive Officer and President

AMGEN INC.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2008

TO THE STOCKHOLDERS OF AMGEN INC.

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Amgen Inc., a Delaware corporation, will be held on May 7, 2008, at 2:00 P.M., local time, at the Four Seasons Hotel Westlake Village, Grand Ballroom, Two Dole Drive, Westlake Village, California 91362, for the following purposes:

1.	To elect eleven directors to the Board of Directors of Amgen for a term of office expiring at the 2009 annual meeting of stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2008;

3.	To consider two stockholder proposals, if properly presented; and

4.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on March 10, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any continuation, postponement or adjournment thereof. Whether or not you plan on attending the 2008 Annual Meeting, we encourage you to vote as soon as possible using one of three convenient methods: (i) by calling the toll-free number described in these voting materials; (ii) by accessing the Internet site described in these voting materials or voting instruction form provided to you; or (iii) by signing, dating and returning the proxy card or instruction form in the enclosed postage-paid envelope. By voting your shares promptly, you will save the Company the expense of further proxy solicitation.

By Order of the Board of Directors

David J. Scott

Secretary

Thousand Oaks, California

April 1, 2008

AMGEN INC.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Amgen Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at the 2008 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Wednesday, May 7, 2008, at 2:00 P.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. We intend to first mail or otherwise make available to stockholders this proxy statement and accompanying proxy card on or about April 1, 2008 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the Four Seasons Hotel Westlake Village, Grand Ballroom, Two Dole Drive, Westlake Village, California 91362.

In this proxy statement when we refer to our fiscal year, we mean the twelve-month period ending December 31 of the stated year (for example, Fiscal 2007 is January 1, 2007 through December 31, 2007), unless specifically stated otherwise.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Shareholder Meeting to Be Held on May 7, 2008.

This proxy statement, our 2007 annual report and our other proxy materials are available at: www.amgen.com/annualmeeting(1). At this website, you will find a complete set of the following proxy materials: proxy statement; 2007 annual report; and proxy card. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.

What Am I Voting On?

You will be entitled to vote on the following proposals at the 2008 Annual Meeting of Stockholders:

•	The election of eleven directors to serve on our Board for a term expiring at the 2009 annual meeting of stockholders;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

•	Two stockholder proposals, if properly presented.

Who Can Vote

The Board has set March 10, 2008 as the record date for the Annual Meeting. You are entitled to vote if you were a stockholder of record of our Common Stock, $.0001 par value, as of the close of business on March 10,

(1)	This website is not intended to function as a hyperlink and the information contained on the Company’s website is not intended to be part of this proxy statement.

2008. You are entitled to one vote on each proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Difference Between a Stockholder of Record and a “Street Name” Holder

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below.

Shares Outstanding and Quorum

At the close of business on March 10, 2008, there were 1,087,747,494 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of a majority of the outstanding shares of our Common Stock entitled to vote constitutes a quorum, which is required in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting; or

•	have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker or other nominee submits a proxy covering your shares. Your bank, broker or other nominee is entitled to submit a proxy covering your shares, even in certain circumstances where you have not instructed your bank or broker on how to vote.

Voting Your Shares in Writing and Changing Your Vote

As a stockholder of record, you may cause your shares to be voted by completing and mailing the enclosed proxy card or by submitting a proxy by telephone or over the Internet in accordance with the procedures described below. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of all of the eleven director nominees, (ii) in favor of ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2008, and (iii) against each of the two stockholder proposals (presuming they are properly presented at the Annual Meeting). In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, other than the two stockholder proposals described in this proxy statement, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

As a stockholder of record, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) delivering a written notice of revocation to the attention of the Secretary of the Company at our principal executive office at One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A, (ii) duly submitting a later-dated proxy, or (iii) attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a broker, bank or other nominee, you may cause your shares to be voted by completing and mailing the instruction form sent to you by your bank, broker or other record holder. You may change your voting instructions by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Submitting a Proxy Over the Internet or by Telephone

As a stockholder of record, you also may submit a proxy over the Internet or by telephone. Voting on the Internet or by telephone may not be available to all stockholders. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 6, 2008. Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your bank, broker or other holder of record by mail.

If You Receive More Than One Proxy Card

If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card you receive.

How Will My Shares Be Voted

Stockholders of record as of the close of business on March 10, 2008 are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Board Recommendations

The Board recommends that you vote your shares as follows:

•	FOR the election of eleven directors to serve on our Board for a term expiring at the 2009 annual meeting of stockholders;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

•	AGAINST the two stockholder proposals, if properly presented.

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of eleven directors to serve on our Board for a term expiring at the 2009 annual meeting of stockholders;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

•	AGAINST the two stockholder proposals, if properly presented.

A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in “street name” and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the election of directors to serve on our Board and the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, but do not have discretionary authority to vote on stockholder proposals.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

In February 2007, the Board amended our Bylaws to adopt a majority voting standard for the election of directors in uncontested elections, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. You may either vote “FOR,” “AGAINST” or “ABSTAIN.” Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “FOR” a director nominee exceeds the number of votes cast “AGAINST” the nominee. For these purposes, abstentions will not count as a vote “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Because brokers have discretionary authority to vote on the election of directors there will be no broker non-votes in connection with the election of directors. If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation to the Board promptly after certification of the election results of the stockholder vote. The Governance and Nominating Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Because brokers have discretionary authority to vote on the ratification, there will be no broker non-votes in connection with the ratification.

The approval of each of the two stockholder proposals, if properly presented at the Annual Meeting, requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against such proposals. Brokers do not have discretionary authority to vote on these proposals. Broker non-votes, however, will have no effect on either of the two stockholder proposals as brokers and banks are not entitled to vote on such proposals.

Inspector of Election

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $267,000 plus distribution costs and other costs and expenses. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our offices at One Amgen Center Drive, Thousand Oaks, California, 91320-1799 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

Attendance at the Annual Meeting

In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of our Common Stock as of the close of business on March 10, 2008. To receive an admittance ticket, you will need to complete and return the postage-paid reply card attached to this proxy statement. If you elected electronic delivery of this proxy statement, you will receive an e-mail with instructions for obtaining an admittance ticket. Each stockholder is entitled to one admittance ticket. Directions to attend the Annual Meeting will be sent with your admittance ticket.

You must bring certain documents with you in order to be admitted to the Annual Meeting. The purpose of this requirement is to help us verify that you are actually a stockholder of the Company. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of the Company’s stock as of the close of business on March 10, 2008. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of the Company’s transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead.

If you were a record holder of Common Stock as of the close of business on March 10, 2008, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 10, 2008.

If a broker, bank or other nominee was the record holder of your shares of Common Stock as of the close of business on March 10, 2008, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of our Common Stock as of the close of business on March 10, 2008.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it; (2) a letter from your bank or broker stating that you owned shares of our Common Stock as of the close of business on March 10, 2008; or (3) a brokerage account statement indicating that you owned shares of our Common Stock as of the close of business on March 10, 2008.

If you are a proxy holder for a stockholder of the Company who owned shares of our Common Stock as of the close of business on March 10, 2008, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of the Company who owned shares of our Common Stock as of the close of business on March 10, 2008; and

•	Valid personal photo identification (such as a driver’s license or passport).

ITEM 1

ELECTION OF DIRECTORS

Under our Restated Certificate of Incorporation, as amended, and our Bylaws, as amended, the Board has the power to set the number of directors from time to time between nine and fourteen members. The Board has currently fixed the number of directors at eleven. The Company currently has eleven directors. Based upon the recommendation of the Governance and Nominating Committee, the Board has nominated the following directors to stand for re-election for a one-year term expiring at the 2009 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death.

Name	Age	Director Since
Dr. David Baltimore(1)(2)	70	1999
Mr. Frank J. Biondi, Jr.(1)(3)	63	2002
Mr. Jerry D. Choate(2)(3)(4)(5)	69	1998
Dr. Vance D. Coffman(1)(2)	63	2007
Mr. Frederick W. Gluck(2)(3)(4)(5)	72	1998
Mr. Frank C. Herringer(2)(3)(4)	65	2004
Dr. Gilbert S. Omenn(1)(6)	66	1987
Ms. Judith C. Pelham(1)(6)	62	1995
Admiral J. Paul Reason, USN (Retired)(4)(6)	67	2001
Mr. Leonard D. Schaeffer(3)(4)(6)	62	2004
Mr. Kevin W. Sharer(3)(5)	60	1992

(1)	Current member of the Audit Committee.
(2)	Current member of the Governance and Nominating Committee.
(3)	Current member of the Executive Committee.
(4)	Current member of the Compensation and Management Development Committee.
(5)	Current member of the Equity Award Committee.
(6)	Current member of the Corporate Responsibility and Compliance Committee.

Vacancies on the Board may be filled only by persons elected by a majority of the directors remaining in office, even though less than a quorum. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each nominee. There are no family relationships among any of our directors or among any of our directors and our executive officers.

The Board recommends that the stockholders vote FOR each of the nominees named below. Proxies will be voted FOR the election of the nominees unless otherwise specified.

DAVID BALTIMORE

Dr. David Baltimore, age 70, has served as a director of the Company since June 1999. He is currently President Emeritus of and Robert Andrews Millikan Professor of Biology at the California Institute of Technology, or Caltech. From October 1997 to September 2006, Dr. Baltimore was the President of Caltech. From July 1995 to October 1997, Dr. Baltimore was an Institute Professor at the Massachusetts Institute of

Technology, or MIT, and from July 1994 to October 1997, the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT. Dr. Baltimore is a director of BB Biotech, AG, a Swiss investment company. In 1975, Dr. Baltimore was the co-recipient of the Nobel Prize in Medicine.

FRANK J. BIONDI, JR.

Mr. Frank J. Biondi, Jr., age 63, has served as a director of the Company since January 2002. Since March 1999, he has served as Senior Managing Director of WaterView Advisors LLC, an investment advisor organization. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc. Mr. Biondi is a director of Cablevision Systems Corp., Hasbro, Inc., The Bank of New York Mellon Corporation and Seagate Technology.

JERRY D. CHOATE

Mr. Jerry D. Choate, age 69, has served as a director of the Company since August 1998. From January 1995 to January 1999, Mr. Choate served as Chairman of the Board and Chief Executive Officer of The Allstate Corporation, an insurance holding company. From August 1994 to January 1995, Mr. Choate served as President and Chief Executive Officer of Allstate and had previously held various management positions at Allstate since 1962. Mr. Choate is a director of Valero Energy Corporation and serves on the Board of Trustees for the Van Kampen Mutual Funds. Mr. Choate was a member of the board of directors of H&R Block, Inc. until December 2007.

VANCE D. COFFMAN

Dr. Vance D. Coffman, 63, has served as a director of the Company since October 2007. Dr. Coffman was elected at the recommendation of Mr. Frank C. Herringer in his capacity as Chairman of the Governance and Nominating Committee. Dr. Coffman served in various executive capacities at Lockheed Martin Corporation, a high technology aerospace and defense company. He served as Vice Chairman of the Board and Chief Executive Officer from 1997, as Chairman of the Board and Chief Executive Officer from 1998 until 2004, and as Chairman of the Board until 2005. He is a Member of the National Academy of Engineering and a Fellow in the American Institute of Aeronautics and Astronautics and the American Astronautical Society. He is also a director of 3M Company and Deere & Company and was a member of the board of directors of Bristol-Myers Squibb Company until May 2007.

FREDERICK W. GLUCK

Mr. Frederick W. Gluck, age 72, has served as a director of the Company since February 1998. He is currently the Chairman of the Board and Chief Executive Officer of CytomX, LLC, a developer of cell sorting products. Mr. Gluck is a former managing partner of McKinsey & Company, Inc., an international management consulting firm. From 1967 to 1995, he served with McKinsey and from 1988 to 1994 he led the firm as its Managing Director, when he retired to join Bechtel Group, Inc., an engineering, construction and project management company, where he served as Vice Chairman and Director. Mr. Gluck retired from Bechtel in July 1998. He rejoined McKinsey as a consultant in 1998 and continued in that role until July 2003, when he retired.

FRANK C. HERRINGER

Mr. Frank C. Herringer, age 65, has served as a director of the Company since May 2004. Mr. Herringer has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1995. From 1991 to 1999, he served as Chief Executive Officer of Transamerica and from 1986 to 1999 he served as President. From 1999 to 2000, Mr. Herringer served on the Executive Board of Aegon N.V. and as Chairman of the Board of Aegon U.S.A. Mr. Herringer is a director of The Charles Schwab Corporation and, in March 2008, was appointed to the board of directors of Safeway Inc.

GILBERT S. OMENN

Dr. Gilbert S. Omenn, age 66, has served as a director of the Company since January 1987. Since September 1997, he has been Professor of Internal Medicine, Human Genetics and Public Health at the University of Michigan. From September 1997 to July 2002, Dr. Omenn also served as Executive Vice President for Medical Affairs and as Chief Executive Officer of the University of Michigan Health System. From July 1982 to September 1997, Dr. Omenn was the Dean of the School of Public Health and Community Medicine and Professor of Medicine at the University of Washington. Dr. Omenn is a director of Rohm & Haas Co. and OccuLogix, Inc.

JUDITH C. PELHAM

Ms. Judith C. Pelham, age 62, has served as a director of the Company since May 1995. She is currently President Emeritus of Trinity Health, a national system of healthcare facilities, including hospitals, long-term care, home care, psychiatric care, residences for the elderly and ambulatory care, and the third largest Catholic healthcare system in the U.S. and sits on the board of trustees of Smith College. From May 2000 to December 2004, Ms. Pelham was President and Chief Executive Officer of Trinity Health. From January 1993 to April 2000, Ms. Pelham was the President and Chief Executive Officer of Mercy Health Services, a system of hospitals, home care, long-term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit. From 1982 to 1992, Ms. Pelham was President and Chief Executive Officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas.

J. PAUL REASON

Admiral J. Paul Reason, USN (Retired), age 67, has served as a director of the Company since January 2001. From September 2005 to September 2006, he served as Vice Chairman and Director of Metro Machine Corporation, a privately-held ship repair company. From July 2000 to September 2005, he served as President and Chief Operating Officer of Metro Machine. From December 1996 to September 1999, Adm. Reason was a U.S. Navy Four Star Admiral and Commander-In-Chief of the U.S. Atlantic Fleet. From August 1994 to November 1996, Adm. Reason served as Deputy Chief of Naval Operations. From June 1965 to July 1994, Adm. Reason served in numerous capacities, both at sea and ashore, in the U.S. Navy. Adm. Reason is a director of Norfolk Southern Corporation and Todd Shipyards Corporation.

LEONARD D. SCHAEFFER

Mr. Leonard D. Schaeffer, age 62, has served as a director of the Company since March 2004. He is currently Chairman of the Board of Surgical Care Affiliates, LLC and a Senior Advisor for Texas Pacific Group, a private investment firm. Mr. Schaeffer is the former Chairman of the Board of Directors of WellPoint Inc., the largest health insurance company in the United States. From 1992 through 2004, he was Chairman and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration (now CMS) from 1978 to 1980. He is a member of the Institute of Medicine and a director of Allergan, Inc. and Quintiles Transnational Corp.

KEVIN W. SHARER

Mr. Kevin W. Sharer, age 60, has served as a director of the Company since November 1992. Since May 2000, Mr. Sharer has been Chief Executive Officer and President of the Company and has also been Chairman of the Board since December 2000. From October 1992 to May 2000, Mr. Sharer served as our President and Chief Operating Officer. From April 1989 to October 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation, a telecommunications company. From February 1984 to March 1989, Mr. Sharer served in numerous executive capacities at General Electric Company. Mr. Sharer is a director of Chevron Corporation and Northrop Grumman Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the fiscal year ending December 31, 2008, and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Ernst & Young served as the Company’s independent registered public accounting firm and has audited our financial statements since our inception in 1980. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our Bylaws, as amended, or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification because the Company believes it is a matter of good corporate practice. If the Company’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

ITEM 3

STOCKHOLDER PROPOSALS

Certain stockholders have informed the Company that they intend to present the proposals set forth below at the Annual Meeting. If the stockholders or their respective representatives, who are qualified under Delaware law, are present at the Annual Meeting and properly submit their respective proposals for a vote, then the stockholder proposals will be voted upon at the Annual Meeting. The affirmative vote by holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for each stockholder proposal to pass.

In accordance with the Federal securities laws, the stockholder proposals and supporting statements are presented below exactly as submitted by the stockholders and are quoted verbatim (including footnotes) and are in italics. The stockholder proposals and supporting statements are presented in the order in which the Company received them from the stockholder proponents. The Company disclaims all responsibility for the content of the proposals and the supporting statements, including footnotes and websites contained in the supporting statements. Any reference to a website is not intended to function as a hyperlink, and the information contained on any such website is not intended to be part of this proxy statement.

FOR THE REASONS STATED IN THE BOARD’S RESPONSES, WHICH FOLLOW EACH OF THE STOCKHOLDER PROPOSALS, THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” BOTH STOCKHOLDER PROPOSALS #1 AND #2.

Stockholder Proposal #1

Mr. William Steiner with an address of 112 Abbottsford Gate, Piermont, NY 10968, owner of 4,700 shares of our Common Stock as of October 25, 2007, has notified the Company that he intends to submit the following proposal at the Annual Meeting:

3 — ADOPT SIMPLE MAJORITY VOTE

RESOLVED, shareowners of our company urge our company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in our Certificate of Incorporation and by-laws, including but not limited to, the supermajority vote requirements necessary to amend our Company’s by-laws.

This topic won a 67% yes-vote average at 20 major companies in 2007. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 67%-vote on a number of key governance issues, if our vote is an overwhelming 66%-yes and only 1%-no—only 1% could force their will on our 66%-majority.

A supermajority vote can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. While companies often state that the purpose of supermajority requirements is to protect minority shareholders, supermajority requirements are arguable most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear vote is a perfect illustration.

The advantage of adopting this proposal should also be considered in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and certain concerns are noted):

•	The Corporate Library http://www.thecorporatelibrary.com an independent research firm rated our company:

“D” in Corporate Governance.

“High Concern” in CEO Compensation—$24 million.

“High Concern” in Takeover Defenses.

“High” in Overall Governance Risk Assessment.

•	The Corporate Library said it was still highly concerned with certain practices such as excessive compensation despite negative total shareholder return—plus the reimbursement of taxes on perks.

•	We had no Independent Chairman and not even a Lead Director—Independent oversight concern.

•	We had to marshal a 67% shareholder vote to make certain key governance improvements—Entrenchment concern.

•	Directors still had a $20,000 annual gift program—Conflict of interest concern.

•	There was no shareholder right to cumulative voting, to call a special meeting or to act by written consent.

•

Our following directors were designated “Accelerated Vesting” directors by The Corporate Library. This was due to a director’s involvement with a board that accelerated the vesting of stock options in order to avoid recognizing the related expenses:

Mr. Sharer

Mr. Schaeffer

Mr. Gluck

•	Our following directors served on boards rated D or F by the Corporate Library:

1) Mr. Sharer	Northrop (NOC)	D-rated
2) Mr. Biondi	Cablevision (CVC)	F-rated
3) Mr. Choate	H&R Block (HRB)	D-rated

The above context shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

ADOPT SIMPLE MAJORITY VOTE —

YES ON 3

Board Response to Stockholder Proposal #1

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #1 for the following reasons:

Under Amgen’s existing governance documents, a “simple majority vote” already applies to almost all of the matters submitted for stockholder approval, including the election of directors, approval of equity plans, ratification of the auditors, approval of stockholder proposals and approval of mergers other than ones in which Amgen is a merging party. Because of the applicability of Delaware law, rather than any provisions in our governance documents, approval of a majority of the outstanding common stock is required for amendments of our certificate of incorporation or extraordinary corporate transactions, such as a merger in which Amgen is a merging party, or a sale of substantially all of our assets. A two-thirds vote of the outstanding common stock is required for only two actions: approval of a business combination with a 20% stockholder where the disinterested directors have not approved the transaction and the stockholders are receiving a lower consideration in the transaction that other stockholders have received (and here the vote is two-thirds of the disinterested stock, as is the vote to eliminate this provision) and stockholder amendments of our Bylaws.

Requiring a supermajority vote where a large stockholder is seeking to acquire Amgen at a lower stock price than such holder paid other holders of our stock is entirely for the benefit of our stockholders. The higher vote requirement can be avoided entirely by simply treating all stockholders equally.

In addition the Board of Directors believes that the Bylaws should be amended by stockholders only with a strong stockholder mandate. The Bylaws constitute part of the fundamental framework of our governance structure. When considering amendments to Amgen’s Bylaws, the Board of Directors has a fiduciary duty to all stockholders; in contrast, stockholders generally have no fiduciary duty to each other. Since stockholders may have differing interests that result in amendments to the Bylaws affecting different stockholders in different, possibly non-beneficial ways, the Board of Directors believes that amendments to the Bylaws should be made when a broad consensus of stockholders agree that change is prudent. This is particularly important because there have been recent instances where bylaw amendments have been proposed of uncertain legality. The courts in Delaware have declined to determine whether such bylaws are valid under Delaware law unless and until they are adopted, leaving corporations in the uncertain position of how to proceed in the face of an adopted bylaw that may nonetheless be unlawful. Because of the uncertainty this situation could create for the corporation, as well as the cost and distraction of a potential legal challenge, we believe a strong mandate should be expressed by the stockholders for a change in the bylaws which Amgen can then assess in determining whether to challenge a particular bylaw’s validity. Moreover, because as a practical matter stockholders can make precatory proposals with respect to bylaw amendments, they can effectively express their will as to any particular bylaw with only a simple majority vote.

Moreover, much of the information on which the stockholder proponent relies is outdated and has since been updated in The Corporate Library. The changed ratings now reflect a full grade higher for Corporate Governance, a decreased concern regarding Takeover Defenses and an improved rating for the Overall Risk Assessment. Additionally, Mr. Choate is no longer a member of the H&R Block Board of Directors.

Amgen has a longstanding and well-documented commitment to sound corporate governance policies and practices, which ensure that Amgen is governed in accordance with high standards of ethics, integrity and accountability and in the best interests of our stockholders. We have a strong record of corporate governance practices and have terminated our poison pill, removed our staggered board and eliminated the majority vote for directors. As part of the Board of Directors’ commitment to consider ways in which it can better serve Amgen’s corporate governance ideals and its stockholders’ interests, the Board of Directors is monitoring and will continue to monitor governance issues of interest to the Amgen’s stockholders. The Board of Directors believes that Amgen’s limited two-thirds vote requirements continue to be in the best interests of the Company and its stockholders by ensuring stockholders are protected in a business combination with a 20% stockholder and that a change to the Bylaws is supported by a broad consensus of Amgen’s stockholders.

For the foregoing reasons, the Board of Directors believes that the proposal is not in the best interests of Amgen or its stockholders and recommends a vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #1.

Stockholder Proposal #2

Gloria J. Eddie, 1060 Cambridge Ave., Menlo Park, CA 94025, owner of 150 shares of our Common Stock as of October 26, 2007, has notified the Company that she intends to submit the following proposal at the Annual Meeting:

AMGEN

REPORT ON ANIMAL WELFARE ACT VIOLATIONS

This Proposal is submitted by Gloria J. Eddie.

RESOLVED, that the Board report to shareholders on the measures it has undertaken to resolve, correct and prevent further U.S. Department of Agriculture (“USDA”) citations for violations of the Animal Welfare Act.

Supporting Statement:

The Animal Welfare Act of 1966 (the “Act”) is the only law that provides minimal protections for animals used in research.1 The USDA is charged with enforcing the Act through its Animal and Plant Health Inspection Service (“APHIS”). When APHIS conducts an inspection of a research facility, it issues an inspection report which details any violations observed by the inspector.

For example, in four inspections that APHIS conducted of Amgen animal research laboratories from November 2004 through July 2006, violations were noted in each.2 Those violations ranged from unsanitary conditions and deficient recordkeeping to hazardous compounds left near food containers. A sampling of the violations APHIS inspectors observed includes:

•	A room used “to perform rabbit procedures” was left uncleaned and unsanitized after use.

•

Essential records were not kept with respect to serial blood sampling of animals, prompting the USDA inspector to note that “[r]emoving excess amounts of blood may cause discomfort, pain and distress to research animals.”

•	Hazardous chemical compounds were set on top of feed containers.

•	Proper documentation of veterinary care was lacking.

Further, the two most recent Annual Research Facility Reports filed with the USDA show that Amgen used dogs, guinea pigs, hamsters, rabbits and pigs in experiments.3 Amgen used 1,884 rabbits of whom 467 were subjected to unalleviated pain or distress, and 282 guinea pigs of whom 88 were subjected to pain or distress without any relief.

Amgen’s Guidelines on the Care and Ethical Use of Animals in Research is published on its Website.4 The Company makes the following representation: “The care and use of all laboratory animals meets or exceeds relevant local, national and international regulations.”

The USDA violations demonstrate that the Company’s care of its laboratory animals falls short of minimal standards, much less “meets or exceeds” national standards. Shareholders must hold the Company accountable for the conditions under which the animals it uses in experiments are suffering. We urge our fellow shareholders to vote for this resolution.

[1]	The Act does not cover the vast majority of animals used in laboratories, namely birds, rats, and mice.

[2]

The USDA inspection reports cover three research facilities at which Amgen conducts animal experiments. The inspection reports were requested and obtained under the Freedom of Information Act. The 2006 inspection reports were the most currently available at the time of filing this resolution. According to the Company, no violations were cited in 2007.

[3]	These Annual Research Facility Reports do not include mice, rats, or birds who have no legal protections as explained in footnote No. 1.

[4]	http://wwwext.amgen.com/science/ethical_research.html

Board Response to Stockholder Proposal #2

The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #2 for the following reasons:

The Board of Directors has reviewed the proposal and believes that the preparation of an additional report as requested by the proponent is an unnecessary use of company resources. Amgen is highly supportive of the principles of protecting the welfare of animals and fully recognizes the fundamental ethical obligation to treat animals used in research responsibly. Furthermore, Amgen is committed to the development and use of alternative non-animal research methods wherever scientifically appropriate.

The Board of Directors believes that key clarifications need to be made with respect to the supporting statement included with the stockholder’s proposal. Most notably, all of Amgen’s animal research facilities have been subjected to an APHIS inspection since the 2006 inspection reports were issued and all of these subsequent inspections resulted in “clean” reports, without any non-compliance items. The Board of Directors believe that this squarely addresses the primary concern raised in the proposal.

Amgen maintains the highest standards of animal care and use in all its facilities. The Amgen guidelines and policies on laboratory animal care abide by the principles known as the 3Rs of animal research: refine—eliminate or minimize impact to animals by reducing potentially painful or invasive procedures, whenever possible; reduce—use the absolute minimum number of animals in each study necessary to obtain valid results; and replace—always look for alternative, non-animal-based research methods where possible. For example, Amgen has a reward program that recognizes research teams that are able to design refinements to animal trial models that can reduce or eliminate the use of animals in such trials. Furthermore, figures published in the Annual Research Facility Reports filed with the USDA are self-reported by Amgen using even more rigorous assessment standards than what are mandated.

Amgen approaches all studies involving animals with the highest level of humane concern and multiple levels of oversight. Amgen’s programs and facilities undergo regular peer review inspections to maintain our accreditation status by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a private nonprofit organization that promotes the humane treatment of animals in science. Furthermore, all animal use is reviewed and approved by a panel of objective experts, which includes independent external representation from the local community.

Amgen takes very seriously its responsibility for ensuring that the company’s care of its laboratory animals does not fall short of its high standards. All of our laboratory animals are consistently monitored for signs of ill health by veterinary professionals and other qualified staff members. Staff members involved in the care of laboratory animals are properly trained to ensure they can competently care for these animals. Amgen also exercises diligent animal welfare oversight for sponsored work at contract research organizations, including regular on-site evaluations by Amgen veterinary staff.

Because of Amgen’s existing efforts, policies and practices, together with oversight by the Board of Directors and the Corporate Responsibility and Compliance Committee, the Board of Directors does not believe that this proposal is necessary. The Board of Directors firmly believes that the preparation of an additional report to stockholders as requested by the proponent would be an inefficient use of company resources that would be better devoted to building on Amgen’s mission to serve patients.

For the foregoing reasons, the Board of Directors believes that the proposal is not in the best interests of Amgen or its stockholders and recommends a vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #2.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 10, 2008 by: (i) each director; (ii) our Chief Executive Officer, our Chief Financial Officer, each of our other three most highly compensated executive officers and two former other executives for the year ended December 31, 2007 (collectively, the “Named Executive Officers”); and (iii) all of our current directors, Named Executive Officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
Beneficial Owner	Number of Shares	Percent of Total
Non-Employee Directors
David Baltimore	123,982	*
Frank J. Biondi, Jr.(3)	116,206	*
Jerry D. Choate(4)	174,282	*
Vance D. Coffman	30	*
Frederick W. Gluck	111,282	*
Frank C. Herringer(5)	51,714	*
Gilbert S. Omenn	293,790	*
Judith C. Pelham	110,282	*
J. Paul Reason	102,332	*
Leonard D. Schaeffer(6)	43,304	*

Named Executive Officers
Kevin W. Sharer(7)	1,235,008	*
Robert A. Bradway	29,025	*
George J. Morrow(8)	499,684	*
Roger M. Perlmutter	632,295	*
Fabrizio Bonanni(9)	420,242	*
Dennis M. Fenton(10)	552,312	*
Richard D. Nanula(11)	573,750	*
All directors and nominees, Named Executive Officers and executive officers as a group (20 individuals)(3)(4)(5)(6)(7)(8)(9)(10)(11)	5,739,573	*

*	Less than 1%

(1)	Information in this table is based on our records and information provided by directors, Named Executive Officers, executive officers and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws, where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust. There were 1,087,747,494 shares of our Common Stock outstanding as of March 10, 2008.

(2)	Includes shares which the individuals shown have the right to acquire upon vesting of restricted stock units, or RSUs, that have not been deferred to a date later than 60 days after March 10, 2008 or upon exercise of vested options as of March 10, 2008 or within 60 days thereafter as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

Name	Options	Restricted Stock Units
David Baltimore	114,000	0
Frank J. Biondi, Jr.	112,000	0
Jerry D. Choate	160,000	0
Vance D. Coffman	0	0
Frederick W. Gluck	100,000	0
Frank C. Herringer	35,000	1,598
Gilbert S. Omenn	116,000	0
Judith C. Pelham	100,000	0
J. Paul Reason	96,000	0
Leonard D. Schaeffer	40,000	0
Kevin W. Sharer	1,004,499	0
Robert A. Bradway	26,250	0
George J. Morrow	449,058	0
Roger M. Perlmutter	550,000	0
Fabrizio Bonanni	385,125	0
Dennis M. Fenton	427,126	0
Richard D. Nanula	563,750	0

(3)	Excludes 4,576 shares that Mr. Biondi has the right to acquire pursuant to vested RSUs that have been deferred to a date later than 60 days after March 10, 2008.

(4)	Includes 4,000 shares held by the JDC Family Foundation, a 501(c)(3) non-profit charitable trust, for which Mr. Choate is the trustee with sole voting and investment power with respect to such shares. Mr. Choate disclaims any beneficial interest in such shares.

(5)	Includes 10,075 shares held by family trusts. Excludes 2,933 shares that Mr. Herringer has the right to acquire pursuant to vested RSUs that have been deferred to a date later than 60 days after March 10, 2008.

(6)	Excludes 2,978 shares that Mr. Schaeffer has the right to acquire pursuant to vested RSUs that have been deferred to a date later than 60 days after March 10, 2008.

(7)	Includes 230,009 shares held by a trust and 3,224.201 units in Amgen’s Retirement and Savings Plan, or 401(k) Plan, which converts into 4,308 shares of our Common Stock.

(8)	Includes 2,025.425 units in Amgen’s Retirement and Savings Plan (401(k) Plan) which converts into 2,720 shares of our Common Stock.

(9)	Includes 35,117 shares held by a family trust, for which Dr. Bonanni has shared voting and investment power.

(10)	Includes 118,518 shares held by family trusts, for which Dr. Fenton has shared voting and investment power.

(11)	The beneficial ownership reported is as of April 10, 2007. On April 10, 2007, Mr. Nanula resigned his office of Executive Vice President and Chief Financial Officer. Mr. Nanula’s employment terminated on July 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows, with respect to each person or entity known to the Company to be the beneficial owners of more than five percent of our Common Stock as of December 31, 2007, except as noted, based on a review of publicly available statements of beneficial ownership filed with the Securities and Exchange Commission, or SEC, on Schedules 13D and 13G through March 10, 2008: (i) the number of shares of our Common Stock so owned; and (ii) the percentage of all shares outstanding represented by such ownership.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)
Barclays Global Investors, N.A.(2) 45 Fremont Street San Francisco, CA 94105	63,512,916	5.84%

(1)	The “Percent of Class” reported in this column has been calculated based upon the numbers of shares of Common Stock outstanding as of December 31, 2007 and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)	The amounts shown and the following information was provided by Barclays Global Investors, N.A. and certain of its affiliates pursuant to a Schedule 13G filed with the SEC on February 5, 2008, indicating beneficial ownership as of January 10, 2008 of 63,512,916 shares of our Common Stock. The shares include: (i) Barclays Global Investors, N.A. reported sole voting power with respect to 35,754,902 shares of our Common Stock and sole dispositive power with respect to 42,936,506 shares of our Common Stock; (ii) Barclays Global Fund Advisors reported sole voting power with respect to 10,463,253 shares of our Common Stock and sole dispositive power with respect to 10,463,253 shares of our Common Stock; (iii) Barclays Global Investors, Ltd. reported sole voting power with respect to 6,082,158 shares of our Common Stock and sole dispositive power with respect to 7,177,583 shares of our Common Stock; (iv) Barclays Global Investors Japan Limited reported sole voting power with respect to 2,175,941 shares of our Common Stock and sole dispositive power with respect to 2,175,941 shares of our Common Stock; and (v) Barclays Global Investors Canada Limited reported sole voting power with respect to 759,633 shares of our Common Stock and sole dispositive power with respect to 759,633 shares of our Common Stock.

CORPORATE GOVERNANCE

Board of Directors Corporate Governance Highlights

The Board is governed by the corporate governance principles, which are amended from time to time to incorporate certain current best practices in corporate governance. The corporate governance principles may be found on the Company’s website at www.amgen.com(1) and are available in print upon written request to the Company’s Secretary. The Board’s corporate governance practices include the following:

•	Executive Sessions—The Company’s independent directors meet privately on a regular basis. The Chairman of the Governance and Nominating Committee presides at such meetings.

•

Access to Management—The Company affords its directors ready access to the Company’s management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations and results. Committee members also have regular meetings with the Company’s Chief Compliance Officer and internal auditors.

(1)	This website is not intended to function as a hyperlink and the information contained on the Company’s website is not intended to be part of this proxy statement.

•

Outside Advisors—The Board vests its committees with the authority to retain outside advisors. The Audit Committee has the sole authority to hire and terminate the independent registered public accountants. The Compensation and Management Development Committee has the sole authority to hire and terminate compensation advisors for senior management compensation review. The Governance and Nominating Committee has the sole authority to hire and terminate search firms to identify director candidates and compensation advisors on directors’ compensation.

•

Limitation on Number of Boards—A director who is currently serving as the Company’s CEO should not serve on more than four public company boards. No director should serve on more than six public company boards.

•

Retirement Age—The Board has established a mandatory retirement age of 72. A director will retire from the Board on the day of the annual meeting of stockholders following his 72nd birthday. In October 2007, the Board waived the retirement age of 72 with respect to Mr. Gluck. Mr. Gluck is now entitled to stand for re-election to the Board until the 2009 annual meeting of stockholders.

•

Change in Circumstances—If a director has a substantial change in principal business or professional affiliation or responsibility, including a change in principal occupation, he or she shall offer his or her resignation to the Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee determines whether to accept the resignation based on what it believes to be in the best interests of the Company and its stockholders.

•

Board Evaluation—The Board has an annual evaluation process which focuses on the role and effectiveness of the Board and its committees. The Board completed such an evaluation in December 2007 and was satisfied with its performance.

•

Majority Votes—If an incumbent director up for re-election at a stockholder meeting fails to receive a majority of affirmative votes in an uncontested election, the Board of Directors will adhere to the director resignation policy as provided in our Bylaws, as amended.

•

Outside Relationships—Without the prior approval of disinterested members of the Board of Directors, directors should not enter into any transaction or relationship with Amgen in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

•

Conflicts of Interest—If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the director must promptly inform the Chairman of the Board or the Chairman of the Governance and Nominating Committee. All directors will recuse themselves from any discussion or decision found to affect their personal, business or professional interests.

Board Independence

At least annually, the Governance and Nominating Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Governance and Nominating Committee fully and promptly informed as to any development that may affect the director’s independence.

The Board has determined that each of our non-employee directors is independent under the listing standards of NASDAQ. Mr. Sharer is not independent based on his service as our Chief Executive Officer and President. Mr. Sharer is the only director who also serves the Company in a management capacity. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director, which are set forth in “ITEM 1 ELECTION OF DIRECTORS” above; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between the Company and/or its subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between the Company and/or its subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. The relationships and transactions reviewed by the Board included the following:

•

Dr. Baltimore is currently President Emeritus of and Robert Andrews Millikan Professor of Biology at the California Institute of Technology, or Caltech. The following contracts and arrangements exist between the Company or its affiliates and Caltech: (i) the Company has several agreements with Caltech pursuant to which the Company is to pay Caltech for research and research facility-related other services and where the aggregate amount involved for all such agreements is less than $200,000; (ii) the Amgen Foundation has approved a $1 million grant to Caltech in four equal installments from 2006 to 2009 for the Amgen Scholars program, which funds summer science research programs at ten leading universities; and (iii) the Amgen Foundation has approved a $220,000 grant in three installments from 2006 to 2009 for the Caltech Precollege Science Initiative, which funds the “Improving Urban High School Teaching” program.

•

Dr. Omenn is currently a professor at the University of Michigan Medical School. The Company has paid the University of Michigan and its affiliates for services where the amount involved for all such services is less than $9,000.

•

Mr. Schaeffer is a member of the Board of Quintiles Transnational Corp., or Quintiles. The Company has several agreements with Quintiles pursuant to which Quintiles provides us with outsourcing services for product development, commercialization and lab services and the aggregate amount involved for all such agreements is less than $80 million. These agreements are ordinary, routine and incidental to the business of the Company and are a result of a bidding process and arms length negotiations. The agreements do not require Board approval or review.

In each case, the Board determined that the relationships and transactions reviewed with respect to each non-employee director did not warrant a determination that the director was not independent.

Board Meetings

The Board held twelve meetings in 2007 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served except for Dr. Coffman, who commenced service on the Board in October 2007. We and the Board expect all directors to attend the annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. All of the then-current members of the Board, with the exception of Mr. Herringer, were present at our 2007 annual meeting of stockholders.

The independent members of the Board met in executive session without management four times in 2007. The Chairman of the Governance and Nominating Committee presided at such meetings.

Board Committees

The Board’s committees are: Audit Committee, Compensation and Management Development Committee, Corporate Responsibility and Compliance Committee, Equity Award Committee, Executive Committee and Governance and Nominating Committee. The Board maintains charters for each of its standing committees, which include the Audit Committee, the Compensation and Management Development Committee, the Corporate Responsibility and Compliance Committee, the Equity Award Committee and the Governance and Nominating Committee. In addition, the Board has adopted a written set of corporate governance principles and a director’s code of conduct that generally formalize practices we have in place. To view the charters of the committees named above, the corporate governance principles and the Board of Directors’ code of conduct, please visit our website at www.amgen.com(1).

(1)	This website is not intended to function as a hyperlink and the information contained on the Company’s website is not intended to be part of this proxy statement.

The Company will disclose on our website if there are any amendments to our code of conduct or if any waivers are granted to the principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions. There were no waivers of the code of conduct in Fiscal 2007.

Audit Committee

The Audit Committee met ten times in 2007. Mr. Biondi serves as Chairman and Drs. Baltimore, Coffman and Omenn and Ms. Pelham currently serve as members of the Audit Committee. Mr. Herringer served on the Audit Committee until October 2007 and Dr. Coffman joined the Audit Committee in October 2007. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under the listing standards of NASDAQ and the rules of the SEC, regarding audit committee membership. The Board has determined that each of Mr. Biondi and Dr. Coffman is an “audit committee financial expert” as defined by Item 407 of Regulation S-K.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accountants, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases.

Compensation and Management Development Committee

The Compensation and Management Development Committee, or Compensation Committee, met eleven times in 2007. Mr. Gluck serves as Chairman and Mr. Choate, Mr. Herringer, Adm. Reason and Mr. Schaeffer currently serve as members of the Compensation Committee, each of whom has been determined by the Board to be independent under the listing standards of NASDAQ. Mr. Choate served as Chairman of the Compensation Committee until October 2007 and Mr. Herringer joined the Compensation Committee in October 2007.

The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, overseeing succession planning for senior management and determining executive compensation. The Governance and Nominating Committee is responsible for evaluating and making recommendations to our Board regarding non-employee director compensation.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers are as follows:

•	Compensation for our executive officers, including the Named Executive Officers, is generally determined annually in March.

•

With respect to our Chief Executive Officer, or CEO, during the first calendar quarter of each year, the Compensation Committee reviews and approves corporate goals and objectives for the current year, evaluates the CEO’s performance in light of the goals and objectives established for the prior year, considers competitive market data and establishes the CEO’s compensation based on this evaluation. The values of each component of total direct compensation (base salary, target annual cash incentive and equity awards) for the current year, as well as total annual compensation for the prior year (including the value of equity holdings, potential change of control payments and vested benefits under our Retirement and Savings Plan, Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan as of the end of the last fiscal year), are considered at this time. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and are reported to and reviewed by the Board in an independent directors’ session.

•	Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO following an annual performance review by our CEO with each of the other executive officers, all of whom report directly to our CEO. The Compensation Committee has typically followed these recommendations. During the performance reviews with the CEO, the other executive officers have an opportunity to provide input regarding their contributions to the Company’s success for the period being assessed.

•

In setting executive compensation, the Compensation Committee compares the Company’s pay levels and programs to those of the Company’s competitors for executive talent and uses this comparative data as a guide in its review and determination of compensation. For each Named Executive Officer, the Compensation Committee reviews the compensation levels and practices of a peer group consisting of biotechnology and pharmaceutical companies.

•

During 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”), an independent consultant, to provide advice regarding executive compensation. No compensation consultants were engaged to provide advice regarding director compensation for Fiscal 2007. Frederic Cook reported directly to the Compensation Committee. Management interacts with the consultant to provide information or the perspective of management as requested by the consultant or Compensation Committee, coordinates payment to the consultant out of the Board of Director’s budget, notifies the consultant of upcoming agenda items or makes the consultant aware of regular or special meetings of the Compensation Committee.

•	The Compensation Committee has authority to delegate any of the functions described above to a subcommittee of its members. No delegation of this authority was made in 2007.

•	The Compensation Committee holds executive sessions (with no members of management present) at each of its regular meetings.

Equity Award Committee

The Equity Award Committee met two times in 2007. Mr. Gluck serves as Chairman and Mr. Choate and Mr. Sharer currently serve as members of the Equity Award Committee. Messrs. Choate and Gluck joined the Equity Award Committee in March 2007 and October 2007, respectively. Our Board has delegated to the Equity Award Committee the responsibility for determining equity awards to non-Section 16 officers and employees below the level of Senior Vice President. The Equity Award Committee has the authority to make equity-based grants to eligible employees for purposes of compensation, retention, promotion and commencement of employment under the Company’s plans and programs, consistent with the equity grant guidelines established annually by the Compensation Committee by grade level. In addition, the Equity Award Committee presents a report to the Compensation Committee at least twice a year summarizing the equity-based awards made by the Equity Award Committee.

Governance and Nominating Committee

The Governance and Nominating Committee, or Governance Committee, met four times in 2007. Mr. Herringer serves as Chairman and Dr. Baltimore, Messrs. Choate and Gluck and Dr. Coffman currently serve as members of the Governance Committee, each of whom has been determined by the Board to be independent under the listing standards of NASDAQ. Drs. Baltimore and Coffman joined the Governance Committee in October 2007.

The Governance Committee oversees the corporate governance and Board membership matters of the Company. Among the Governance Committee’s responsibilities, the Governance Committee evaluates and makes recommendations to our Board regarding compensation for non-employee Board members. Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.

The processes and procedures of the Governance Committee for considering and determining director compensation are as follows:

•

The Governance Committee has authority to evaluate and make recommendations to our Board regarding director compensation. The Governance Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group, then the Governance Committee may determine to make recommendations to our Board regarding possible changes. The Governance Committee has authority to delegate any of these functions to a subcommittee of its members. No delegation of this authority was made in 2007.

•

The Governance Committee has the authority to retain consultants to advise on director compensation matters. No director compensation consultants were retained in 2007. No executive officer has any role in determining or recommending the form or amount of director compensation.

•	The Governance Committee reviewed an analysis of the current director compensation program in 2006 and determined at that time to make no changes.

In 2007, the Governance Committee recommended to the Board that it amend our Director Equity Incentive Program to align the timing of equity grants to directors with our equity awards policy and the Board so amended this program.

The Governance Committee is also responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board and for monitoring the independence of the Board. The Governance Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board, and is responsible for director education. The Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. Such guidelines are included in this proxy statement as Appendix A. Stockholders wishing to communicate with the Governance Committee regarding recommendations for director nominees should follow the procedure described in “—Communication with the Board” below. Additionally, the Governance Committee recommends to the Board nominees for appointment as executive officers and certain other officers.

Corporate Responsibility and Compliance Committee

The Corporate Responsibility and Compliance Committee, or Compliance Committee, met five times in 2007. Mr. Schaeffer serves as Chairman and Dr. Omenn, Ms. Pelham and Adm. Reason serve as members of the Compliance Committee. Dr. Baltimore served on the Compliance Committee until October 2007. The Compliance Committee is responsible for overseeing our corporate compliance program and reviewing our programs in the areas of ethical conduct, environmental protection, health and safety, human resources and government affairs. Additionally, the Compliance Committee monitors political, social and environmental trends and public policy issues that may affect our business or public image, and reviews our political and charitable activities.

Our compliance program is designed to promote ethical business conduct and ensure compliance with applicable laws and regulations. We have codes of conduct for our officers, staff and suppliers that delineate standards for ethical business conduct and legal and regulatory compliance as well as a business conduct hotline through which anonymous reports of misconduct can be made to our Chief Compliance Officer. Our Chief Compliance Officer, who reports to the Compliance Committee, oversees the ongoing operations of the compliance program. The key objectives of our compliance program operations include providing ongoing compliance training and education, auditing and monitoring of compliance risks, maintaining and promoting the business conduct hotline, conducting investigations, responding appropriately to any compliance violations and taking appropriate steps to detect and prevent recurrence.

Executive Committee

The Executive Committee met once in 2007. Mr. Sharer serves as Chairman and Messrs. Biondi, Choate, Gluck, Herringer and Schaeffer currently serve as members of the Executive Committee. Messrs. Gluck and Herringer joined the Executive Committee in October 2007. The Executive Committee has all the powers and authority of the Board in the management of our business and affairs, except with respect to certain enumerated matters including Board composition and compensation, changes to our Restated Certificate of Incorporation, as amended, or any other matter expressly prohibited by law or our Restated Certificate of Incorporation, as amended.

Communication with the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company employees or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the Chairman of the Governance Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 annual meeting proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Compensation and Management Development Committee

of the

Board of Directors

Frederick W. Gluck, Chairman

Jerry D. Choate

Frank C. Herringer

J. Paul Reason

Leonard D. Schaeffer

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Choate, Gluck, Herringer, Adm. Reason and Mr. Schaeffer. None of these individuals has ever served as an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company has served as a director or member of the Compensation Committee of another entity at which an executive officer of such entity is also a director of the Company. Mr. Choate’s daughter, Amy Choate, was employed by us as a human resources manager until January 16, 2007. Her 2007 compensation (salary, bonus, vacation benefits and equity-based compensation expense recognized for financial reporting purposes under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”) was less than the threshold amount that would require disclosure as a related party transaction.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and in our periodic reports on Form 10-Q and Form 8-K.

(1)	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation, strategy, policies, programs and practices for executive officers identified in the “Summary Compensation Table,” or our Named Executive Officers. Our Named Executive Officers consist of our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, the three next most highly paid executive officers of the Company and two additional individuals who were not serving as an executive officer at the end of Fiscal 2007, but for whom disclosure would have been required, as determined under the rules of the Securities and Exchange Commission, or SEC.

Executive Summary

Executive Compensation Objectives

Our compensation programs have been designed with the following objectives and we believe that our executive compensation program should:

•

Pay-for-performance in a manner that aligns with stockholder interests by rewarding and encouraging Company performance on both a short- and long-term basis. Other than our base salary program, all of our executive cash and stock compensation programs for 2007 are directly dependent upon the achievement of our performance goals, growth in the price of our stock, or both. Conversely, we do not offer programs such as defined benefit pension plans or traditional executive supplemental pension plans that deliver large amounts of compensation without a performance requirement, or with no direct link to the creation of stockholder value; and

•

Attract, motivate and retain the highest level of executive talent by paying them competitively, consistent with their roles and responsibilities, the success of the Company, and their contributions to this success. In order to attract and retain executive talent with proven skills and experience, we believe that our compensation programs must be competitive and compare favorably with those offered by other companies with which we compete for a limited pool of executive talent; and

•

Consider all Amgen staff members by taking into account their compensation treatment in the design of our executive compensation program so that we have a comprehensive and thoughtful approach to rewarding all employees who contribute to our success.

The Elements of Our Executive Officer Compensation Program

The three main elements of our Named Executive Officers’ total direct compensation are base salaries, annual cash incentive awards and long-term equity incentives:

•	Base salaries provide our executive officers with a degree of financial certainty and stability and also reward individual achievements and contributions.

•

Annual performance incentive awards motivate our executives to meet or exceed our Company performance goals. Annual cash incentive awards to our Named Executive Officers generally are made under the Executive Incentive Plan, or EIP, and are relative to the Company’s Global Management Incentive Plan, or GMIP, which is based on the achievement of the Company performance goals. Every staff member worldwide is eligible to earn an annual cash incentive award relative to the same set of Company performance goals used by the Compensation and Management Development Committee (Compensation Committee or the Committee) to reward performance of our Named Executive Officers.

•

For the Named Executive Officers, long-term incentive equity awards consist of performance units, stock options, and, beginning in 2008, restricted stock units. Nearly every staff member receives an annual long-term incentive equity grant, managed within an overall annual equity budget that uses less than 1% of our outstanding shares, to provide long-term incentives that align the interests of our employees across the entire Company with our stockholder interests. The Long Term Incentive (LTI) program is designed so that annual equity awards for staff members at lower job levels are granted in a form with the least risk (time-based restricted stock units) but still in alignment with our stockholder interests, while annual equity awards for the Named Executive Officers and other executives generally involve greater risk (the greatest proportion of value is in the form of performance units and stock options).

To achieve our objectives, the Compensation Committee has designed our executive compensation program structure so that total direct compensation is earned largely based on attaining pre-established goals, outperforming our competitors and/or stock price appreciation. Our compensation program also includes a Company-wide structure whereby the range of compensation that can be awarded to an employee in a given year, including any Named Executive Officer, is based upon the employee’s grade level.

Our LTI program, in particular, is sized and structured so that a significant portion of total direct compensation is delivered in the form of equity (performance units, stock options and, beginning in 2008, restricted stock units), rather than cash, to create incentives for long-term performance and to promote alignment with stockholder interests over the relevant periods. In structuring compensation, we strive to balance being competitive in the market for superior talent while emphasizing forms of compensation that are better aligned with stock performance and, as a result, stockholder interests.

The charts below are representative of the overall pay mix for 2007 for our CEO and our Named Executive Officers. Consistent with our objective to pay-for-performance and to align total direct compensation paid to the Named Executive Officers with stockholder interests, the Committee sets total compensation(1) to ensure that more than half of annual compensation is delivered in the form of long-term incentive equity awards, rather than cash, and is designed to reward longer-term performance, as opposed to annual performance.

(1)	Calculated using (i) the amounts shown in the “Salary,” “Non-Equity Incentive Plan Compensation,” “Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” columns of the “Summary Compensation Table,” and (ii) the amounts in the “Grant Date Fair Value of Stock and Option Awards” column in the “Grants of Plan-Based Awards Table.” Note that the “Average of Other Named Executive Officers” chart does not include amounts related to Mr. Nanula and Dr. Fenton given their termination of employment in or at the end of Fiscal 2007.

Fiscal 2007 and Early Fiscal 2008

2007 was defined by a number of key developments. Late in 2006 and throughout 2007, adverse safety results were observed in various studies involving erythropoiesis-stimulating agent (ESA) products that were performed by the Company and by others (including the Company’s licensees or independent investigators) that culminated in significant regulatory and reimbursement developments affecting the class of ESA products, including the Company’s marketed ESA products Aranesp® and EPOGEN®. These regulatory and reimbursement changes resulted in an unexpected large reduction in 2007 revenues for the Company’s marketed ESA products, in particular, Aranesp® sales in the U.S. supportive cancer care segment. These regulatory and reimbursement changes to ESA products, in particular Aranesp®, and their impact on the Company’s operations, caused the Company to restructure its worldwide operations and adapt to a new environment.

Despite these significant challenges, the Company was encouraged by certain notable accomplishments in 2007 and early 2008:

•

The Company successfully defended its intellectual property with the October 23, 2007 jury verdict in the U.S. Federal District Court in Boston and the Court’s rulings whereby F. Hoffman-La Roche Ltd. was found to infringe a total of ten claims from four of the Company’s erythropoietin (EPO) patents;

•	The Company’s early-stage pipeline achieved significant expansion and its late-stage clinical programs, including denosumab, continued to progress;

•

The Company entered into partnering agreements, including a collaboration and license agreement, with Daiichi Sankyo Company Limited in July 2007, which provided it the exclusive rights to develop and commercialize denosumab in Japan in postmenopausal osteoporosis and oncology with the potential for additional indications and in February 2008 the Company entered into a license agreement with Takeda Pharmaceutical Company Limited, which provided it the exclusive rights to develop and commercialize for the Japanese market up to 13 early- to mid-stage molecules from the Company’s pipeline across a range of therapeutic areas, including oncology and inflammation; and

•

In July 2007, the Company acquired Alantos Pharmaceuticals Holding, Inc., which was a privately held company that specialized in the development of drugs for the treatment of diabetes and inflammatory diseases, and Ilypsa, Inc., which was a privately held company that specialized in the development of non-absorbed drugs for renal disorders.

Compensation and Management Development Committee Deliberations and Actions in Fiscal 2007 and Early Fiscal 2008

The significant regulatory and reimbursement developments negatively affecting the use and sales of the Company’s marketed ESA products, Aranesp® and EPOGEN®, and management’s response to these challenges, were carefully considered by the Compensation Committee in its review of Fiscal 2007 executive compensation and its setting of 2008 compensation. To assist the Committee in its efforts, the Compensation Committee sought advice from Frederic W. Cook and Co., Inc. (Frederic Cook, or the consultant), an independent outside compensation consulting firm, throughout 2007.

In March 2007, the Committee conducted its annual review of executive compensation during the time that the ESA issues were beginning to unfold. The Committee approved increases, generally ranging between 2% to 3%, to the base salaries of the Named Executive Officers based upon a comparison of base salaries to the peer group data with consideration to the performance, experience and other qualifications of each person remaining in the same position with the Company. Mr. Bradway and Dr. Bonanni became Named Executive Officers in April and October 2007 (retroactive to August 2007), respectively, and received increases to their base salaries of approximately 70% and 17%, respectively, because of their promotions and increased responsibilities at the time of their promotions. Also in March 2007, the Committee reviewed the Company’s 2006 performance as compared to the Company performance goals under our GMIP for Fiscal 2006 (which yielded a composite score of approximately 218%) as the basis by which the Committee exercised its negative discretion in determining the actual annual cash incentive awards paid under the EIP. The Company far exceeded its performance goals for 2006, and these results informed the Compensation Committee’s exercise of negative discretion for the 2006 EIP annual cash incentive awards and resulted in awards that were significantly above target. The Committee also set Company performance goals, participants and target awards for the 2007 annual cash incentive award programs (GMIP and EIP). These Company performance goals were discussed and approved at the Committee’s March 2007 meeting and were unchanged throughout the year, even as the ESA issues developed. The payouts under the 2007 annual cash incentive programs, as discussed below, were determined by comparing the Company’s 2007 performance with the ESA challenges against these original 2007 Company performance goals.

The Committee felt it proper to set objectives in March 2007 for the annual cash incentive programs to focus the Company on the achievement of near-term operating results. However, with the Company facing substantial uncertainty with respect to its ESA products in advance of the May 10, 2007 Oncologic Drugs Advisory Committee (ODAC) meeting discussing the safety/efficacy profile of ESA use in oncology, it determined that a delay in the start of the 2007-2009 performance period of the Performance Award Program until July 1, 2007 was appropriate to gain a better understanding of the challenges facing the Company’s ESA products before setting multi-year revenue and adjusted earnings per share (EPS) growth goals for the program. The Committee also approved the annual stock option grants (the other LTI grant type that is typically granted in April) at the March meeting as these were not dependent on multi-year financial goals.

Subsequently, in early March 2007, the U.S. Food and Drug Administration, or FDA, approved updated safety information for the class of ESAs (including Aranesp® and EPOGEN®) including a boxed warning in the prescribing information. Also in March 2007, shortly after the label changes for all ESAs, the Centers for Medicare and Medicaid Services (CMS) announced that the agency had begun reviewing all Medicare policies related to the administration of ESAs in non-renal disease application as part of a national coverage analysis (NCA), which is generally CMS’ first step towards developing a New Coverage Decision (NCD) for reimbursement under Medicare.

In April 2007, our Chief Financial Officer, or CFO, resigned and the Committee approved the promotion of Mr. Bradway to that position. Given that Mr. Bradway was an internal promotion and had not served as a CFO before, the Committee set his new base salary at a level they deemed appropriate based upon his experience level, his then current base salary and the market data for the position. His target annual cash incentive (which was set under the GMIP due to the timing of his promotion) and his 2007 LTI grant were set at the standard level for an Executive Vice President position.

In May 2007, once the full data set regarding comparator group performance became available, the Committee discussed and reviewed the results of the 2004-2006 performance period under our Performance Award Program. The above-target payouts delivered by the program for the 2004-2006 performance period resulted from a comparison of the Company’s performance against the pre-established formula, with our 19.5% compound annual revenue growth ranking the Company between third and fourth in the 13-company comparator group, and the 27% compound annual adjusted EPS growth calculated in accordance with the terms of the program, also ranking the Company between third and fourth in the 13-company comparator group for the performance period.

In July 2007, after CMS had issued a proposed NCD following a review of data and public comment submitted as part of the NCA, the Committee, having more external data related to the challenges facing the Company’s ESA products, modified the Performance Award Program design for the 2007-2009 performance period and set July 1st as the start for the 2007-2009 performance period. The Committee changed the design of the Performance Award Program for the 2007-2009 performance period grants in two areas. The first of these was to substitute a multi-year Amgen compound annual total stockholder return (TSR) measure in the place of the comparative (to certain of our competitors) financial performance measures used in past performance periods. The TSR design requires that payouts be reduced in the event of a below-target TSR performance, while, previously, payouts could only be increased based on the Company’s comparative financial performance. The second area changed was from a performance units concept with a fixed unit value based on the stock price at the time of grant, to a performance units concept with each performance unit equaling one share of Amgen stock. Both changes were made to better align this program with stockholder interests to ensure that the creation of significant stockholder value would be rewarded under the Performance Award Program and that stock price growth shortfalls would be penalized. At the end of July 2007, CMS issued its Decision Memorandum, which was substantially altered from the proposed NCD determining, among other things, that ESA treatment was not reasonable and necessary for a number of clinical conditions that had been previously covered for reimbursement under Medicare.

In August 2007, primarily as a result of certain of the regulatory and reimbursement developments affecting ESAs, including Aranesp® and EPOGEN®, including those discussed above, and the resulting impact on the Company’s operations, the Company announced a plan to restructure its worldwide operations to improve its cost structure while continuing to make significant research and development investments and build the framework for the Company’s future growth.

In September 2007, the FDA held a joint meeting of the Cardiovascular-Renal Drug Advisory Committee (CRDAC) and the Drug Safety and Risk Management Advisory Committee (DSaRMAC), which evaluated the safety data on ESAs use in renal disease. Subsequently, in September 2007, the Committee finalized performance measures for the 2007-2009 performance period of the Performance Award Program.

In October 2007, at the Compensation Committee’s request, Frederic Cook, the Committee’s independent compensation consultant, provided an independent competitive review of our executive compensation to the Committee. The results of the review are summarized below. Based on this review, the Committee directed that further dialogue occur with both management and the consultant before any actions were taken. This dialogue occurred over the next six weeks, accompanied by further analysis performed by both the consultant and Company staff.

In December 2007, the Committee reviewed and approved a number of compensation and benefit design changes, consistent with the findings of the consultant. These changes are discussed more fully below. The Committee also assessed the alignment of certain of the Company’s executive compensation programs with the performance of the Company and with stockholder interests.

In March 2008, the Committee met to establish compensation levels for the Named Executive Officers, including the CEO. In light of the Company’s challenging year, primarily as a result of ESA related issues and their impact on the Company’s financial and stock performance, the CEO recommended to the Compensation Committee, and the Committee agreed, that, for 2008, no increase to his base salary or the base salaries of the current Named Executive Officers who were in their positions for all of 2007 be granted. This resulted in no base salary increase for Mr. Sharer, Mr. Morrow and Dr. Perlmutter. Mr. Bradway received a salary increase of approximately 7% (to $800,000 annually) to improve his competitive position relative to the peer company market and to recognize his contributions in 2007. Dr. Bonanni received a base salary increase of approximately 15% (to $750,000 annually), based upon the importance of his role to the Company and to recognize his contributions in 2007.

Annual cash incentive awards earned in Fiscal 2007 for Named Executive Officers and certain other senior executives were determined by the Committee under the EIP and GMIP in March 2008. Net income for purposes of the EIP in 2007 (EIP Adjusted Net Income) was calculated at approximately $4 billion.(1) The Company’s performance as compared to the Company performance goals developed for use in the GMIP yielded a composite score of approximately 118% of target performance for 2007. While the GMIP annual revenue growth goal was not met, largely due to the regulatory and reimbursement challenges impacting our ESA products, adjusted earnings per share growth for purposes of the 2007 GMIP (GMIP Adjusted EPS Growth) was near the original target level, partly as a result of the restructuring plan implemented during the year.(2) These results, combined with results achieved for the other GMIP goals, informed the Compensation Committee’s exercise of negative discretion on 2007 annual EIP cash incentive awards.

In light of the Company’s challenging year, primarily as a result of ESA related issues and their impact on the Company’s financial and stock performance, the CEO recommended to the Compensation Committee, and the Compensation Committee agreed, that the Compensation Committee exercise its negative discretion under the EIP, for the CEO and Named Executive Officers who were in their current positions for all of Fiscal 2007 (Mr. Morrow and Dr. Perlmutter), so that the CEO and such Named Executive Officers receive annual cash incentive awards for 2007 that were below both the target award (100%) for the 2007 GMIP and the product of their previously established target annual cash incentive awards multiplied by the GMIP composite score of approximately 118% (the GMIP Calculated Amounts). This resulted in EIP awards that were approximately 40% lower than the GMIP Calculated Amount for Mr. Sharer, and approximately 25% lower than the GMIP Calculated Amounts for Mr. Morrow and Dr. Perlmutter. The resulting 2007 annual cash incentive awards under the EIP were, in the Compensation Committee’s judgment, appropriate given the Company’s 2007 financial and stock performance. For Dr. Bonanni, the CEO recommended, and the Compensation Committee agreed, that given his individual performance after transitioning into his new role, including making significant contributions through the restructuring of the Company’s manufacturing operations, Dr. Bonanni should receive a 2007 annual cash incentive award under the EIP that is approximately 11% greater than his GMIP Calculated Amount. For the remaining eligible Named Executive Officers (Mr. Bradway and Dr. Fenton), the annual cash incentive awards were paid out at their GMIP Calculated Amounts (using the GMIP composite score of approximately 118%). The CEO’s annual cash incentive award under the EIP was 66% lower than that earned for Fiscal 2006, with 58% decreases experienced by the Named Executive Officers who were in their current positions for all of Fiscal 2007. Detailed results for each goal are reported in the “Target Annual Cash Incentive” section later in this analysis.

In March 2008, LTI grants were made consistent with the program changes the Compensation Committee adopted in December 2007, except that the Compensation Committee decided that, for the 2008-2010 performance period of the Performance Award Program, it would eliminate the internal Company financial performance measures from the Performance Award Program, so that all awards earned under the program will be based solely upon Amgen’s compound annual TSR over the 2008-2010 performance period. This change was made due to a continued lack of visibility in setting three-year Company financial goals given the ongoing challenges to the Company’s ESA products, as well as a desire to focus on delivering improved stock performance.

(1)	EIP Adjusted Net Income is based on our 2007 net income determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) less the impact of certain costs and expenses associated with acquisitions of other companies, principally including amortization expense associated with acquired intangible assets and expenses associated with acquired in-process research and development.

(2)	GMIP Adjusted EPS Growth is based on our 2007 and 2006 net income determined in accordance with U.S. GAAP less the impact of the following, as applicable: (i) certain costs and expenses associated with acquisitions of other companies, principally including amortization expense associated with acquired intangible assets and expenses associated with acquired in-process research and development; (ii) stock option expense; (iii) certain costs and expenses associated with the Company’s restructuring plan announced in August 2007; (iv) impairments or write-offs of certain assets; (v) a loss accrual for an ongoing commercial legal proceeding; and (vi) an income tax benefit as a result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service. In addition, weighted average shares used to compute GMIP Adjusted EPS Growth excludes the effects of adopting Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (FAS 123(R)) with respect to stock options.

2007 Executive Compensation Program Review/2008 Executive Compensation Program Changes

The Compensation Committee conducted a full assessment of the competitive positioning of both the Company’s compensation levels (for the CEO and other Named Executive Officers) and its key compensation programs on a periodic basis, supported by Frederic Cook. The most recent assessment was conducted in October 2007. In years where a full assessment is not conducted, Company management provided to the Committee updated market information, proposed performance metrics and proposals for incremental changes to compensation programs.

In October 2007, the Committee noted that the Company’s historic pay delivery had been above-target in the annual cash incentive programs (EIP and GMIP) and the Performance Award Program components of the compensation program, both driven by Company financial and operating performance. However, despite Amgen’s performance, including financial performance between 2000 and 2006, all outstanding annual stock option grants, with the exception of the 2002 annual grant, were underwater, with this performance not having translated into stock price growth rewarding stockholders or our executives. Given these facts, in October 2007, the consultant presented the following major findings and conclusions for the Committee’s consideration:

•

A target annual cash compensation (defined as base salary plus target annual cash incentive expressed as a percentage of annual base salary) for each job level structured around the peer group median for such jobs, as is the Company’s general practice, remains valid given the dual objectives of controlling fixed compensation costs while emphasizing pay-for-performance.

•

For the LTI program, a calculation of the annual overall LTI grant budget to approximately the 75th percentile of the peer group (as compared to the 2005 annual budget calculation to approximately the 50th percentile based on the previous recommendation from the consultant) could be considered, given that the Company offers broad-based LTI participation (all staff members globally are eligible, regardless of level) and has no defined benefit pension plan for any U.S. staff member. The 75th percentile position refers to the total stockholder value transferred annually via the Company’s LTI program to all program participants compared to the same measure at peer group companies. (Note that the number of shares at the 75th percentile position in 2007 was approximately the same number of shares used in 2005, which was calculated at the 50th percentile position, so this did not represent a significant increase in stockholder value transferred as compared to past practice.)

•	The balance of executive pay delivery between rewards for financial and operating performance and rewards for delivering increased stockholder value should be addressed.

•	The annual cash incentive plan with its strong operational goal focus was found to be less concentrated on Company financial performance than is typical within the peer group of companies.

•

Peer companies typically include an element of time-based restricted stock (along with stock options and performance units) in their executive LTI structure, while the Company’s program included only stock options and performance units.

•	Given the Company’s lack of a U.S. defined benefit pension plan, the Company should be very competitive in its treatment of LTI awards at the time of retirement.

As a result of the October 2007 analysis and subsequent deliberations, the Committee decided to make a number of changes to the Company’s compensation program that were intended to improve alignment with stockholder interests, better align pay-for-performance and compete for talent in the marketplace. These changes, implemented in 2008, include the following:

1.	Simplified the GMIP by moving from five performance criteria to two performance criteria, focusing payouts on critical performance measures aligned more heavily with the financial results of the Company. The 2008 performance criteria are as follows:

2007 GMIP Goals	2008 GMIP Goals
Financial (40%)	Financial (60%)
Deliver the Best Pipeline (30%)	Deliver the Best Pipeline (40%)
Compete Successfully (15%)
Ensure Supply/Better Manage Risk (10%)
Develop our People (5%)

2.	Introduced restricted stock units to the LTI mix for executives, including the CEO and the other Named Executive Officers, although as a smaller component of LTI awards, as set forth in the table below:

2007 LTI Mix	2008 LTI Mix
Stock Options (50%)	Stock Options (40%)
Performance Units (50%)	Performance Units (40%)
Restricted Stock Units (20%)

The Committee determined that targeting the 75th percentile of the peer group for the Company’s total LTI budget or pool and moving to a revised LTI mix would better balance the dual objectives of pay-for-performance and retention of key talent over the longer-term.

3.	The Committee decided to keep the basic design elements of the Performance Award Program. As revised in July 2007, performance measures are our compound annual revenue and adjusted EPS growth over a three-year period, with the results modified up or down based upon our compound annual TSR over the performance period. However, as previously noted, the Committee decided to use only a TSR measure for the 2008-2010 performance period of the Performance Award Program due to the continued lack of visibility in setting three-year Company financial measures as a result of ongoing challenges facing the Company’s ESA products, supported by a desire to focus on delivering improved TSR performance. Beginning in 2008, the Committee also lowered the maximum TSR multiplier under the program from 225% to 200% of target in order to better align with market practice (200% is the most prevalent maximum disclosed for comparator company programs).

4.	The Committee established a retirement eligibility standard for LTI program purposes of age 55 with a minimum of 10 years of service or age 65 or older regardless of years of service. The Committee adopted this new standard for the continued vesting of LTI grants, taking into consideration that the Company does not have a defined benefit pension plan (as do a number of the Company’s peer competitors), to provide for a competitive level of retirement benefits that encourages career longevity while also motivating employees, in a Company with a multi-year development cycle, to perform at the highest level up to their retirement because they will benefit from the Company’s future successes to which they contributed during their period of active Company service. Upon retirement, this benefit also allows stock options to be exercised for the shorter of five years or the remaining term of the option.

In summary, both the increased concentration on financial (60%) and research and development pipeline results (40%) in the GMIP and the continued inclusion of compound annual TSR as a measure in the Performance

Award Program are intended to better focus the Company’s executive reward programs on the achievement of results that drive and/or reflect the creation of stockholder value. The introduction of restricted stock units as part of the annual LTI mix for executives and officers and the policy changes with regard to the treatment of LTI awards at retirement are focused primarily on the attraction and retention of the executive talent needed to drive the Company’s long-term success, given that both of these changes are designed to build value over time and provide an incentive to spend a meaningful portion of a full career contributing to the Company’s success.

Key Analytic Tools

The Compensation Committee uses two primary analytic tools in the administration of the Company’s compensation programs—Company (Amgen) Performance Metrics and Peer Company Market Information. Company Performance Metrics are used by the Committee in setting program measures and in determining performance against those measures and the amount of pay that should be delivered as a result. The Committee believes that, given our industry’s long development cycle and focus on innovation, Peer Company Market Information (as contrasted to market information from a broader group of large companies) is the most appropriate standard of measuring competitive pay.

Performance Metrics

Consistent with our objective to pay-for-performance, both the annual cash incentive programs and our Performance Award Program are tied to pre-established Company performance metrics, including those that comprise the Company’s performance goals. The following table shows the performance metrics used under our 2007 annual cash incentive programs and our level of performance with respect to these metrics in 2007:

		Program Name	Performance Metric (Weighting)
Cash	2007 Annual Incentive Programs (measures 2007 annual results)	EIP	• EIP Adjusted Net Income (determines the maximum annual incentive award from which negative discretion is exercised) ¡ EIP Adjusted Net Income of approximately $4 billion.
GMIP

•     Deliver revenue growth (20%) – Target = 10% / Maximum = 15%

Revenue growth of 3.5% / Achieved 0%

•     Deliver GMIP Adjusted EPS Growth (20%) – Target = 10% / Maximum = 16%

GMIP Adjusted EPS Growth of 9.9% / Achieved 19%

•     Deliver the best pipeline (30%)

Achieved 59%

•     Compete successfully (15%)

Achieved 29%

•     Ensure supply and better manage risk (10%)

Achieved 6%

•     Develop our people (5%)

Achieved 5%

The Company’s performance against the 2007 Company performance goals (as shown in the table above) yielded a composite score of approximately 118% under the GMIP, representing a significant decrease from the 2006 GMIP composite score of approximately 218%. The largest single difference from the prior year’s result was a shortfall in revenue growth compared to target levels established in the first quarter of 2007, primarily reflecting the decrease in demand for our ESA products, Aranesp® in particular, principally resulting from the regulatory and reimbursement developments discussed above.

Performance metrics under the 2005-2007 performance period of our Performance Award Program were based on our internal financial performance measured against internal measures for compound annual revenue and adjusted earnings per share growth over the performance period (shown in table below) as well as on our comparative financial performance measured by compound annual revenue and adjusted earnings per share growth compared to a comparator group of other large companies in our industry over the 2005-2007 performance period. Adjusted earnings per share growth for the 2005-2007 performance period (Three-Year Adjusted EPS Growth) was based on our and each of the comparator group companies’ 2007 and base year (2004) net income.(1)

The measure of how we perform compared to the comparator group may result in an increase (but not a decrease) in the number of units earned. The following table shows the internal performance metrics used under our 2005-2007 performance period of the Performance Award Program and our level of performance with respect to these internal metrics:

Performance Metric (Weighting)
Equity Awards	Performance Award Program 2005-2007 Performance Period (growth in internal Company financial performance measures during 2005 through 2007 compared to a 2004 base year)

•     Compound annual three-year revenue growth (50%) – Target = 7%

¡      Achieved compound annual three-year revenue growth of 11.9%

•     Compound annual Three-Year Adjusted EPS Growth (50%) – Target = 10%

¡      Achieved compound annual Three-Year Adjusted EPS Growth of 14.7%

The number of 2005-2007 performance units earned is estimated to be approximately 145% of the units granted. The above-target estimates for the 2005-2007 performance period were determined by comparing the Company’s performance against the previously approved formula; with the Company’s 11.9% compound annual revenue growth ranking the Company between an estimated second and third position in the 13-company comparator group, and the 14.7% compound annual Three-Year Adjusted EPS Growth ranking the Company between an estimated seventh and eighth position in the 13-company comparator group for the performance period.

(1)	Three-Year Adjusted EPS Growth is based on net income as determined in accordance with U.S. GAAP less the impact of the following: (i) certain costs and expenses associated with acquisitions of other companies; (ii) changes in accounting principles; (iii) extraordinary items; and (iv) income or loss associated with discontinued operations.

The following table shows the performance measures for the 2007-2009 performance period of our Performance Award Program:

Performance Metric (Weighting)
Equity Awards	Performance Award Program 2007-2009 Performance Period (growth in internal Company financial performance measures during 2007 through 2009 compared to a 2006 base year and TSR over the performance period)

•      Compound annual three-year revenue growth (50%)

•      Compound annual three-year adjusted EPS growth (50%)

•      Revenue and adjusted EPS results multiplied by Amgen Total Stockholder Return (TSR) results over the performance period, with a minimum multiplier of 50% if compound annual TSR is a threshold percentage or less, a target multiplier of 100% if compound annual TSR equals the target percentage and a maximum multiplier of 225% if compound annual TSR equals or exceeds the maximum percentage

The Company believes that disclosing the various values for revenue and adjusted EPS performance and TSR percentages prior to the completion of the performance period would result in competitive harm to the Company. More details regarding the measures and objectives can be found in the “Annual Cash Incentive Awards” and “Long-Term Incentives” sections that follow in this analysis.

Peer Company Market Information

The Compensation Committee compares the Company’s pay levels and programs to those of the Company’s competitors for executive talent and uses this comparative data as a guide in its review and determination of compensation. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. For each Named Executive Officer, the Committee reviews the compensation levels and practices of Peer Company Market Information, discussed more fully below.

Compensation and Management Development Committee

The Compensation Committee is comprised solely of independent directors and reports to the Board of Directors. Under its charter, pursuant to the powers delegated by the Board, the Committee has the sole authority to determine and approve compensation packages for our CEO and each of the other Named Executive Officers. In exercising this authority, the Committee evaluates the performance of the CEO within the context of the overall performance of the Company. This evaluation is based in part on their review of an assessment done by the CEO, considered in conjunction with independent information provided to the Compensation Committee by the Senior Vice President, Human Resources. This information includes a summary of the Company’s performance compared to annual measures, a listing of accomplishments in addition to the areas covered by these measures, a listing and analysis of challenges or issues encountered during the year and feedback regarding the CEO’s performance from his direct reports, resulting from the Senior Vice President, Human Resources’ interviews of such direct reports. The Compensation Committee also reviews and discusses the CEO’s assessment of the performance of our other Named Executive Officers.

The Committee also oversees the Company’s benefit and incentive plans and reviews and approves all broad-based and executive programs in which Named Executive Officers participate.

Compensation Committee Consultants

The Compensation Committee has the authority to retain the services of outside consultants to assist it in performing its responsibilities. The Committee has periodically engaged Frederic Cook, beginning in 2004, to provide compensation advice to the Committee. Frederic Cook provides data on the compensation and relative performance of peer companies, makes presentations on matters affecting compensation, provides opinions on the degree to which the Company’s compensation arrangements are consistent with market practices and Company objectives, and consults on other compensation matters as needed and, if applicable, recommends compensation program designs. Additionally, a representative from Frederic Cook attends regular Committee meetings and meets in executive session at the request of the Committee. Other than the services directed by the Compensation Committee related to executive compensation, Frederic Cook provides services to the Governance and Nominating Committee related to director compensation at their request, although no such services were performed in Fiscal 2007. The Company purchases proprietary survey data from Frederic Cook on a periodic basis, but does not engage Frederic Cook in the provision of any services to the Company. The Committee, as in past years, directed the nature of the communications and interchange of data between the consultant and our staff members.

In October 2007, Frederic Cook was charged by the Committee to perform a comprehensive review of the Company’s executive compensation program as a follow-up to a similar review performed in late 2004. In performing this review, Frederic Cook used data provided by our staff members in addition to its own data, and reviewed the data and discussed the resulting recommendations with management and the Compensation Committee.

Management’s Role in Establishing Compensation

The Company’s CEO, with the assistance of the Senior Vice President, Human Resources, conducts performance reviews for each Named Executive Officer, other than the CEO. The CEO engages in discussions with the Compensation Committee with respect to each component of Named Executive Officer compensation, including recommendations with respect to the target levels and payout amounts for annual cash incentive awards, with the Senior Vice President, Human Resources and the Vice President, Human Resources responsible for Compensation and Benefits also present to answer any questions that may arise. No executive officer has any role in approving his or her own compensation and the CEO leaves the portion of the meeting at which the Compensation Committee considers his compensation. The CEO and the Senior Vice President, Human Resources, routinely attend the meetings of the Committee, as do the Vice President, Human Resources responsible for Compensation and Benefits, and the Assistant Secretary and Associate General Counsel assigned to the Committee. Other members of the Company’s management may attend Committee meetings for the purpose of making presentations at the invitation of the Committee. The Committee routinely meets in executive session, inviting members of the Company’s management into such sessions at their discretion.

Peer Company Market Information

The Committee compares the Company’s pay levels and programs to those of the Company’s competitors for executive talent and uses this comparative data as a reference in its review and determination of compensation. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. For each Named Executive Officer, the Compensation Committee reviews the compensation levels and practices of a peer group consisting of biotechnology and pharmaceutical companies. The Committee has approved this peer group based upon the assessment of a number of relevant financial and performance metrics. These metrics include revenue, net income, market capitalization and employee count.

The Compensation Committee used the following peer companies in the evaluation of March 2007 cash and equity compensation and again in Frederic Cook’s extensive review in October 2007 for the CEO and other Named Executive Officers. In general, the Compensation Committee believes that this list of companies reflects our primary competitors for executive talent:

Peer Group Companies

Name	Revenue(1) ($ billions)	Net Income(1) ($ billions)	Market Capitalization(2) ($ billions)	Employee Count(1)
Abbott Laboratories	22.5	1.7	85.5	66,700
AstraZeneca PLC	26.5	6.1	82.0	66,600
Biogen-Idec Inc.(3)	2.7	0.2	16.6	3,800
Bristol-Myers Squibb Co.	17.9	1.6	51.8	43,000
Eli Lilly and Co.	15.7	2.7	59.0	41,500
Genentech, Inc.(3)	9.3	2.1	85.5	10,500
GlaxoSmithKline plc	43.0	10.2	151.8	102,700
Johnson & Johnson	53.3	11.1	191.4	122,200
Merck & Co., Inc.	22.6	4.4	94.7	60,000
Novartis AG	36.0	7.2	156.8	100,700
Pfizer Inc.	48.4	19.3	186.8	98,000
Roche Group	33.6	7.3	154.3	74,400
Sanofi-Aventis	37.5	5.6	125.3	100,300
Schering-Plough Corp.	10.6	1.1	35.0	33,500
Wyeth	20.4	4.2	68.6	50,100

(1)	Reflects data for Fiscal 2006 from filings with the U.S. Securities and Exchange Commission (SEC), except for the Roche Group which was obtained from their annual report as disclosed on their website. Revenue and net income for GlaxoSmithKline plc, Roche Group and Sanofi-Aventis were converted into U.S. dollars using the average exchange rate for Fiscal 2006 disclosed in their SEC filings or on their website, as applicable.

(2)	Reflects market capitalization on the last trading day of 2006 as provided by Bloomberg L.P.

(3)	Not included in 2007 Towers Perrin Pharmaceutical Human Resources Association (PHRA) Executive Compensation Survey. Compensation information was obtained from filings with the Securities and Exchange Commission.

As compared to the peer group companies for Fiscal 2006, Amgen’s annual revenues were in the first (lowest) quartile, net income was in the second quartile, market capitalization was in the second quartile and employee count was in the first quartile. In order to determine pay levels for comparable positions at our peer group companies, we gather information about executive compensation and practices using publicly available information as well as published compensation surveys in 2007. Our primary data sources for evaluating CEO and other Named Executive Officer compensation in 2007 against the peer group companies were the Towers Perrin PHRA Executive Compensation Survey and the available proxy data from filings with the Securities and Exchange Commission for the peer group companies listed above as compiled and provided to the Company by Equilar. We gathered available information for all elements of direct compensation, including base salary, bonuses and long-term incentives. Not every peer group company reports information for executive positions that are similar to ours.

CEO Compensation as Compared to Other Named Executive Officers

Although our CEO’s compensation is higher than the other Named Executive Officers, the Company’s compensation policies and decisions are made on substantially the same basis for all of the Named Executive Officers and the Committee did not materially differ in its application to any of the Named Executive Officers, including the CEO, other than with respect to special increases in connection with promotions. However, in light of the Company’s challenging year, primarily as a result of ESA related issues and their impact on the

Company’s financial and stock performance, the CEO recommended to the Compensation Committee, and the Compensation Committee agreed, that the Compensation Committee exercise its negative discretion under the EIP, for the CEO and Named Executive Officers who were in their current positions for all of Fiscal 2007 so that the CEO and such Named Executive Officers would receive EIP awards for 2007 that were below both the target award (100%) for the 2007 GMIP and the product of their previously established target annual cash incentive awards multiplied by the GMIP composite score of approximately 118% (GMIP Calculated Amounts). Further, the CEO also recommended to the Compensation Committee, and the Compensation Committee agreed, that for himself and the other Named Executive Officers who were in their current positions for all of Fiscal 2007 receive no base salary increases for 2008. In 2007, the CEO received long-term performance compensation in the form of performance units and stock options, as is the case with other Named Executive Officers. The CEO’s total direct compensation is, however, more heavily weighted towards long-term incentive compensation, rather than annual cash compensation, as compared to the compensation mix of the other Named Executive Officers, in order to align the CEO’s compensation with long-term Company performance given his ultimate responsibility for such performance. This is also consistent with market practice, as measured at our peer group companies, which compensate CEOs at a higher level than other executive officers, and more heavily weights the compensation of CEOs on long-term compensation. The Committee believes that this practice, as reflected in their compensation decisions with regard to the Company’s CEO, is appropriate. Based on an October 2007 market assessment, which is based on the 2007 PHRA Executive Compensation Survey, together with 2006 proxy data from filings with the Securities and Exchange Commission, as available, the CEO’s target annual cash compensation (base salary plus target annual cash incentive award) was below the peer group median by 4%, while the other Named Executive Officers were below the peer group company median by 11% on average, as available. The CEO’s LTI equity grant value (using the grant date fair values) for 2007 was below the peer group company median by 10%, in large part, because the Company had not increased the size of the 2007 LTI equity grants with respect to the decline in the Company’s stock price. The other Named Executive Officers were 12% higher than the peer group median on average, as available. The pay mix of our CEO closely follows the average compensation mix of our peer group companies.

Target Annual Cash Compensation

Target Annual Cash Compensation is the sum of the executive officer’s base salary and target annual cash incentive award as of the end of Fiscal 2007 and is typically set in March of each year unless an executive officer is subsequently promoted to a higher level position. The Committee compares Target Annual Cash Compensation for each Named Executive Officer to the most recent peer group market data for comparable positions available at that time, in this case the 2006 PHRA Executive Compensation Survey. Based on 2007 base salary increases (including subsequent promotions for Mr. Bradway and Dr. Bonanni) and 2007 Annual Cash Incentive Awards for target performance for each Named Executive Officer, the Target Annual Cash Compensation for each Named Executive Officer was as follows:

Named Executive Officer	2007 Amgen Target Annual Cash ($)	Peer Group Median Target Annual Cash ($)(1)		Difference vs. Peer Group Median Over/(Under) (%)
Kevin W. Sharer	3,720,000	3,740,000		(1)%
Robert A. Bradway	1,275,000	1,472,060		(13)%
Roger M. Perlmutter	1,589,000	1,509,600		5%
George J. Morrow	1,685,250	n/a	(2)	n/a (2)
Fabrizio Bonanni	1,105,000	n/a	(2)	n/a (2)
Richard D. Nanula(3)	1,433,950	1,472,060		(3)%
Dennis M. Fenton	1,497,700	n/a	(2)	n/a (2)

(1)	Reflects data from the 2006 PHRA Executive Compensation Survey which was available to the Compensation Committee at the time the Committee set 2007 Target Annual Cash Compensation for the CEO and the other Named Executive Officers.

(2)	No comparable job included in the 2006 PHRA Executive Compensation Survey.

(3)	Mr. Nanula resigned from the Executive Vice President and CFO position effective April 10, 2007, but continued working at the Company until July 2007. The “2007 Amgen Target Annual Cash” column above reflects Mr. Nanula’s 2007 base salary and targeted annual cash incentive award prior to his departure in July 2007.

In general, the practice of the Committee for 2007 was to manage the Target Annual Cash Compensation for each Named Executive Officer around the peer group median. As previously referenced, Mr. Bradway’s and Dr. Bonanni’s Target Annual Cash Compensation reflected their recent assumption of the Executive Vice President and CFO and Executive Vice President, Operations positions, respectively.

While the Committee makes separate base pay and annual cash incentive award target decisions for each Named Executive Officer based upon criteria described herein, its practice is to review the resulting combination of the decisions (Target Annual Cash Compensation) as a key metric for comparing short-term compensation to the peer group. In general, they have set the base salary for a person who remains in the same position with the Company within the salary range for that grade level (based on a number of factors described below) in combination with the standard annual cash incentive award target for the job level at the peer group company median. In the case of Mr. Sharer, the Committee has tended to set his base salary closer to the 25th percentile of the peer group, with an annual cash incentive award target set closer to the 75th percentile, the results of which have yielded a Target Annual Cash Compensation result that approximates the peer group median. This was done to further tie the pay of the CEO to the performance results of the Company.

Compensation Program Structure—Grade Levels

The range of compensation that can be awarded (the award opportunity) to an employee in a given year, including to any Named Executive Officer, is based upon the employee’s grade level. Grade levels are determined based upon market data on the compensation of similarly situated executives of our peer group companies (as described above under “—Peer Company Market Information”), internal equity (including the executive’s accountability and impact on Company operations) and the individual’s experience and level of responsibility. The base salary for an employee, including Named Executive Officers, is managed within a range of base salaries set for that employee’s grade level. In addition, each grade level is also assigned a target annual cash incentive award opportunity and long-term incentive award amount.

In 2006, the Company revised its job level structure to consist of 12 grade levels, which was used to determine 2007 compensation for all of our employees, including our Named Executive Officers. The CEO position occupies level 12, with Executive Vice President positions occupying level 11. In determining an individual’s compensation within the range of base salaries provided at his or her grade level, the Compensation Committee compares the Company’s pay levels and programs to those of the Company’s competitors for executive talent and uses competitive peer group data as a guide in its review and determination of compensation. Our approach is to consider competitive peer group compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles.

Base Salaries

Base salaries for the Named Executive Officers are managed within the salary range for their grade level, although no formal salary range is set for the CEO. In addition, the Committee reviews the available base salary market data for each Named Executive Officer position, which typically includes the 25th, 50th and 75th percentile data on base salaries for comparable positions at the peer group companies. The CEO evaluates the performance of each of his direct reports and engages in a discussion with respect to the performance of each Named Executive Officer with the Compensation Committee. The Compensation Committee then uses the CEO’s evaluation of each of the other Named Executive Officer’s performance (and the Senior Vice President, Human Resources’ report on the CEO’s performance based on his interviews of the other Named Executive Officers for the CEO) and information with respect to each Named Executive Officer’s experience and other qualifications in determining each of the Named Executive Officer’s base salary. Executive officers have no expectation or guarantee of a base salary increase based on a pre-determined percentage or otherwise and no pre-established formulaic base salary increases are granted.

The base salary paid to each of the Named Executive Officers for Fiscal 2007 is shown in the “Summary Compensation Table.” The base salary adjustments approved and implemented in March 2007 are shown in the table below:

Named Executive Officer	2006 Base Salary ($)	2007 Base Salary Range ($)	2007 Base Salary ($)	Percentage Increase (%)
Kevin W. Sharer	1,500,000	n/a	1,550,000	3.3
Robert A. Bradway(1)	440,000	565,000 – 1,244,300	750,000	70.5
Roger M. Perlmutter	890,000	565,000 – 1,244,300	908,000	2.0
George J. Morrow	935,000	565,000 – 1,244,300	963,000	3.0
Fabrizio Bonanni(2)	556,500	565,000 – 1,244,300	650,000	16.8
Richard D. Nanula(3)	819,000	565,000 – 1,244,300	843,500	3.0
Dennis M. Fenton	855,000	565,000 – 1,244,300	881,000	3.0

(1)	Mr. Bradway’s 2007 base salary and the percentage increase includes both his March 2007 annual increase and a promotional increase approved by the Committee on April 10, 2007, when he was appointed to the Executive Vice President and Chief Financial Officer position.

(2)	Dr. Bonanni’s 2007 base salary and the percentage increase includes both his March 2007 annual increase and a promotional increase approved by the Committee on October 2, 2007 (retroactive to August 6, 2007), when he was appointed to the Executive Vice President, Operations position.

(3)	Mr. Nanula resigned from the Executive Vice President and Chief Financial Officer position effective April 10, 2007, but continued working at the Company until July 2007.

Of the Named Executive Officers shown in the table above, only Mr. Bradway’s and Dr. Bonanni’s base salary was increased in a manner that was materially different than the others due to Mr. Bradway’s promotion to the position of Executive Vice President and CFO and Dr. Bonanni’s promotion to the position of Executive Vice President, Operations. In setting Mr. Bradway’s base salary, the Committee took into account his experience level, his then-current base salary and the peer group market data for the position. The Committee concluded that providing a very significant salary increase while at the same time positioning his initial base salary as Executive Vice President and Chief Financial Officer within the first (lowest) quartile of the peer group market data was appropriate given that this was his initial appointment to such a position. In setting Dr. Bonanni’s base salary, the Committee took into account his experience level, his then-current base salary and his increase in responsibilities to the level of an Executive Vice President. Both Mr. Bradway and Dr. Bonanni had their annual cash incentive award targets set at the standard level (70%) for an Executive Vice President, resulting in the Target Annual Cash Compensation level that the Committee deemed appropriate for their entry point into the Executive Vice President level.

Annual Cash Incentive Awards

Annual cash incentive awards to our Named Executive Officers generally are made under the EIP. The EIP formula generates a maximum award for each participant. The Committee’s practice has been to exercise negative discretion from the calculated EIP maximum awards relative to the attainment of the same Company performance goals and award targets applicable to participants in the Company’s GMIP. Both the EIP and GMIP performance measures are determined by the Compensation Committee during the first 90 days of the calendar year.

Annual cash incentive awards are paid in March, after fiscal year-end results are finalized and after the Compensation Committee reviews and approves the Company’s performance relative to the Company performance goals under the GMIP. Given the recent appointment of our Executive Vice President and CFO, his annual cash incentive award was made under our GMIP because he was appointed to the position in Fiscal 2007, after the eligible participants for EIP were established.

For 2007, and consistent with 2006, Mr. Sharer’s target annual cash incentive award was set at 140% of his eligible earnings. For the Executive Vice Presidents, Dr. Perlmutter’s and Mr. Morrow’s target annual cash incentive awards were set at 75% of their eligible earnings, with the other Executive Vice Presidents set at the grade level standard for Executive Vice Presidents of 70%.

Actual awards are based on the EIP formula as a cap and the Company’s performance relative to the Company performance goals under the GMIP, otherwise known as the GMIP performance metrics. For 2007, the Company performance goals and their weightings were:

GMIP Performance Metric (Weighting)
Deliver Financially (40%) – Achieved 19%

•   Deliver revenue growth (20%)

¡   Threshold revenue growth of 5% over 2006

¡   Target revenue growth of 10% over 2006

¡   Maximum revenue growth of 15% over 2006

Revenue Growth of 3.5% / Achieved 0%

•   Deliver GMIP Adjusted EPS Growth (20%)

¡   Threshold EPS growth of 6% over 2006

¡   Target EPS growth of 10% over 2006

¡   Maximum EPS growth of 16% over 2006

GMIP Adjusted EPS Growth of 9.9% / Achieved 19%

Deliver the Best Pipeline (30%) – Achieved 59%

•   Execute key clinical trials (10%)

¡   Achieved milestones on 12 designated key clinical trials

Achieved 16%

•   Advance the next wave of late-stage candidates (5%)

¡   Advanced the next wave of late-stage candidates, by reaching milestones on 16 clinical trials

Achieved 10%

•   Achieve key filings and approvals (5%)

¡   Completed four filings

Achieved 11%

•   Generate new Product Strategy Teams (5%)

¡   Launched 13 new Product Strategy Teams

Achieved 11%

•   License or acquire at least one new clinical candidate (5%)

¡   Acquired Ilypsa and Alantos

Achieved 11%

GMIP Performance Metric (Weighting)
Compete Successfully (15%) – Achieved 29%

•   Tenaciously defend our core franchises (7%)

¡   Prevailed in the Roche litigation

Achieved 16%

•   Enhance and protect Amgen’s reputation (3%)

¡   Met market share targets for key products, excluding Aranesp®

Achieved 2%

•   Shape the legislative and regulatory debate on follow-on biologics (5%)

¡   Defended against automatic substitution of biosimilars in several countries

Achieved 11%

Ensure Supply and Better Manage Risk (10%) – Achieved 6%

•   Ensure supply through execution of capacity expansion projects (5%)

¡   Failed to meet capital expansion project targets due to project cancellations

Achieved 0%

•   Prepare for Phase 2 of Global Enterprise Resource Planning (3%)

¡   Met target milestones in preparation for Global Enterprise Resource Planning launch in North America

Achieved 3%

•   Fully collaborate on international expansion (2%)

¡   Advanced numerous international expansion projects

Achieved 3%

Develop Our People (5%) – Achieved 5%

•   Implement flexible work arrangements (3%)

¡   Implemented flexible work arrangements in key countries

Achieved 3%

•   Continue to focus on developing our staff (2%)

¡   Launched on-line Individual Development Plans and supporting leadership development programs

Achieved 2%

The Company’s performance against the 2007 Company performance goals under the GMIP (as shown in the table above) yielded a composite score of approximately 118%. In accordance with the analysis discussed below, the following actual bonuses were paid to the Named Executive Officers:

Named Executive Officer	Target 2007 Award ($)	Actual 2007 Award ($)	% of Target	% of GMIP Calculated Amount
Kevin W. Sharer	2,156,539	1,530,000	71%	60%
Robert A. Bradway	458,834	545,000	119%	100%
Roger M. Perlmutter	678,404	605,000	89%	75%
George J. Morrow	718,212	640,000	89%	75%
Fabrizio Bonanni	418,019	550,000	132%	111%
Richard D. Nanula	353,243	n/a	n/a	n/a
Dennis M. Fenton	613,200	725,000	118%	100%

In light of the Company’s challenging year, primarily as a result of ESA related issues and their impact on the Company’s financial and stock performance, the CEO recommended to the Compensation Committee, and the Compensation Committee agreed, that the Compensation Committee exercise its negative discretion under the EIP, for the CEO and Named Executive Officers who were in their current positions for all of Fiscal 2007 (Mr. Morrow and Dr. Perlmutter), so that the CEO and such Named Executive Officers receive annual cash incentive awards for 2007 that were below both the target award (100%) for the 2007 GMIP and the product of their previously established target annual cash incentive awards multiplied by the GMIP composite score of approximately 118% (the GMIP Calculated Amounts). This resulted in EIP awards that were approximately 40% lower than the GMIP Calculated Amount for Mr. Sharer, and approximately 25% lower than the GMIP Calculated Amounts for Mr. Morrow and Dr. Perlmutter. These resulting 2007 annual cash incentive awards under the EIP were, in the Compensation Committee’s judgment, appropriate given the Company’s 2007 financial and stock performance. For Dr. Bonanni, the CEO recommended, and the Compensation Committee agreed, that, given his individual performance after transitioning into his new role, including making significant contributions through the restructuring of the Company’s manufacturing operations, Dr. Bonanni should receive a 2007 annual cash incentive award under the EIP that is approximately 11% greater than his GMIP Calculated Amount. For the remaining eligible Named Executive Officers (Mr. Bradway and Dr. Fenton), the annual cash incentive awards under the EIP were paid out at their GMIP Calculated Amounts (using the GMIP composite score of approximately 118%). Mr. Bradway, who participated in the GMIP, instead of the EIP as a result of the timing of his promotion, received an award in alignment with his GMIP Calculated Amount, given his assumption of the position of Executive Vice President and Chief Financial Officer during Fiscal 2007 and his performance in that role. Dr. Fenton received an EIP award in alignment with his GMIP Calculated Amount to recognize both his assistance in transitioning his position to Dr. Bonanni and his outstanding 25 years of service with the Company. Mr. Nanula resigned from his position as Executive Vice President and Chief Financial Officer effective April 10, 2007. He terminated employment with the Company on July 31, 2007 and was not eligible to receive an annual cash incentive award for Fiscal 2007. The CEO’s annual cash incentive award under the EIP was 66% lower than that earned for Fiscal 2006, with 58% decreases experienced by the other Named Executive Officers who were in their current positions for all of Fiscal 2007.

In early 2007, the Company adopted a policy that requires our Board to consider recapturing past bonus payments made to executive officers, including the Named Executive Officers, if it is subsequently determined that the amounts of such bonuses were determined based on financial results that are later restated.

Long-Term Incentive Awards

LTI Awards are granted to our Named Executive Officers and are made pursuant to our stockholder approved Amended and Restated 1991 Equity Plan. The competitive positioning of our LTI Awards is fully evaluated on a less frequent basis than base salary and annual cash incentive awards, because the Committee and its independent compensation consultant, Frederic Cook, believe that trends in the LTI marketplace need to be viewed over periods of several years to be properly understood. In late 2004, Frederic Cook was charged by the Committee to perform a comprehensive review of the Company’s executive compensation programs, including

LTI Awards. Based on this review, the Compensation Committee targeted our annual LTI budget (which covers nearly every employee, including the Named Executive Officers) for 2005 around the median of the peer group companies, using shares equivalent in value to approximately 0.5% of our estimated market capitalization, plus projected outstanding equity grant forfeitures, to calculate an annual stock usage budget.

The Compensation Committee derived our 2006 annual LTI budget by reducing the grant guidelines for every level in the Company’s salary structure by 10-15% to reflect the increase in the stock price from 2005 to 2006 and to take into account the total shares remaining under the Company’s equity award plans. In 2007, the Compensation Committee did not reset the annual LTI stock usage budget as compared to 2005 stock usage (measured in numbers of shares granted) despite the reduction in the Company’s stock price from 2006 to 2007. The Committee believed that it was not appropriate to increase the annual LTI budget for 2007 in light of the ongoing challenges to the Company’s ESA products, the stock price decline experienced by stockholders, the volatility of the Company’s stock price performance given the Company’s business challenges, and considering the total shares remaining available for award under the Company’s equity award plans.

When measured again in late 2007, this approach (at the same 0.5% of estimated market capitalization level) more closely approximated the 75th percentile of the peer group companies. Based in part on the independent compensation consultant’s advice, the Compensation Committee believed that the 75th percentile, as measured in 2007, was appropriate because the Company does not have other forms of long-term wealth creation and retention programs, such as a defined benefit pension plan or Company-provided retiree medical subsidies.

Our LTI plans are designed to promote a performance-based culture and align the interests of our executives with those of our stockholders through equity ownership and to encourage the retention of our executive officers. For the Named Executive Officers, annual LTI grants made in 2007 consisted of performance units and stock options which become exercisable in approximately four equal annual installments.

Equity grant guidelines are then set for each grade level. Target LTI award amounts assigned to a grade level are expressed as stock option equivalents, or “planning shares,” and are ultimately converted to the actual forms of equity awards used. Since 2005 and in Fiscal 2007, the number of planning shares for each Named Executive Officer was divided equally between performance units and stock options. The number of planning shares representing performance units was divided by 2.5 to determine the number of performance units to be granted, and the number of planning shares for stock options was divided by 1.0 to determine the number of stock options to be granted. The larger denominator used in determining the number of performance units granted reflects the higher potential value of the performance units as compared to the stock options. Given the design of each award type, however, there is no guarantee of any payment from grants of performance units or stock options. Based on the October 2007 review performed by Frederic Cook, the ratio of performance units to other equity awards was changed to 1-to-3.5, effective for 2008. Beginning in 2008, the number of planning shares for each Named Executive Officer is divided into 40% performance units (at a 1:3.5 ratio), 40% stock options (at a 1:1 ratio) and 20% time-based restricted stock units (at a 1:3.5 ratio). Time-based restricted stock units were added to the LTI mix for 2008 for the purposes of attraction and retention while maintaining alignment with stockholder interests.

Performance Units

Performance units were added to the LTI program in 2004 to tie equity awards earned more closely to Company performance and to reduce the number of stock options granted annually. Performance units are rights to receive our Common Stock based on performance measures achieved over a performance period, generally three years. The 2004-2006 performance period performance awards were paid out in 2007, the 2005-2007 performance period performance awards will be paid out in 2008 and any awards earned under the 2006-2008 performance period program will be paid out in 2009. The same overall program design was used for the 2004, 2005 and 2006 grants.

As previously referenced, the Committee changed the design of the Performance Award Program for the 2007-2009 performance period grants in two areas. The first of these was to substitute a multi-year Amgen compound annual TSR measure in the place of the comparative (to certain of our competitors) financial performance measures used for past performance periods. The TSR design requires that payouts would be reduced in the event of below-target TSR performance, while, previously, payouts could only be increased based on the Company’s comparative financial performance. The second area changed was from a performance unit concept with a fixed unit value based on the stock price at the time of grant, to a performance unit concept with each performance unit equaling one share of Amgen stock. Both changes were made to better align this program with stockholder interests, ensuring that the creation of significant stockholder value would be rewarded under the program and that stock price growth shortfalls would be penalized.

Performance awards will be paid for the 2005-2007 performance period of the Performance Award Program in May 2008. Members of the performance comparator group for the 2005-2007 performance period of the Performance Award Program were:

• Abbott Laboratories • AstraZeneca PLC • Biogen-Idec Inc. • Bristol-Myers Squibb Co. • Eli Lilly and Co.	• Genentech, Inc. • GlaxoSmithKline plc • Johnson & Johnson • Merck & Co., Inc. • Novartis AG	• Pfizer Inc. • Sanofi-Aventis • Wyeth

As compared to the peer group companies, Schering-Plough was not included in the comparator group for the 2005-2007 performance period of the Performance Award Program because the company was considered to be in a “turn-around” position which the Committee believed was not an appropriate comparator against the Company’s business. The Roche Group (Roche) was also not included in this comparator group given Roche’s large ownership position in Genentech, Inc., a company already included in the performance comparator group and with a business that the Committee believes is more comparable to that of the Company’s.

The target levels and our performance for the 2005-2007 performance period for which awards for Fiscal 2007 will be earned are set forth in the table below:

Period	Target Compound Annual Three-Year Revenue Growth(%)	Actual Compound Annual Three-Year Revenue Growth(%)	Difference(%)	Target Compound Annual Three-Year Adjusted EPS Growth(%)	Actual Compound Annual Three-Year Adjusted EPS Growth(%)	Difference(%)
2005-2007	7%	11.9%	4.9%	10%	14.7%	4.7%

Awards above target can only be earned if the Company is ranked above the sixth company in the 13-company comparator group for one or both of the goals, with the maximum award (225% of target) only possible if we are ranked first among the comparator group for both goals. Current estimates for the 2005-2007 performance period (pending final 2007 comparator company results) rank Amgen between the second and third company in the comparator group based on three-year revenue growth, with a ranking between the seventh and eighth company based on Three-Year Adjusted EPS Growth. Based upon this current estimate and the Company exceeding target levels for both revenue and Three-Year Adjusted EPS Growth, the number of 2005-2007 performance units earned is estimated to be approximately 145% of the units granted. Under our Performance Award Program, the 2005-2007 performance unit awards are considered earned as of December 31, 2007, the end of the performance period, and the amounts of the awards are determined by the Compensation Committee and paid out in the form of shares of our Common Stock (net of shares withheld for taxes) after the end of the performance period. The number of shares to be issued as payment for the performance units awards are calculated by multiplying the number of units earned by the closing price of our Common Stock on the grant date to determine the dollar value of the awards earned. The dollar value earned is divided by the average of the closing prices of our Common Stock for the 30 trading days ending seven trading days before the date on which the Compensation Committee determines the award amount to determine the number of shares each participant will receive. The estimated payout values of the 2005-2007 performance units awards to the Named Executive Officers are shown in the “Outstanding Equity Awards at Fiscal Year End” table. Projected payout values for the 2006-2008 performance units are shown in footnote 4 to the “Outstanding Equity Awards at Fiscal Year End” table. Payout values are based on estimates regarding our projected financial performance and the projected financial performance of companies in the performance comparator group, however the actual amounts of the payouts may differ if our financial results or the financial results of companies in the performance comparator group differ from these projections.

For the 2007-2009 performance period, the Performance Award Program was changed and the performance period did not commence until July 1, 2007. In order to better align awards paid under the Performance Award Program with the returns experienced by stockholders over the performance period, the comparative performance measure (three-year revenue and adjusted EPS growth vs. comparator companies) was eliminated in favor of an Amgen compound annual TSR measure. Awards earned for the 2007-2009 performance period will be determined by compound annual revenue growth, adjusted EPS growth and TSR. Awards up to the target level can be earned if the Company achieves target levels of performance for both the compound annual revenue and adjusted EPS growth (Company financial performance). No award is earned if neither revenue nor adjusted EPS threshold performance levels are achieved. Results achieved based on Company financial performance are then modified based upon Amgen’s compound annual TSR over the performance period. If the level of TSR achieved is less than or equal to the threshold level of compound annual TSR, the TSR multiplier is 50%. If a target compound annual TSR is achieved, the TSR multiplier is 100%. If the level of TSR achieved is greater than or equal to a maximum level of compound annual TSR, the TSR multiplier is 225%. If the level of TSR achieved is between the threshold and target levels or the target and maximum levels, the TSR multiplier is determined by interpolating linearly between the threshold and target or the target and maximum levels, as applicable. The Company believes that disclosing the various measures for revenue and adjusted EPS performance and TSR prior to the completion of the performance period would result in competitive harm to the Company.

As compared to other companies in our peer group, we include many more staff members as a percentage of our population in this program (approximately 640 staff members, including the Named Executive Officers, or 3.2% of worldwide staff members as of July 2007 when the 2007-2009 performance unit grants were approved), based on our belief that this leadership group is collectively accountable for driving our financial results over the long term.

Mr. Sharer’s 2007-2009 performance unit grant represented approximately 5.9% of all performance units we granted in 2007. Messrs. Bradway and Morrow and Drs. Perlmutter and Fenton were granted approximately 2.0% of all performance units we granted in Fiscal 2007. Dr. Bonanni was granted approximately 1.3% of all performance units we granted in Fiscal 2007. Mr. Nanula did not receive a performance unit grant for 2007 because his employment with the Company terminated in July 2007.

Stock Options

The Compensation Committee believes that equity ownership in the Company is an important element in tying compensation to stockholder interest. Stock options are rights to purchase our Common Stock at the closing price of our Common Stock on the date of grant, after the stock options have vested. The Company’s stock options have a seven-year term and generally vest in equal installments over four or five years. Beginning in 2007, our annual grants of stock options and other equity awards are issued on the third business day following the day on which our first fiscal quarter earnings are released. Also, beginning in 2007, other stock option grants during the year (primarily for newly hired employees) are issued on one of four quarterly grant dates, each set on the third business day after the day of public release of our quarterly or annual earnings.

Our Named Executive Officers receive annual grants of stock options as part of their long-term incentive compensation. They may also receive special awards of stock options, restricted stock or restricted stock units on an ad hoc basis as determined by the Compensation Committee for retention, promotional or other purposes. For annual grants of stock options, a vesting period of several years was selected to encourage long-term contributions toward corporate performance and was shortened from five to four years in 2005 to align with the vesting periods for stock options granted to the Company’s other employees. A seven-year option term was selected because it provides a reasonable time frame within which the executive’s contributions to corporate performance can align with our stock appreciation. In addition, as compared with a 10-year option term typical at other companies, a seven-year option term allows us to more effectively manage the number of unexercised options that are outstanding.

Through 2007, annual stock option grants were made to Company officers in the form of incentive stock options (ISOs) to the extent allowable under Internal Revenue Service (IRS) regulations. Beginning in 2008, the Committee has determined that it will no longer grant ISOs to any employee. The Committee made this decision based on the decreasing use of ISOs in the marketplace, the new accounting rules that require the expensing of stock options (with ISOs requiring an expense without an offsetting tax deduction except if the staff member makes a disqualifying disposition as defined by IRS regulations) and the administrative complexity associated with ISOs.

Restricted Stock/Restricted Stock Units

Time-based restricted stock or restricted stock units were occasionally granted to Named Executive Officers through 2007, either as part of a new-hire stock grant, or as a special award typically made to reward outstanding contributions in a manner that encourages retention. Beginning in 2008, we added restricted stock units to the LTI mix to executives and officers, including the Named Executive Officers. The introduction in 2008 of restricted stock units as part (20%) of the annual LTI mix for executives and officers is focused primarily on the attraction and retention of the executive talent needed to drive the Company’s long-term success. While this component of the LTI program will not be performance-based compensation and will, therefore, be subject to the $1 million limit on deductible compensation under Internal Revenue Code Section 162(m), 80% of the annual LTI grant and 100% of the annual cash incentive award payments remain deductible as performance-based compensation.

Total Compensation

In assessing an executive officer’s total compensation(1), for Fiscal 2007 the Compensation Committee reviewed each component of compensation and considered and evaluated the compensation mix and the value of total compensation, including perquisites, in light of the competitive market for executive talent. The Compensation Committee intended for a substantial portion of each executive officer’s compensation to consist of performance-based incentive pay (2) and, as a reflection of that, Fiscal 2007 performance-based incentive compensation averaged approximately 72% of the total compensation for each of our Named Executive Officers, excluding the CEO, Dr. Fenton and Mr. Nanula, and approximately 81% of the total compensation for the CEO.

As described above, this total compensation results in a significant portion of compensation being delivered in the form of long-term incentive equity compensation(3), rather than cash, and is weighted towards rewarding longer-term performance, as opposed to annual performance, to better promote alignment with long-term stockholder returns over the relevant periods.

•	In Fiscal 2007, approximately 69% of our CEO’s total compensation was delivered in the form of long-term incentive equity compensation.

•

For the other Named Executive Officers in Fiscal 2007 (excluding Dr. Fenton and Mr. Nanula), an average of approximately 60% of total compensation was delivered in the form of long-term incentive equity compensation.

(1)	For this purpose, total compensation is composed of the amounts in the “Salary,” “Non-Equity Incentive Plan Compensation,” “Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns of the “Summary Compensation Table” and amounts in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan-Based Awards Table.”

(2)	Performance-based incentive compensation is composed of the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and the amounts in the “Grant Date Fair Value of Stock and Option Awards” column in the “Grants of Plan-Based Awards Table.”

(3)	Long-term incentive equity compensation is composed of the amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan-Based Awards Table.”

Actual total compensation for each Named Executive Officer is determined by the Compensation Committee based on the structure for setting target total direct compensation described above, appropriately adjusted to reflect the performance of the Company over time, as well as the Company’s annual performance (as reflected in the Company performance goals established for GMIP and the target annual cash incentive awards for the Named Executive Officers) and the Company’s long-term performance (as reflected by stock appreciation for stock options and in the multi-year internal and comparative revenue and adjusted earnings per share growth and performance measures established for the Performance Award Program).

Perquisites

Perquisites are intended to be limited at Amgen, however, we believe that offering our Named Executive Officers certain perquisites facilitates the operation of our business, allows Named Executive Officers to better focus their time, attention and capabilities on our business, alleviates safety and security concerns, and assists the Company in recruiting and retaining key executives. We also believe that the perquisites offered to our Named Executive Officers are generally consistent with practices among companies in our peer group, as well as large companies within broader industry segments.

The Named Executive Officers have access to the same high quality facilities and workplace amenities as do all of our staff members, consistent with our commitment to providing a positive work environment. In addition, during Fiscal 2007, the perquisites provided to the Named Executive Officers included personal financial planning and tax preparation services, annual physical examinations and moving and relocation expenses. In addition, certain of our Named Executive Officers have access to the personal use of a Company car and driver and the use of the Company aircraft and may incur personal expenses and expenses in connection with guests accompanying the Named Executive Officers on business travel.

The Named Executive Officers receive an annual allowance of $15,000 for personal financial planning and tax preparation services, in keeping with our interest in having the Named Executive Officers focus the optimal amount of their time, attention and capabilities on our business. The Named Executive Officers were permitted to rollover any unused amounts allocated for personal financial planning and tax preparation services in 2005 and 2006 to be used in Fiscal 2007. The Named Executive Officers also are offered the opportunity to have a comprehensive annual physical examination at our expense, in line with the same Company interests. In addition, in order to recruit talented employees, the Company pays for certain moving and relocation expenses of eligible newly hired employees, including Named Executive Officers.

On certain occasions, the Named Executive Officers have access to the personal use of a Company car and driver, with the objective of assisting them to meet both their personal and business obligations given their challenging business schedules and the often complex accompanying logistics and for security reasons. Mr. Sharer is encouraged to use private aircraft for all of his travel (business and personal) for safety and security reasons. Due to the nature of his role, periodically our CEO (and occasionally a Named Executive Officer other than the CEO) will make personal use of our aircraft, again with the objective of assisting them in meeting both personal and business obligations and for security reasons. Travel by other executives on Company-provided private aircraft must be approved by the CEO and the value of any flight by the executive or any guest that is not for a business purpose will be included in the executive’s wages and taxed accordingly. If more than one executive is traveling on the aircraft for personal use, the travel will be assigned to the highest ranking executive.

It is the Company’s intention to continually assess business needs and evolving practices to ensure that perquisite offerings are competitive and in the best interests of our stockholders. During December 2006, the Company conducted, with Compensation Committee oversight, a thorough review of executive perquisites, taking into account the practices of our peer group companies. Based on its review of this assessment, the Compensation Committee eliminated tax gross-up reimbursements, beginning in 2007, except in connection with reimbursement of moving and relocation expenses.

Retirement Benefits, Savings and Deferred Compensation Plans

The Company’s health, retirement and other benefits programs are typically targeted to align in value with the Company’s peer group companies on a “total company” basis, with no specific comparisons made for benefits provided to the Company’s Named Executive Officers to those of named executive officers at peer group companies. The primary survey used to make this comparison is the Hewitt Benefits Index, last updated as of June 2006. Our 2006 sample from the Hewitt Benefits Index was comprised of fourteen companies and the difference between it and our peer group companies (fifteen companies) is that data for Biogen-Idec Inc. and Roche Group was not available while data for another non-peer group company (Baxter International) was available. This sample from the survey was selected by the Company because it offered an appropriate sample size and it had the greatest representation from our peer group companies. This sample is used by the Company in evaluating the competitive positioning of the Company’s U.S. health, retirement, and other benefit programs that pertain to all U.S. staff members, including Named Executive Officers. It also provides program design and practice information that is most often used in evaluating potential changes to these programs. Sample results are shared with the Compensation Committee for their use in the oversight of these programs. It is thought, however, by the Company, the Committee, and its consultant, that the presence of defined benefit pension plans and executive supplemental retirement plans at peer group companies provide such companies a competitive advantage in these categories at the CEO and Named Executive Officer levels.

We believe that our retirement benefits serve an important role in the retention of our Named Executive Officers. Each of our retirement benefit plans has been designed to be effective in competing within our peer group. The Compensation Committee regularly evaluates the competitiveness and cost of our plans to ensure that they are consistent with current market practices.

Nonqualified Deferred Compensation Plan

The Company offers a Nonqualified Deferred Compensation Plan to all U.S.- and Puerto Rico-based staff members at job level 7 and above (approximately 1,660 staff members, including the Named Executive Officers, or 11% of our U.S.- and Puerto Rico-based staff members as of December 31, 2007). The Nonqualified Deferred Compensation Plan allows eligible staff members to save in a tax-advantaged manner for retirement, up to maximum amounts typical at peer group companies. For 2007, eligible employees could defer up to 50% of his or her annual base salary, up to 80% of annual cash incentive awards earned and up to 80% of sales commissions, if applicable. The minimum amount that may be deferred for any plan year is $5,000. The Company makes no matching or other standard contributions to this plan on a regular basis, although the Company has the discretion to do so. Investment options are the same as those offered under the SRP (as defined below) and are market-based—there are no “above-market” or guaranteed rates of return offered in this plan. Deferred amounts are general unsecured obligations of the Company and are subject to the Company’s on-going financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to satisfy our obligations under the plan.

Executive Nonqualified Retirement Plan

As part of their initial employment offers in 2001, we agreed to provide Dr. Perlmutter and Mr. Morrow with supplemental retirement benefits based on their length of employment with us as a replacement for pension benefits foregone from their previous employers. The benefits are provided through their participation in our Executive Nonqualified Retirement Plan, which was established to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Company contributions. Participants are selected by the Compensation Committee and Dr. Perlmutter and Mr. Morrow are currently the only participants in this plan.

We were obligated to credit a special retirement account under the plan with $15 million for Mr. Morrow’s benefit if he was actively employed by us on January 19, 2006. Because Mr. Morrow was employed by us on this date, we credited his account with this amount in 2006. We were obligated to credit a special retirement account with $10 million for Dr. Perlmutter’s benefit if Dr. Perlmutter was actively employed by us on September 16, 2007. Because Dr. Perlmutter was employed by us on this date, we credited his account with this amount in 2007. The Company accrued amounts in anticipation of these crediting requirements annually since Mr. Morrow and Dr. Perlmutter joined the Company in 2001 and have reflected these accruals in the “Summary Compensation Table” for the appropriate years.

Interest is earned on their account balances beginning on each of their crediting dates—January 19, 2006 for Mr. Morrow and September 16, 2007 for Dr. Perlmutter. If Mr. Morrow continues to be actively employed by us until March 2, 2012 and if Dr. Perlmutter continues to be actively employed by us until September 16, 2012, we will credit interest on each of their account balances at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually, from their crediting dates until their account balances are distributed to them. If Mr. Morrow’s employment is terminated for any reason prior to March 2, 2012, or Dr. Perlmutter’s employment is terminated for any reason prior to September 16, 2012, the interest rate will instead be 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually.

If Mr. Morrow or Dr. Perlmutter terminates his employment prior to attaining age 60 and 10 years of service with the Company (March 2, 2012 for Mr. Morrow and September 16, 2012 for Dr. Perlmutter), the plan provides for the account balance to be distributed in a lump sum in January of the year following termination of employment. If the participant’s employment with us terminates after attaining age 60 and 10 years of service with the Company, the plan provides for distribution in a lump sum payment, or if the participant timely elects, in ten or fewer substantially equal annual installment payments. In either case, such distribution will comply with Section 409A of the Internal Revenue Code’s six month distribution delay, if applicable.

We offer no traditional (defined benefit) pension plan to our Named Executive Officers or other U.S.-based employees. We also do not offer a traditional Company-paid retiree medical plan to Named Executive Officers or other U.S.-based employees. However, we are currently evaluating implementing additional benefit plans that will assist employees in saving for retiree medical expenses. In addition, as part of the Company restructuring announced in August 2007, we offered individuals who elected to terminate as part of our voluntary program and who meet certain eligibility criteria, such as not being eligible for Medicare and/or other employee coverage, access to a high deductible health plan for up to four years commencing January 1, 2009.

401(k) Plan and Supplemental Retirement Plan

Our Retirement and Savings Plan, or 401(k) Plan, is available to all regular employees of the Company and participating subsidiaries. All 401(k) Plan participants are eligible to receive the same level of matching and core contributions from the Company. Company contributions on amounts earned above the Internal Revenue Code qualified plan income limits and on amounts that were deferred to the Nonqualified Deferred Compensation Plan (discussed above) are credited to our 401(k)-related Supplemental Retirement Plan (the “SRP”), a nonqualified plan that is available to all 401(k) Plan eligible staff members. All investment options in both the SRP and 401(k) Plan are the same, except that Company stock is not offered in the SRP. In addition, the investment options in both plans are market-based—there are no “above-market” or guaranteed rates of return offered in these plans. Company contributions to the SRP are general unsecured obligations of the Company, and are subject to the Company’s on-going financial solvency.

Employment Agreements and Other Arrangements

The Company does not generally offer or enter into employment agreements, although specific terms included in offer letters or employment letters sometimes create Company obligations that run beyond the first year of employment. To attract talented executives from the outside, such offer letters will sometimes include severance terms that apply to terminations that occur for reasons “other than cause” within a defined period from the date of hire. We have assumed specific obligations included in offer letters or employment letters in connection with acquisitions or, in the past, we have included severance and other benefits in offer letters to attract certain executives from other companies in certain instances.

Our CEO is not covered by contractual arrangements that provide for severance or other payments in the event of termination, but is a participant in the Change of Control Severance Plan. As of December 31, 2007, benefits provided in the event of a change of control are available to approximately 1,580 of our staff members, including the Named Executive Officers, and are described more fully below in the section entitled “Change of Control Benefits.”

Of the Named Executive Officers, only Mr. Bradway remains subject to an offer letter, provided at the inception of his employment with the Company in June 2006, which provided severance benefits in the event of his termination in connection with the terms of the offer letter. These severance benefits consist of one year of base salary and target annual cash incentive award paid in a lump sum, in addition to one year of Company-paid medical coverage. Benefits in this amount are sometimes provided by Amgen to officer-level candidates in order to provide an incentive to them to join the Company by reducing the risk of making such a job change. These benefits will expire on June 15, 2008, the second anniversary of his employment with the Company.

In connection with his offer letter when he joined the Company in 2001, we made a personal loan to Mr. Nanula, our former Executive Vice President and Chief Financial Officer. The loan to Mr. Nanula is fixed at 5% per annum for the term of the loan. The June 2010 maturity date of the loan was subject to earlier payoff voluntarily or in the event of certain terminations of Mr. Nanula’s employment with us. Given the terms of the original note and Mr. Nanula’s termination of employment in July 2007, Mr. Nanula would have been required to pay the note in three equal annual installments beginning one year after his termination date. On September 11, 2007, in connection with Mr. Nanula’s termination of employment with us, we entered into an amendment to Mr. Nanula’s promissory note that allows Mr. Nanula to defer payment of the $3,000,000 principal amount as well as accrued interest at 5% per annum, compounded annually, until June 27, 2010. This amendment does not extend the final repayment date and does not forgive Mr. Nanula’s obligation to repay any principal or interest. The Compensation Committee believed that this extension is favorable to the Company as Mr. Nanula will pay more interest in total over the term of the loan and it assists Mr. Nanula in his transition.

Change of Control Benefits

Change of Control Severance Plan

When the Change of Control Severance Plan was adopted in 1998 by the Board upon the recommendation of the Committee, the Committee’s recommendation of a three year severance term for the Company’s Named Executive Officers was based on a market survey performed by Towers Perrin that found that such term was competitive. However, to moderate the total value received by an employee under this plan, the Committee also recommended, and the Board adopted, a provision that the lump sum cash severance payments under the plan would be offset by the value of stock option acceleration (as determined in accordance with Section 280G of the Internal Revenue Code as described in the Change of Control Severance Plan) that would result from a change of control and that if such acceleration amount exceeded the lump sum payment under the Change of Control Severance Plan, no lump sum payment would be paid. This stock option acceleration offset is a unique reduction that is not common in the market.

The payments and benefit levels under the Company’s Change of Control Severance Plan did not influence and were not influenced by other elements of compensation. The Change of Control Severance Plan was adopted to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction arising from the possibility of a change of control of the Company, enable and encourage the Company’s management to focus their attention on obtaining the best possible deal for the Company’s stockholders, to make an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits and to provide severance benefits to any participant who incurs a termination of employment under the circumstances described within a certain period following a change of control. The Change of Control Severance Plan provides a lump sum payment and certain other benefits for each of the Company’s employees who is a participant in the plan and who separates from employment with the Company in the event of certain changes of control.

In the event of a change of control and a qualifying termination, our Change of Control Severance Plan provides severance payments to approximately 1,580 staff members (as of December 31, 2007), including each Named Executive Officer, if a termination occurs under the circumstances described in the plan. In the event of a change of control and a qualifying termination, an eligible participant in the plan would receive a lump sum cash severance payment as more fully described in the section “Potential Payments Upon Termination or Change of Control.” The value of accelerated stock options vesting that occurs as the result of a change of control (as determined in accordance with Section 280G of the Internal Revenue Code as described in the plan) is subtracted from these severance amounts. The plan was structured so that payments and benefits are provided only if there is both a change of control and a termination of employment, either by us other than for “cause” or “disability” or by the participant for “good reason” (as each is defined in the plan)—sometimes referred to as a “double-trigger”—because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The plan is also intended to focus employee attention on completing a transaction that will be in the best interests of our stockholders rather than on concerns about future employment and to provide continuity of management in the event of a change of control.

Stock Options, Restricted Stock and Restricted Stock Units

In the event of a change of control, our stock plans provide that all unvested stock options, restricted stock and restricted stock units vest in full upon a change of control (as defined in the stock plans), irrespective of the scheduled vesting date for these LTI awards. The full acceleration upon a change of control element of our stock plans was designed to be market competitive when the provision was adopted in 1995 and to provide all staff members, including the Named Executive Officers, immediate access to prior years’ compensation granted in the form of stock awards as part of their long-term incentive compensation.

Performance Units

With respect to grants of performance units, in the event of a change of control that occurs during the first fiscal year of a performance period, the performance period terminates as of the last business day of the last completed fiscal quarter before the change of control and the participant is entitled to a payment based on the attainment of the target level of performance for the internal performance measures for the applicable 2006-2008 and 2007-2009 performance period. No comparative performance (for the 2006-2008 performance period) or TSR multiplier (for the 2007-2009 performance period) is considered. If a change of control occurs during the second or third fiscal years of a performance period, the performance period terminates as of the last business day of the last completed fiscal quarter before the change of control and a participant is entitled to a payment equal to the greater of (i) the amount of the award (rounded down to the nearest whole number) he or she would have received for the period assuming a target level of performance for the internal performance measures for the applicable performance period, with no comparative performance (for the 2006-2008 performance period) or TSR multiplier (for the 2007-2009 performance period) being considered, or (ii) the amount of the award (rounded down to the nearest whole number) he or she would have been entitled to receive for the performance period, determined based on our actual performance for the internal performance measures and comparative performance (for the 2006-2008 performance period) or on our actual performance for the internal performance measures and TSR multiplier (for the 2007-2009 performance period). The Committee established the change of control features under the Performance Award Program to (i) provide participants a target level of award payment for their prior grants of performance units earned as part of their long-term incentive compensation, or (ii) reward participants, in the event of a change of control in the second or third years of a performance period, with a higher award payment corresponding to the Company’s actual above-target performance during the performance period prior to the change of control.

Death, Disability & Retirement Benefits for LTI Equity Awards

Based in part on the comprehensive review of compensation provided by Frederic Cook in October 2007, in December 2007 the Committee approved a new retirement eligibility standard, for LTI program purposes, of age 55 with a minimum of 10 years of service or age 65 or older regardless of service. Upon eligible retirement, an employee’s LTI awards generally continue to vest on their original vesting schedules for the lesser of five years or the remaining period before their expiration. The Committee adopted this new standard for the treatment of LTI awards, taking into consideration that the Company does not have a defined benefit pension plan (as do a number of the Company’s peer group companies), to provide for a competitive level of retirement benefits that encourages career longevity while also motivating employees, in a Company with a multi-year development cycle, to perform at the highest level up to their retirement because they will benefit from the Company’s future successes to which they contributed during their period of active Company service.

In the event of death or disability, given the absence of a defined benefit pension plan, the Committee believes that, based on market reviews, including the comprehensive review of compensation provided by Frederic Cook in October 2007, to continue to provide a competitive level of benefits, it is appropriate that unvested stock options and restricted stock units granted in calendar years prior to the death or disability immediately vest in full. In addition, all of a participant’s performance unit grants made in calendar years prior to the death or disability are paid in the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If any stock options or restricted stock unit grants are made in the year of death or disability, a pro-rata number of such awards shall immediately vest based on the completed months of employment in that year. If any performance unit grants are made in the year of death or disability, the participant shall be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment in the performance period in the year death or disability occurs.

Welfare Benefits

The Named Executive Officers are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to all of our U.S.-based staff members. We also offer a supplemental disability plan to staff members who earn in excess of $50,000, including the Named Executive Officers, which allows them to buy an additional amount of disability coverage at their own expense.

Other Compensation

On a case-by-case basis, we have provided additional compensation to selected executives as part of their initial employment offers, in order to attract them from the outside and promote their retention. Other than as described, this compensation has not been material and is not ongoing.

Tally Sheets and Impact of Elements of Compensation to Other Elements of Compensation

In 2005, as part of its executive compensation review conducted annually in March, the Compensation Committee initiated a practice of reviewing a tally sheet setting forth all components of total compensation to the CEO, including base salary, annual cash incentive, long-term incentive awards, accumulated realized and unrealized stock option gains and performance unit award payouts, accumulated payout amounts under our 401(k), SRP and Nonqualified Deferred Compensation Plan and potential change of control and termination benefits. This practice was continued with respect to 2006 and 2007 compensation to the CEO and expanded in 2007 so that the Compensation Committee reviewed a tally sheet of total compensation for each Named Executive Officer as well as a summary of multiple years of compensation to each Named Executive Officer as part of its annual review of executive compensation. This is useful as a check on total annual compensation, particularly because the Compensation Committee’s decisions are usually made on a program-by-program basis and in the context of the program being considered. The tally sheets show the effect of compensation decisions made over time on the total annual compensation to a Named Executive Officer and allow the Compensation Committee to review historical amounts for comparative purposes.

In its review of the tally sheets, the Compensation Committee may increase or decrease certain individual elements of compensation in order to align total compensation with market data and to promote internal equity among the non-CEO Named Executive Officer group. At this time, the tally sheets are not used by the Committee to determine current compensation for a Named Executive Officer. No material adjustments to total cash compensation were made in Fiscal 2007 as a result of the review of tally sheets by the Compensation Committee.

Policies for Grants of LTI Equity Awards

As with our annual cash incentive program, beginning in 2007, we have adopted a policy that requires our Board to consider recapturing past performance unit awards made to executive officers, including the Named

Executive Officers, if it is subsequently determined that the amounts of such awards were determined based on financial results that are later restated.

In March 2007, our Board adopted a written policy regarding granting of LTI equity awards, recognizing that the granting of equity awards raises important compensation, corporate governance, legal, tax and accounting issues. Under the policy, our annual grants of LTI equity awards are typically approved at an in-person or telephonic meeting of the Compensation Committee (for grants of equity awards to senior officers, including the Named Executive Officers) or the Equity Award Committee (for grants to all other employees). In unusual and compelling circumstances, LTI equity awards may be approved by the Compensation Committee or Equity Award Committee by unanimous written consent.

The Compensation Committee typically approves the annual LTI equity awards made to our executive officers during its March meeting. The grant date for such stock awards is the third business day after the release of our first fiscal quarter earnings. For stock options, the exercise price is equal to the closing price of the Company’s Common Stock on the grant date.

Stock Ownership Guidelines

In 2002, the Compensation Committee established stock ownership guidelines for all of our executive officers, including the Named Executive Officers. These guidelines are designed to encourage our executives to hold a meaningful amount of Company stock and align their interests with those of our stockholders. Executives are encouraged to comply with these guidelines by December 31, 2007, or by the fifth anniversary of their first long-term incentive grant at their current level, whichever is later. The ownership guidelines are based on job title and the recommended level of ownership amount of shares is a multiple of salary as follows:

Position	Stock Ownership Requirement
Chairman and CEO	Five times base salary
Executive Vice President	Three times base salary
Senior Vice President	13,500 shares
Vice President	4,500 shares

As Mr. Bradway and Dr. Bonanni became executive officers in Fiscal 2007, they will have five years, or until 2012, to comply with these stock ownership requirements. For purposes of the officer stock ownership guidelines, the following holdings will count towards satisfying the ownership guidelines: (i) issued and outstanding shares of our Common Stock held beneficially or of record by the officer that are not subject to transfer restrictions; (ii) issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines); (iii) issued and outstanding shares of our Common Stock held through a 401(k) plan or other similar plan; (iv) the number of shares of our Common Stock purchasable with the funds allocated to the officer in our employee stock purchase plan; and (v) restricted stock and shares of our Common Stock underlying fully vested restricted stock units (whether or not deferred), subject to certain limitations after the first five years that the officer is subject to the guidelines.

As of December 31, 2007, except for Mr. Morrow who owned 81% of applicable ownership guidelines, all executive officers, including the Named Executive Officers, met their applicable ownership guidelines.

Executive Compensation Website

We have implemented a website, accessible at [the website address has been provided to stockholders directly], that provides a link to this proxy statement and allows stockholders to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices.

Tax Deductibility under Section 162(m) of the Internal Revenue Code

We intend to develop compensation programs that provide for compensation that is tax deductible to the Company, but we recognize that the best interests of the Company and its stockholder may at times be better served by compensation arrangements that are not tax deductible.

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for tax purposes for any year with respect to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than the Chief Financial Officer. The $1 million limit does not apply to performance-based compensation. The executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances have included the following:

•

To maintain a competitive base salary for the CEO position, the base salary provided to our CEO in 2007 exceeded the tax-deductible limit. As described above, mid-point base salaries for our Named Executive Officers are set to around the median of comparable positions in the peer group. The median base salary for chief executive officers in the peer group companies is more than $1 million.

•

To attract highly qualified executives to join us and to promote their retention, we may offer other compensation elements that are not performance-based compensation under Internal Revenue Code Section 162(m), such as time-vested grants of restricted stock or retention bonuses, as part of their initial employment offers. As previously referenced, the introduction in 2008 of restricted stock units as part (20%) of the annual LTI mix for executives and officers is focused primarily on the attraction and retention of the talent needed to drive the Company’s long-term success. While this component of the LTI program will not be performance-based compensation under Section 162(m) of the Internal Revenue Code, 80% of the annual LTI grant and 100% of the annual cash incentive award payments remain deductible as performance-based compensation.

Through Fiscal 2007, a limited number of ISOs, which are not tax deductible at the time of grant, exercise or upon a subsequent qualifying disposition of the underlying shares, were granted to the Named Executive Officers as part of the stock option portion of their annual long-term incentive grants. As previously discussed, ISOs will no longer be granted beginning in 2008.

Section 409A of the Internal Revenue Code

Internal Revenue Code Section 409A requires programs that allow executives to defer a portion of their current income—such as Amgen’s deferred compensation plans—to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code. With respect to our compensation and benefit plans that are subject to Section 409A of the Internal Revenue Code, in accordance with Section 409A of the Internal Revenue Code and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A of the Internal Revenue Code based upon our good faith, reasonable interpretation of the statute and the Internal Revenue Service’s regulatory guidance. Pursuant to that regulatory guidance, we expect that we will be required to amend some of our plans and arrangements to either make them exempt from or have them comply with Section 409A of the Internal Revenue Code by the Internal Revenue Service’s deadline, which is currently December 31, 2008.

Accounting Standards

Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (FAS 123(R)) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under the Company’s Equity Incentive Plans are accounted for under FAS 123(R). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award program. The Company took these accounting standards into account when discontinuing grants of ISOs. In addition, the Company modified our Employee Stock Purchase Plan to avail itself of the “safe harbor” under the accounting rules to avoid recognizing compensation expense under the Employee Stock Purchase Plan. As accounting standards change, the Company may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us in Fiscal 2007. Compensation for 2006 is included for all Named Executive Officers with the exception of Mr. Bradway and Dr. Bonanni who were not named executive officers in 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(6)	Nonqualified Deferred Compensation Earnings($)(7)	All Other Compensation ($)(8)	Total($)
				Performance Units, Restricted Stock and Restricted Stock Units		Stock Options		EIP/GMIP

Kevin W. Sharer Chairman of the Board, Chief Executive Officer and President	2007 2006	1,547,308 1,482,692	0 0	5,910,101 10,413,810	(4)	10,031,067 6,697,199	(4)	1,530,000 4,525,000	0 0	894,210 956,818	19,912,686 24,075,519

Robert A. Bradway(9) Executive Vice President and Chief Financial Officer	2007	664,322	0	611,443		400,363		545,000	0	446,134	2,667,262

Roger M. Perlmutter Executive Vice President, Research and Development	2007 2006	908,377 883,769	0 200,000	203,588 3,471,270		1,432,134 2,037,918	(4)	605,000 1,445,000	0 0	1,564,195 2,021,554	4,713,294 10,059,511

George J. Morrow Executive Vice President, Global Commercial Operations	2007 2006	961,858 928,596	0 200,000	203,588 3,471,270		1,431,943 2,037,918	(4)	640,000 1,520,000	89,721 108,913	278,323 499,221	3,605,433 8,765,918

Fabrizio Bonanni(10) Executive Vice President, Operations	2007	601,469	0	787,147	(4)	1,049,293	(4)	550,000	0	159,249	3,147,158

Richard D. Nanula(11) Former Chief Financial Officer	2007 2006	488,883 812,250	0 0	(2,445,757 3,689,004)		(321,455 2,037,918)		0 1,240,000	0 0	314,277 229,957	(1,964,052 8,009,129)

Dennis M. Fenton(12) Former Executive Vice President, Operations	2007 2006	879,889 849,289	0 0	2,100,043 3,805,755	(4)	3,522,652 2,077,952	(4)	725,000 1,295,000	0 0	239,600 239,545	7,467,184 8,267,541

(1)	Reflects base salary before pre-tax contributions and, therefore, includes compensation deferred under our qualified and nonqualified deferred compensation plans.

(2)	Reflects the final installment of a $1 million total retention bonus to each of Dr. Perlmutter and Mr. Morrow in accordance with their initial employment offers in 2001.

(3)	Reflects compensation expense for performance units, restricted stock units and restricted stock grants, as applicable, recognized by us under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (FAS 123(R)) for Fiscal 2007, except that (i) the reversal of previously recognized compensation expense for a grant is limited to the amount of expense for such grant that was included in the “Summary Compensation Table” beginning in Fiscal 2006, and (ii) the impact of forfeitures includes only the reversal of expense for actual grants forfeited that was included in the “Summary Compensation Table” beginning in Fiscal 2006.

Our performance units granted for performance periods prior to the 2007-2009 performance period are accounted for as liability awards under FAS 123(R). Compensation expense for performance unit grants accounted for as liability awards is based on the assigned value per unit multiplied by the estimated (or actual) number of performance units earned. The number of performance units earned is based upon both estimated (or actual) internal performance measures and corresponding comparative performance measure multipliers. The 2007-2009 performance unit grant is accounted for as an equity award. Compensation expense for these awards is based on the grant date fair value per unit multiplied by the estimated (or actual) number of performance units earned based only upon estimated (or actual) internal performance measures. No further adjustment to compensation expense recognized is made for the estimated (or actual) total stockholder return (TSR) multiplier as the impact of the TSR multiplier on compensation expense for these performance unit awards is reflected in their grant date fair value, as required by FAS 123(R). The grant date fair value of performance units for the 2007-2009 performance period was calculated using a lattice valuation model with the following assumptions: risk-free interest rate of 4.0%; contractual term of 2.5 years; expected volatility of 28%; dividend yield of 0%; the grant date fair value of our stock of $56.56; and threshold, target and maximum total stockholder returns based on contractual terms. For a description of the projected payouts for performance units awards for the 2007-2009, 2006-2008 and 2005-2007 performance periods, see footnotes 3, 4 and 5, respectively, to the “Outstanding Equity Awards At Fiscal Year End Table.”

Compensation expense recognized by us in Fiscal 2007 also includes reversals of expense previously recognized in Fiscal 2006 for the 2006-2008, 2005-2007 and 2004-2006 performance unit grants, due to:

(i)	a reduction in the projected number of units to be earned at December 31, 2006 compared to December 31, 2007, from approximately 153% to 49% of the performance units granted for the 2006-2008 performance period, and from approximately 174% to 154% of the performance units granted for the 2005-2007 performance period; and

(ii)	the actual payouts for the 2004-2006 performance unit grants in May 2007 being less than their estimated payout values at December 31, 2006 by $1,858,317 for Mr. Sharer and $619,458 for Dr. Perlmutter, Mr. Morrow, Mr. Nanula and Dr. Fenton; and

(iii)	the forfeiture by Mr. Nanula of his 2006-2008 and 2005-2007 performance unit grants upon termination of his employment on July 31, 2007. These forfeitures combined with the reversal of expense regarding his 2004-2006 performance units noted above resulted in a negative amount for Mr. Nanula in the “Summary Compensation Table.”

Compensation expense recognized by us in Fiscal 2007 for performance units for the 2005-2007 performance period was based on approximately 154% of the performance units granted, representing the then estimated number of performance units to be earned as of December 31, 2007. Subsequently, the number of performance units estimated to have been earned has been updated to approximately 145% of the performance units granted based on more current assumptions. In addition to changes in the projected number of units earned, the final compensation expense to be recognized by us for the 2005-2007 performance period will also be adjusted to reflect any difference in the price of our Common Stock on the date the shares are issued in settlement of these awards and the average price used in computing the number of shares of our stock to be issued, as provided under the Performance Award Program. Compensation expense recognized by us in 2008 will reflect the impact of any such revised estimates of units earned and differences in stock prices with respect to the performance units for the 2005-2007 performance period. Footnote 5 to the “Outstanding Equity Awards At Fiscal Year End Table” describes the projected payouts with respect to the performance units for the 2005-2007 performance period based on the updated estimate of performance units earned of approximately 145%.

Compensation expense recognized by us in Fiscal 2007 also reflects expense with regard to 15,000 shares of restricted stock units granted to Mr. Bradway on July 17, 2006 with a grant date fair value per share of $64.56. This grant was made in connection with Mr. Bradway’s initial employment by us. Compensation expense recognized by us in Fiscal 2007 also reflects expense with regard to 20,000 shares of restricted stock granted to Dr. Fenton on December 4, 2004 with a grant date fair value per share of $62.86.

(4)	Reflects the acceleration of the recognition of compensation expense as required by FAS 123(R) for the 2007-2009 and 2006-2008 performance unit awards and certain stock option awards affected by modifications made in 2007 to the awards with respect to retirement eligibility criteria and to permit continued vesting upon retirement for retirement-eligible employees. These modifications resulted in accelerating into Fiscal 2007 compensation expense for performance unit awards and stock option awards for certain Named Executive Officers, including material amounts for Mr. Sharer totaling $5,299,279 and $2,223,711 for performance unit awards and stock option awards, respectively; and for, Dr. Fenton, totaling $2,711,560 and $3,844,113 for performance unit awards and stock option awards, respectively. Absent such modification, these expenses would have been recognized in subsequent fiscal years for Mr. Sharer’s awards, assuming Mr. Sharer would have remained employed by us and vested in these awards under their pre-modification provisions, but such expenses would not have been recognized for Dr. Fenton’s awards as they would have been forfeited as a result of Dr. Fenton’s termination of employment on December 31, 2007.

The table below reflects Mr. Sharer’s and Dr. Fenton’s 2007 compensation with and without the impact of the modifications to the awards with respect to retirement eligibility criteria and to permit continued vesting upon retirement for retirement-eligible employees:

Name	Assumptions	Salary($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)	Total($)
			Performance Units, Restricted Stock and Restricted Stock Units	Stock Options	EIP/GMIP

Kevin W. Sharer	With Fiscal 2007 Change to Retirement Provisions	1,547,308	5,910,101	10,031,067	1,530,000	894,210	19,912,686

	Without Fiscal 2007 Change to Retirement Provisions	1,547,308	610,822	7,807,356	1,530,000	894,210	12,389,696

Dennis M. Fenton	With Fiscal 2007 Change to Retirement Provisions	879,889	2,100,043	3,522,652	725,000	239,600	7,467,184

	Without Fiscal 2007 Change to Retirement Provisions	879,889	(611,517)	(321,461)	725,000	239,600	911,511

(5)	Reflects compensation expense for stock option grants recognized by us under FAS 123(R) for Fiscal 2007, except that the impact of forfeitures includes only the reversal of expense for actual awards forfeited that was included in the “Summary Compensation Table” beginning in Fiscal 2006. Compensation expense recognized by us in Fiscal 2007 is based on the grant date fair values of the stock option grants calculated using a Black-Scholes option valuation model with the following assumptions:

Grant Date	Risk-Free Interest Rate(%)	Expected Life	Expected Volatility(%)	Dividend Yield(%)	Exercise Price($)
7/1/02	3.9	4.5 years	50	0	38.36
7/1/03	2.6	4.5 years	50	0	65.85
3/15/04	2.6	4.8 years	45	0	59.48
3/15/05	4.0	5.1 years	24	0	58.61
4/3/06	4.8	4.8 years	25	0	71.88
7/17/06	4.8	4.8 years	22	0	64.56
4/26/07	4.5	4.8 years	25	0	62.55
10/29/07	4.0	4.8 years	29	0	56.79

The negative amount for Mr. Nanula represents the reversal of expense previously recognized related to stock options, which were forfeited upon termination of his employment on July 31, 2007. The grant on July 17, 2006 applies only to Mr. Bradway and the grant on October 29, 2007 applies only to Dr. Bonanni. The grant for Mr. Bradway was awarded in connection with his initial employment by the Company. The grant for Dr. Bonanni was awarded in connection with his promotion to Executive Vice President, Operations. Beginning in 2005, we revised our method of estimating expected volatility using the Black-Scholes option valuation model to reflect the consideration of implied volatility in publicly-traded instruments associated with our Common Stock. For a discussion of the methodologies used to determine these assumptions, see footnote 3 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(6)	Reflects amounts that were earned under our Executive Incentive Plan (or EIP) and Global Management Incentive Plan (or GMIP) for Fiscal 2007 performance which was determined and paid in March 2008. All Named Executive Officers participated in the EIP in Fiscal 2007, other than Mr. Bradway who participated in the GMIP. For a description of EIP and GMIP, see “—Executive Incentive Plan and Global Management Incentive Plan” below. Mr. Nanula’s employment was terminated on July 31, 2007 and he was, therefore, not eligible to receive a bonus award under the EIP for Fiscal 2007.

(7)	Reflects interest (calculated at the rate of 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually) in excess of 120% of the applicable long-term federal rate accrued for Mr. Morrow under our Executive Nonqualified Retirement Plan. Dr. Perlmutter did not receive interest in excess of 120% of the applicable long-term federal rate under our Executive Nonqualified Retirement Plan. See “—Nonqualified Deferred Compensation—Executive Nonqualified Retirement Plan” for a description of this plan.

(8)	See “—Perquisites” and “—Other Compensation” below.

(9)	Mr. Bradway was appointed to serve as Executive Vice President and Chief Financial Officer of the Company on April 10, 2007, but this table reflects his compensation earned for all of Fiscal 2007. Mr. Bradway joined the Company in Fiscal 2006 as Vice President, Operations Strategy and was not a Named Executive Officer in Fiscal 2006.

(10)	Dr. Bonanni was not a Named Executive Officer in Fiscal 2006. Dr. Bonanni was appointed to serve as Executive Vice President, Operations of the Company effective August 1, 2007, but this table reflects his compensation earned for all of Fiscal 2007. Previously, Dr. Bonanni served as Senior Vice President, Manufacturing.

(11)	Mr. Nanula resigned from his position as Executive Vice President and Chief Financial Officer of the Company on April 10, 2007. He remained an employee of the Company through July 2007, but was not an employee of the Company in any capacity as of December 31, 2007.

(12)	Dr. Fenton resigned from his position as Executive Vice President, Operations, effective August 1, 2007, but remained an employee of the Company through December 31, 2007. He is included in the “Summary Compensation Table” because he would have been one of the three most highly compensated executives, other than the Chief Executive Officer, or CEO, and the Chief Financial Officer, or CFO, in Fiscal 2007.

Performance Units

Under our Performance Award Program, performance units are granted to the Named Executive Officers annually during the first year of typically a three-year performance period and are paid out at the end of the performance period based on our level of achievement of the various performance goals established by the Compensation Committee. To better align our performance based equity award program with our performance as realized by our stockholders, our Performance Award Program was modified in July 2007 and such modifications apply to the 2007-2009 performance period. Set forth below is a description of our Performance

Award Program, first as applicable to performance units for the 2005-2007 and 2006-2008 performance periods, and then as applicable to the 2007-2009 performance period.

Performance Units for the 2005-2007 and 2006-2008 Performance Periods

Grants. Each unit granted was assigned a value equal to the closing price of our Common Stock on the grant date, and the maximum payout for each grant of performance units at the end of the three-year performance period is 225% of the number of units granted multiplied by this assigned per unit value, with the minimum payout at 0%.

Goals. Performance goals under this program are based on our internal financial performance measured against internal measures for compound annual revenue and adjusted earnings per share growth (as defined in the program) over the performance period and on our comparative financial performance measured by compound annual revenue and adjusted earnings per share growth (as defined in the program) compared to a comparator group of other large companies in our industry over the performance period. The measure of how we perform compared to our competitors may result in an increase (but not a decrease) in the award payable (see “COMPENSATION DISCUSSION AND ANALYSIS—Long-Term Incentive Awards—Performance Units”).

Determination of Units Earned. The percentage of performance units earned at the end of the performance period, which will be 0% to 225% of the number of performance units granted, is based on a pre-established formula for evaluating the four performance measures: (i) internal revenue growth; (ii) internal adjusted earnings per share growth; (iii) comparative revenue growth; and (iv) comparative adjusted earnings per share growth as set forth in the following formula:

Performance multiplier	=	[	(internal revenue growth percentage X comparative revenue growth percentage)	+	(internal adjusted earnings per share growth percentage X comparative adjusted earnings per share growth percentage)	]

Under this formula:

•

Each of the internal revenue growth percentage and the internal adjusted earnings per share growth percentage is 0% or 25% to 50%, depending on achievement of threshold and target levels. If the threshold level of performance for the performance measure is not achieved, the percentage to be used in the formula above is 0%. If the threshold level is achieved, the percentage to be used in the formula above is 25%. If the target level of performance for the performance measure is met or exceeded, the percentage to be used in the formula above is 50%. The percentages to be used in the formula above will range from 25% to 50% if our internal revenue or adjusted earnings per share growth, as applicable, is between threshold and target levels and are determined by interpolating linearly between the threshold and target levels for each internal performance measure.

•

Each of the comparative revenue growth percentage and the comparative adjusted earnings per share growth percentage is determined by our ranking in compound annual revenue and adjusted earnings per share growth in the comparator group over the performance period. The percentage ranges from 100% up to a maximum of 225% depending on our ranking for each measure in the comparator group. If we are ranked sixth or below, the percentage is 100%, and for each increase in ranking, the percentage is determined by interpolating linearly in equal increments so that if we are ranked first, the percentage is 225%.

In accordance with the formula, the number of units earned will range from 0% up to a maximum of 225% of the units granted. If neither of the threshold levels established for internal revenue growth and for internal adjusted earnings per share growth is achieved, the number of units earned is 0. To earn the maximum number of units, internal revenue growth and internal adjusted earnings growth must meet or exceed target levels and we must be ranked first in both revenue growth and adjusted earnings per share growth in the comparator group. Adjusted earnings per share growth for purposes of the performance units for the 2005-2007 performance period is based on our and each of the comparator group companies’ 2007 and base year (2004) net income as determined in accordance with U.S. Generally Accepted Accounting Principles less the impact of the following:

(i) certain costs and expenses associated with acquisitions of other companies; (ii) changes in accounting principles; (iii) extraordinary items; and (iv) income or loss associated with discontinued operations.

Payment in Shares. The number of performance units earned is determined by the Compensation Committee based on the pre-established formula and paid out after the end of the performance period. Any performance units that are not earned when the award determination is made are immediately cancelled. To further align this element of executive compensation with longer-term performance, awards earned under this program are paid in the form of our Common Stock (net of shares withheld for taxes). The number of performance units earned is multiplied by the closing price of our Common Stock on the grant date to determine the dollar value of the award earned. The dollar value earned is divided by the average of the closing prices of our Common Stock for the 30 trading days ending seven trading days before the date on which the Compensation Committee determines the award amount to determine the number of shares each executive will receive.

Forfeitures. Performance units are generally forfeited unless a participant is continuously employed through the last business day of the three-year performance period. The underlying principle is that the participant needs to have been an active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. Exceptions to this treatment occur in connection with a termination of employment as discussed in the section “—Potential Payments Upon Termination or Change of Control.” Generally, if a change of control occurs, the performance period will be shortened and the participant must be continuously employed by us until immediately prior to the change of control to be eligible for a payout of performance units.

Performance Units for the 2007-2009 Performance Period

In July 2007, our Performance Award Program for the 2007-2009 performance period was modified as described below:

Grants and Payment in Shares. Grants of performance units are typically made over a three-year performance period, however due to the timing of the modification, the performance period beginning in 2007 began on July 1, 2007 and will end on December 31, 2009. Performance units are no longer assigned a unit value on the grant date. The number of performance units earned is determined by the Compensation Committee, based on the pre-established formula, at the end of the performance period and paid out in shares of our Common Stock at a ratio of one share of Common Stock for each unit earned.

Goals and Determination of Units Earned. Performance goals for these awards are based on our internal financial performance measured against internal measures for compound annual revenue and adjusted earnings per share growth (as defined in the program) and are determined in the same manner as they were for grants made prior to 2007, as described above. Comparative financial performance measures have been replaced by a TSR multiplier (as defined in the program). The TSR multiplier can result in a reduction in the number of units otherwise earned. The number of performance units earned at the end of the performance period, which will be 0% to 225% of the number of performance units granted, is based on a pre-established formula for evaluating three performance measures: (i) internal revenue growth; (ii) internal adjusted earnings per share growth; and (iii) total stockholder return, as set forth in the following formula:

Performance Units Earned	=	[	(Performance Units Granted)	X	(internal revenue growth percentage + internal adjusted earnings per share growth percentage)	X	(total stockholder return multiplier)	]

The TSR multiplier is based on the compound annual growth rate of our Common Stock price over the performance period as compared to the threshold, target and maximum TSR goals established by the Compensation Committee. TSR is determined in accordance with the following formula:

Total Stockholder Return	=	[	ending Common Stock price	-	beginning Common Stock price	+	dividends per share of Common Stock during the performance period	]

beginning Common Stock price

For purposes of TSR, the beginning Common Stock price is the average of the daily closing prices of our Common Stock on the last 20 trading days ending immediately prior to the first day of the performance period, and the ending Common Stock price is the average of the daily closing prices of our Common Stock on the last 20 trading days immediately preceding the last day of the performance period. If the level of TSR achieved is less than or equal to the threshold level of compound annual TSR, the TSR multiplier is 50%. If a target compound annual TSR is achieved, the TSR multiplier is 100%. If the level of TSR achieved is greater than or equal to a maximum level of compound annual TSR, the TSR multiplier is 225%. If the level of TSR achieved is between the threshold and target levels or the target and maximum levels, the TSR multiplier is determined by interpolating linearly between the threshold and target or the target and maximum levels, as applicable.

In accordance with the performance units earned formula above, the number of units earned will range from 0% up to a maximum of 225% of the units granted. If neither the threshold levels established for internal revenue growth and for internal adjusted earnings per share growth are met, the number of units earned is 0. To earn the maximum number of units, internal revenue growth and internal adjusted earnings per share growth must meet or exceed target levels and the level of TSR achieved must equal or exceed the maximum level.

Restricted Stock and Restricted Stock Units

Grants and Vesting. Historically, grants of time-based restricted stock or restricted stock units were not routinely granted to our executive officers, including the Named Executive Officers, although they could receive special awards of restricted stock or restricted stock units on an ad hoc basis, as determined by the Compensation Committee, for hiring, retention, promotional or other purposes. Beginning in 2008, based on a review with the Frederic Cook consultant, restricted stock units were added to the LTI mix for executives and officers, including the Named Executive Officers. Grants of restricted stock and restricted stock units generally vest in equal installments over four years with a value of one share of restricted stock or one restricted stock unit equal to one share of our Common Stock. Exceptions to this treatment occur in connection with termination of employment as discussed in the section “—Potential Payments Upon Termination or Change of Control.”

Stock Options

Grants and Exercise Price. Stock options (other than new hire grants and special awards) are granted annually to our executive officers, including the Named Executive Officers, at the same time that all other employees receive equity awards (stock options, performance units and/or restricted stock units, depending on their levels). In 2007, the annual stock option grant was approved by the Compensation Committee on March 6, 2007 and was granted on April 26, 2007. The exercise price of all options granted is 100% of the closing price of our Common Stock on the grant date. Beginning in 2008, we no longer grant incentive stock options, or ISOs, to our staff, including Named Executive Officers.

Vesting. Stock options granted to executive officers, including the Named Executive Officers, as part of their annual long-term incentive grants before March 15, 2005 generally vest in equal installments over five years. Stock options granted to executive officers as part of their annual long-term incentive grants on or after March 15, 2005 generally vest in equal installments over four years. Exceptions to this treatment occur in connection with termination of employment as discussed in the section “—Potential Payments Upon Termination or Change of Control.” Stock options expire seven years after the grant date.

Executive Incentive Plan and Global Management Incentive Plan

Payouts under our EIP are subject to maximums established by the Compensation Committee for each executive officer, including the Named Executive Officers, annually (generally in March) based upon Company performance. The plan permits the Compensation Committee to use its discretion to award an amount, if any, up to, but not above, the maximum. For the 2007 performance period, the maximum payout amounts established under the EIP were 0.125% of EIP Adjusted Net Income for the CEO and 0.075% of EIP Adjusted Net Income for each of the other Named Executive Officers, other than Dr. Bonanni who had a maximum payout amount of 0.05% of EIP Adjusted Net Income and Mr. Bradway who participated in the GMIP in Fiscal 2007. Mr. Bradway did not participate in the EIP in Fiscal 2007 because the EIP is a plan that is intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m), and Mr. Bradway was appointed to the position of Executive Vice President and Chief Financial Officer after the performance goals had been established for the plan.

Since the EIP’s inception, in the exercise of its discretion under the plan, the Compensation Committee has followed a practice of determining actual award amounts relative to the attainment of the same performance measures and award targets applicable to participants in the Company’s GMIP, which is offered to approximately 2,050 selected executives. These performance measures are determined by the Compensation Committee annually (generally in March).

For the 2007 performance period, the strategic GMIP performance goals (and the weights assigned to each goal) were:

•	Deliver financially (40%);

•	Deliver the best pipeline (30%);

•	Compete successfully (15%);

•	Ensure supply and better manage risk (10%); and

•	Develop our people (5%).

Of the above, Company financial performance goals consisted of revenue growth and GMIP Adjusted EPS Growth for Fiscal 2007 over Fiscal 2006, weighted equally, with 10% revenue growth as the target level and 15% revenue growth as the maximum level and 10% GMIP Adjusted EPS Growth as the target level and 16% GMIP Adjusted EPS Growth as the maximum level for 2007. For a more complete discussion of the GMIP performance goals see “COMPENSATION DISCUSSION AND ANALYSIS—Annual Cash Incentive Awards.”

Based on Company achievement of the performance goals described above, the GMIP payout levels established for awards under the EIP for 2007 were as follows:

Name	2007 Eligible Earnings ($)	Target 2007 Award (%)	Target 2007 Award ($)	Actual 2007 Award ($)	% of Target	% of GMIP Calculated Amount
Kevin W. Sharer	1,540,385	140%	2,156,539	1,530,000	71%	60%
Robert A. Bradway	655,477	70%	458,834	545,000	119%	100%
Roger M. Perlmutter	904,539	75%	678,404	605,000	89%	75%
George J. Morrow	957,615	75%	718,212	640,000	89%	75%
Fabrizio Bonanni	597,170	70%	418,019	550,000	132%	111%
Richard D. Nanula	504,633	70%	353,243	n/a	n/a	n/a
Dennis M. Fenton	876,000	70%	613,200	725,000	118%	100%

The Compensation Committee determines the actual award amounts under the EIP annually generally in March of the year following the performance period. The Committee’s practice has been to exercise negative discretion from the calculated EIP maximum awards relative to the attainment of the Company performance goals under the GMIP listed above and the Named Executive Officers’ previously established target annual cash incentive awards. The Compensation Committee first looks to the results generated by the GMIP performance goals in an effort to be consistent in the way that the Company rewards those at all levels of the Company who contribute to our success. Every staff member worldwide is eligible to earn an annual bonus based in large part on the same set of goals employed by the GMIP. For Fiscal 2007, to determine the actual award amounts for our Named Executive Officers, the Compensation Committee first reviewed the GMIP Calculated Amounts (in 2007, the target annual cash incentive awards for each Named Executive Officer multiplied by the GMIP composite score of approximately 118%). Then the Compensation Committee adjusted the GMIP Calculated Amounts upwards (but not above the maximum limit established by the Compensation Committee, pursuant to the EIP) or downwards following an assessment of the Company’s 2007 financial and stock performance and each Named Executive Officer’s contributions. For a discussion of material deviations from the GMIP Calculated Amounts for each of the Named Executive Officers and the basis of any such deviations, see “COMPENSATION DISCUSSION AND ANALYSIS—Annual Cash Incentive Awards.”

Awards under the EIP and GMIP are generally paid in March of the year following the performance period. After the end of the performance period, there is no continued employment condition or other conditions to be eligible for an award.

Perquisites

The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to the Named Executive Officers, including the personal use of the Company aircraft, personal use of the Company cars and drivers, paid personal tax preparation and financial planning advice, moving and relocation expenses, executive physicals, the expenses of guests accompanying the Named Executive Officer on business travel, personal expenses covered by us while the Named Executive Officer traveled for business and personal transportation and lodging costs.

The following table sets forth the perquisites provided and all of the associated tax gross-up reimbursements made to the Named Executive Officers in 2007. Beginning in 2007, we eliminated tax gross-ups for executive officers with the exception of a tax gross-up in connection with moving and relocation expenses. The amounts below are included in the “All Other Compensation” column of the “Summary Compensation Table.”

		Personal Use of Company Aircraft(1)	Personal Use of Company Car and Driver(2)	Personal Financial Planning Services(3)	Moving and Relocation Expenses(4)		Expenses Related to Guests Accompanying Officers on Business Travel	Other(5)
Name	Year	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Tax Gross- up($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Total($)
Kevin W. Sharer	2007	247,743	24,929	15,000	0	0	0	0	287,672
Robert A. Bradway	2007	0	0	23,445	170,541	155,948	0	652	350,586
Roger M. Perlmutter	2007	5,885	29,371	19,500	0	0	0	0	54,756
George J. Morrow	2007	3,909	250	15,000	0	0	8,205	3,197	30,561
Fabrizio Bonanni	2007	0	4,565	15,630	0	0	0	837	21,032
Richard D. Nanula	2007	1,952	1,607	25,630	0	0	0	1,104	30,293
Dennis M. Fenton	2007	0	0	22,500	0	0	0	0	22,500

(1)

The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include the cost of crew travel expenses, on-board catering, landing fees, trip-related hangar/ parking costs and other smaller variable costs. We apply standardized rates to estimate fuel and trip-related maintenance; these expenses are also included in the calculation of incremental cost. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs and the cost of maintenance not related to trips. The aggregate incremental cost of use of the Company aircraft for personal travel by the Named Executive Officers was allocated entirely to the highest ranking Named Executive Officer present on the flight.

(2)	The aggregate incremental cost for personal use of our car and driver is calculated by allocating the costs of operating the car and compensating the driver between personal and business use. The cost of operating the car is allocated to personal use on the basis of miles driven for personal use to total miles driven. The cost of compensating the driver is allocated to personal use on the basis of driver hours related to personal use to the total number of driver hours.

(3)	Reflects amounts paid in Fiscal 2007 by us for personal financial planning and tax preparation services provided to the Named Executive Officers. In Fiscal 2007, each Named Executive Officer was permitted to roll over the unused amount of his $15,000 annual allowance for personal financial planning and tax preparation services in 2005 and 2006 through Fiscal 2007.

(4)	The costs for moving and relocation expenses includes actual costs incurred by the Company for travel, temporary living expenses, and shipment and storage of household goods for Fiscal 2007. Mr. Bradway was required to sign a relocation repayment agreement. The agreement requires that Mr. Bradway reimburse the Company for a portion of his relocation expenses if he terminates from the Company within the first two years of his employment. The tax gross-up reimbursements shown above were made to reimburse Mr. Bradway for his income taxes incurred in connection with his relocation expenses. Mr. Bradway’s tax gross-up was part of his initial offer letter when he was hired.

(5)	Other expenses include the cost of executive physical examinations, personal transportation and lodging costs and personal expenses while on business travel.

Other Compensation

The following table sets forth amounts for other compensation to the Named Executive Officers included in the “All Other Compensation” column of the “Summary Compensation Table” as described below.

Name	Year	Company Contributions to Retirement and Savings Plan($)(1)	Company Credits to Supplemental Retirement Plan($)(1)	Company Accruals to Executive Nonqualified Retirement Plan($)(1)	Company- Paid Insurance Premiums($)		Other($)		Total($)
Kevin W. Sharer	2007	22,500	584,038	0	0		0		606,538
Robert A. Bradway	2007	22,500	73,048	0	0		0		95,548
Roger M. Perlmutter	2007	22,500	212,454	1,264,035	10,450	(2)	0		1,509,439
George J. Morrow	2007	22,500	225,262	0	0		0		247,762
Fabrizio Bonanni	2007	22,500	115,717	0	0		0		138,217
Richard D. Nanula	2007	22,500	161,920	0	0		99,564	(3)	283,984
Dennis M. Fenton	2007	22,500	194,600	0	0		0		217,100

(1)	See “—Nonqualified Deferred Compensation” for a description of these plans.

(2)	The life insurance premium set forth in the table above was for a term life insurance policy paid by us for the benefit of Dr. Perlmutter in the amount of $10 million, as required by his 2001 employment offer letter. Our obligation to maintain a term life insurance policy for Dr. Perlmutter ended on September 16, 2007 and coverage under the policy terminated effective January 8, 2008. The purpose of this policy was to enable Dr. Perlmutter’s beneficiaries to receive the value of the benefits provided to Dr. Perlmutter under the Executive Nonqualified Retirement Plan if Dr. Perlmutter died before his benefits under the plan were vested. See “—Nonqualified Deferred Compensation—Executive Nonqualified Retirement Plan.”

(3)	Reflects amounts paid to Mr. Nanula in connection with his resignation of employment in July 2007 for accrued unused vacation. Accrued unused vacation is paid to all employees upon termination of employment with the Company.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2007.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3) (# of Units)			All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Name						Threshold	Target	Maximum
			EIP/GMIP			Performance Units			Stock Options
Kevin W. Sharer	3/6/07	3/6/07	(2)	(2)	5,128,750
	7/31/07	7/9/07				9,750	78,000	175,500			5,569,980(5)
	4/26/07	3/6/07							195,000	62.55	3,703,928(6)
Robert A. Bradway	3/6/07	3/6/07	229,417	458,834	1,032,377
	7/31/07	7/9/07				3,250	26,000	58,500			1,856,660(5)
	4/26/07	4/10/07							65,000	62.55	1,234,643(6)
Roger M. Perlmutter	3/6/07	3/6/07	(2)	(2)	3,077,250
	7/31/07	7/9/07				3,250	26,000	58,500			1,856,660(5)
	4/26/07	3/6/07							65,000	62.55	1,234,643(6)
George J. Morrow	3/6/07	3/6/07	(2)	(2)	3,077,250
	7/31/07	7/9/07				3,250	26,000	58,500			1,856,660(5)
	4/26/07	3/6/07							65,000	62.55	1,234,643(6)
Fabrizio Bonanni	3/6/07	3/6/07	(2)	(2)	2,051,500
	7/31/07	7/9/07				2,175	17,400	39,150			1,242,534(5)
	4/26/07	3/6/07							43,500	62.55	826,261(6)
	10/29/07	10/2/07							30,000	56.79	547,568(6)
Richard D. Nanula	3/6/07	3/6/07	(2)	(2)	3,077,250
	4/26/07	3/6/07							65,000	62.55	1,234,643(6)
Dennis M. Fenton	3/6/07	3/6/07	(2)	(2)	3,077,250
	7/31/07	7/9/07				3,250	26,000	58,500			1,856,660(5)
	4/26/07	3/6/07							65,000	62.55	1,234,643(6)

(1)	Reflects the date on which the grants were approved by the Compensation Committee.

(2)

Non-equity incentive awards to Named Executive Officers were made under our EIP, except for Mr. Bradway’s award which was made under our GMIP, as Mr. Bradway’s promotion to Executive Vice President and CFO occurred after the performance goals had been established for the EIP. Per SEC rules, the “maximum” amounts shown in the table above (excluding Mr. Bradway) reflect the largest possible payments under our EIP for the 2007 performance period. There are no thresholds or targets under the plan. The maximum amounts are based on EIP Adjusted Net Income. The plan terms provide that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the maximum. To determine the actual award amounts, the Compensation Committee has, in practice, exercised its discretion by establishing a target annual cash incentive award for each Named Executive Officer to be applied to the same formulas and performance goals as those used for GMIP (GMIP Calculated Amounts). For a description of the Company performance goals and the use of the GMIP Calculated Amounts in the Compensation Committee’s exercise of negative discretion see “COMPENSATION DISCUSSION AND ANALYSIS—Annual Cash Incentive Awards.” For the 2007 performance period, the GMIP-derived threshold, target and maximum payout levels are shown in the table below (and with regard to Mr. Bradway are shown above in the “Grants of Plan-Based Awards Table”). Consistent with its practice since the EIP was approved by stockholders in 2002, the Compensation Committee referred to the range below and, for

Fiscal 2007 awards, the Company’s 2007 financial and stock performance as well as each Named Executive Officer’s contributions, in determining the actual amounts awarded to the Named Executive Officer under the EIP in 2007. The actual amounts awarded are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and (except for Mr. Bradway) are also shown in the table below.

	GMIP			EIP
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Non-Equity Incentive Plan Compensation($)
Name	Threshold	Target	Maximum	Actual
Kevin W. Sharer	1,078,270	2,156,539	4,852,213	1,530,000
Roger M. Perlmutter	339,202	678,404	1,526,409	605,000
George J. Morrow	359,106	718,212	1,615,977	640,000
Fabrizio Bonanni	209,010	418,019	940,543	550,000
Richard D. Nanula	176,622	353,243	794,797	0
Dennis M. Fenton	306,600	613,200	1,379,700	725,000

Per SEC rules, the GMIP-derived “threshold” amount shown in the table above represents the minimum amount, other than zero, that would be earned if any threshold level of performance is achieved. If no threshold level of performance is achieved, the payout amount would be $0. Mr. Nanula’s employment terminated on July 31, 2007 and he was, therefore, not eligible to receive a bonus award under the EIP for Fiscal 2007.

(3)	The “threshold” number is 12.5% of the performance units granted, the “target” number is 100% of units granted and the “maximum” number is 225% of the units granted. Per SEC rules, the “threshold” number of performance units represents the minimum number of units other than zero that would be earned if any threshold level of performance is achieved. If no threshold level of performance is achieved, no performance units would be earned. The number of shares of our Common Stock issuable is based on the number of the performance units earned. See “—Summary Compensation Table—Performance Units—Performance Units for the 2007-2009 Performance Period—Grants and Payment in Shares” for a description of how the number of shares to be issued for performance units that are earned is calculated.

(4)	Reflects stock options with grant dates of April 26, 2007 and October 29, 2007, which generally vest and become exercisable in equal installments on the first four anniversaries of the grant date.

(5)	Reflects the grant date fair value of the 2007-2009 performance units as calculated in accordance with FAS 123(R) using a lattice valuation model, the assumptions for which are provided in footnote 3 to the “Summary Compensation Table.”

(6)	Reflects the grant date fair value of stock options as calculated in accordance with FAS 123(R) using a Black-Scholes option valuation model, the assumptions for which are provided in footnote 5 to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2007 granted to each of our Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Option)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Stock Options					Restricted Stock Units				Performance Units
Kevin W. Sharer	0	195,000	62.55	4/26/14	(1)	0		0		78,000	(3)	3,622,320
	48,750	146,250	71.88	4/3/13	(1)	0		0		19,500	(4)	1,401,660
	112,500	112,500	58.61	3/15/12	(1)	0		0		130,590	(5)	7,653,880
	90,000	90,000	59.48	3/15/11	(2)	0		0		0		0
	180,000	90,000	65.85	7/1/10	(2)	0		0		0		0
	180,000	0	38.36	7/1/09		0		0		0		0
	29,999	0	61.67	7/2/08		0		0		0		0
	75,000	0	67.06	6/15/08		0		0		0		0
Robert A. Bradway	0	65,000	62.55	4/26/14	(1)	11,250	(6)	522,450	(7)	26,000	(3)	1,207,440
	10,000	30,000	64.56	7/17/13	(1)	0		0		0		0
Roger M. Perlmutter	0	65,000	62.55	4/26/14	(1)	0		0		26,000	(3)	1,207,440
	16,250	48,750	71.88	4/3/13	(1)	0		0		6,500	(4)	467,220
	37,500	37,500	58.61	3/15/12	(1)	0		0		43,530	(5)	2,551,293
	45,000	30,000	59.48	3/15/11	(2)	0		0		0		0
	120,000	30,000	65.85	7/1/10	(2)	0		0		0		0
	85,000	0	38.36	7/1/09		0		0		0		0
	100,000	0	61.67	7/2/08		0		0		0		0
	50,000	0	67.06	6/15/08		0		0		0		0
	100,000	0	58.69	1/8/08		0		0		0		0
George J. Morrow	0	65,000	62.55	4/26/14	(1)	0		0		26,000	(3)	1,207,440
	16,250	48,750	71.88	4/3/13	(1)	0		0		6,500	(4)	467,220
	37,500	37,500	58.61	3/15/12	(1)	0		0		43,530	(5)	2,551,293
	45,000	30,000	59.48	3/15/11	(2)	0		0		0		0
	120,000	30,000	65.85	7/1/10	(2)	0		0		0		0
	57,394	0	38.36	7/1/09		0		0		0		0
	20,000	0	61.67	7/2/08		0		0		0		0
	50,000	0	67.06	6/15/08		0		0		0		0
	6,664	0	60.00	1/19/08		0		0		0		0
Fabrizio Bonanni	0	30,000	56.79	10/29/14	(1)	0		0		17,400	(3)	808,056
	0	43,500	62.55	4/26/14	(1)	0		0		4,350	(4)	312,678
	10,875	32,625	71.88	4/3/13	(1)	0		0		29,020	(5)	1,700,862
	25,000	25,000	58.61	3/15/12	(1)	0		0		0		0
	30,000	20,000	59.48	3/15/11	(2)	0		0		0		0
	80,000	20,000	65.85	7/1/10	(2)	0		0		0		0
	75,000	0	38.36	7/1/09		0		0		0		0
	67,000	0	61.67	7/2/08		0		0		0		0
	33,000	0	67.06	6/15/08		0		0		0		0
Richard D. Nanula(8)	0	0	0			0		0		0		0
Dennis M. Fenton	0	63,402	62.55	4/26/14	(1)	0		0		26,000	(3)	1,207,440
	16,250	47,359	71.88	4/3/13	(1)	0		0		6,500	(4)	467,220
	37,500	37,500	58.61	3/15/12	(1)	0		0		43,530	(5)	2,551,293
	45,000	28,319	59.48	3/15/11	(2)	0		0		0		0
	120,000	28,482	65.85	7/1/10	(2)	0		0		0		0
	118,379	0	61.67	7/2/08		0		0		0		0
	60,000	0	67.06	6/15/08		0		0		0		0

(1)	The grant date of the options is seven years prior to the option expiration date. The options vest and generally become exercisable in equal installments on the first four anniversaries of the grant date.

(2)	The grant date of the options is seven years prior to the option expiration date. The options vest and generally become exercisable in equal installments on the first five anniversaries of the grant date.

(3)	Reflects the total number of performance units granted for the performance period from July 1, 2007 through December 31, 2009, which is the 2007-2009 performance units that may be earned based solely on our internal financial performance meeting or exceeding internal financial targets and does not consider the impact of the TSR multiplier. The corresponding payout value was calculated by multiplying the number of units shown in the table by $46.44, the closing price of our stock on December 31, 2007. If the TSR multiplier was calculated based on a stock price of $46.44, such multiplier would be 50% as the resulting TSR would be less than the threshold level of compound annual total stockholder return. The payouts for these performance units using a 50% TSR multiplier would be approximately one-half of the amounts shown in the “Outstanding Equity Awards at Fiscal Year End” table.

(4)	Reflects the number of performance units granted for the fiscal 2006-2008 performance period multiplied by 25%, which is the threshold number of units that may be earned for these grants. The corresponding payout value was calculated by multiplying the number of units shown in the table by $71.88, which is the value per unit assigned on the date of grant (the closing price of our Common Stock on the grant date) in accordance with our Performance Award Program.

The amounts in the table shown below reflect the number of units granted for the fiscal 2006-2008 performance period multiplied by approximately 49%, representing the projected number of units, as of December 31, 2007, expected to be earned for this performance period based on performance measures expected to be achieved at the end of the performance period. The corresponding projected payout values were calculated as described above.

	Projected 2006-2008 Performance Units to be Earned Based on Expected Performance
Name	Number of Units	Payout Value($)
Kevin W. Sharer	37,862	2,721,521
Robert A. Bradway	0	0
Roger M. Perlmutter	12,621	907,197
George J. Morrow	12,621	907,197
Fabrizio Bonanni	8,446	607,098
Richard D. Nanula	0	0
Dennis M. Fenton	12,621	907,197

The number of shares of our Common Stock actually issuable will be determined at payout based on the payout value divided by the average of the closing prices of our Common Stock for the 30 trading days ending seven trading days before the date on which the Compensation Committee determines the award amount to determine the number of shares each Named Executive Officer will receive.

(5)	Reflects the number of performance units granted for the fiscal 2005-2007 performance period multiplied by approximately 145%, representing the estimated number of 2005-2007 performance units earned as of December 31, 2007. The actual number of 2005-2007 performance units earned will be determined by the Compensation Committee and paid out after the end of the performance period. The corresponding payout value was calculated by multiplying the number of units shown in the table by $58.61, which is the value per unit assigned on the date of grant (the closing price of our Common Stock on the grant date) in accordance with our Performance Award Program.

The number of shares of our Common Stock actually issuable will be determined at payout based on the payout value divided by the average of the closing prices of our Common Stock for the 30 trading days ending seven trading days before the date on which the Compensation Committee determines the award amount to determine the number of shares each executive will receive. In addition, the payout value shown may vary from the actual payout value due to the assumptions made regarding the comparator group operating performance for Fiscal 2007.

(6)	Reflects restricted stock units held by Mr. Bradway, of which 3,750 will vest on each of July 17, 2008, July 17, 2009, and July 17, 2010, respectively.

(7)	The market value was calculated by multiplying the closing price of our Common Stock on December 31, 2007 ($46.44) by the number of unvested restricted stock units.

(8)	Mr. Nanula did not hold any outstanding equity awards at fiscal year end because he was no longer employed by the Company effective July 31, 2007 and his awards expired.

The projected payouts of the performance units granted to the Named Executive Officers described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting($)(2)
Kevin W. Sharer	0	0	0	0
Robert A. Bradway	0	0	3,750	207,488
Roger M. Perlmutter	0	0	0	0
George J. Morrow	2,609	35,848	0	0
Fabrizio Bonanni	0	0	0	0
Richard D. Nanula	55,000	586,681	0	0
Dennis M. Fenton	39,997	709,378	6,668	364,273

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	The value realized on vesting of the restricted stock or restricted stock units was calculated as of the product of the opening price of a share of our Common Stock on the vesting date, multiplied by the number of shares vested.

Nonqualified Deferred Compensation

The following table sets forth summary information regarding contributions to and account balances under our SRP, Nonqualified Deferred Compensation Plan and Executive Nonqualified Retirement Plan for and as of the year ended December 31, 2007.

Name	Executive Contributions in 2007($)(1)	Company Contributions in 2007($)(2)	Aggregate Earnings (Losses) in 2007($)(3)		Aggregate Balance at December 31, 2007($)
Kevin W. Sharer	2,262,500	584,038	1,365,289		14,930,566
Robert A. Bradway	108,855	73,048	3,377		283,019
Roger M. Perlmutter	0	1,476,489	239,718	(4)	11,507,440
George J. Morrow	1,216,000	225,262	1,628,564	(4)	24,019,763
Fabrizio Bonanni	0	115,717	(1,298)		3,108,963
Richard D. Nanula	248,000	161,920	319,167		2,273,991
Dennis M. Fenton	647,500	194,600	305,716		7,736,343

(1)	A total of $63,855 of Mr. Bradway’s contributions are included in the 2007 “Salary” column of the “Summary Compensation Table.” The remainder of Mr. Bradway’s contribution was a deferral of his annual cash incentive award earned in Fiscal 2006. Contributions for other executives are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for Fiscal 2006.

(2)	Represents our credits to the SRP and amounts accrued by us under the Executive Nonqualified Retirement Plan, which amounts are also set forth in the “All Other Compensation” column of the “Summary Compensation Table” and related footnotes for Fiscal 2007.

(3)	Represent earnings in the Nonqualified Deferred Compensation Plan, SRP and Executive Nonqualified Retirement Plan for Fiscal 2007.

(4)	Earnings on accounts in the Executive Nonqualified Retirement Plan consist of interest accrued on Mr. Morrow’s and Dr. Perlmutter’s vested account balances calculated at a rate equal to 125% of the 10-year moving average yield of 10-year U.S. Treasury notes, adjusted annually and compounded annually, which is the rate that would apply if Mr. Morrow remains employed with the Company through March 2, 2012 and if Dr. Perlmutter remains employed through September 16, 2012. Interest credited to Mr. Morrow and Dr. Perlmutter total $997,261 and $178,662, respectively, of which the amounts that exceed 120% of the applicable long-term AFR, $89,721 for Mr. Morrow, and none for Dr. Perlmutter, are included in the “Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.” If Mr. Morrow is terminated for any reason before March 2, 2012 or Dr. Perlmutter is terminated for any reason before September 16, 2012, this interest would be calculated at the rate of 100% of the 10-year moving average yield of 10-year U.S. Treasury notes for Mr. Morrow or Dr. Perlmutter, as applicable, adjusted annually and compounded annually. See “—Executive Nonqualified Retirement Plan—Earnings” below. As described in “—Executive Nonqualified Retirement Plan” below, Dr. Perlmutter and Mr. Morrow became participants in this plan as part of their initial employment offers in 2001.

Retirement and Savings Plan and Supplemental Retirement Plan

Our Retirement and Savings Plan, or 401(k) Plan, is a qualified plan that is available to all regular employees of the Company and participating subsidiaries. All 401(k) Plan participants are eligible to receive the same level of matching and nonelective or “core” contributions from the Company. Company contributions on amounts earned above the Internal Revenue Code qualified plan compensation limit and on amounts that were deferred to the Nonqualified Deferred Compensation Plan are credited to our SRP, a nonqualified plan that is available to all 401(k) Plan eligible staff members. All investment options in the SRP, Nonqualified Deferred Compensation Plan and 401(k) Plan are the same, except that Company stock is not offered in the SRP and Nonqualified Deferred Compensation Plan. In addition, the investment options in all plans are market-based—there are no “above-market” or guaranteed rates of return offered in these plans. Company contributions to the SRP are general unsecured obligations of the Company, and are subject to the Company’s on-going financial solvency.

Contributions. The Company makes a core contribution of five percent of eligible compensation to all regular employees of the Company, regardless of whether the employees elect to defer money to the 401(k) Plan. In addition, 401(k) Plan participants are eligible to receive matching contributions of up to five percent of their eligible compensation. Under our SRP, we contribute 10% of each participant’s eligible compensation in excess of the maximum recognizable compensation limit for qualified plans, which represents the equivalent percentage of our core contributions and matching contributions combined under our 401(k) Plan. We also contribute 10% of each participant’s compensation that is not eligible for deferral into our 401(k) Plan because the participant deferred it to the Nonqualified Deferred Compensation Plan.

Earnings. Earnings on amounts contributed to our SRP, like our 401(k) Plan, are based on participant selections among the investment options selected by a committee of Company executives. The committee of Company executives has the sole discretion to discontinue, substitute or add investment options at any time. Participants in the SRP can select from among these investment options, for purposes of determining the earnings or losses that the Company will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. The investment options during Fiscal 2007 are described in “—Investment Options Under the SRP, Nonqualified Deferred Compensation Plan and 401(k) Plan” below. No “above market” crediting rates are offered. Invested amounts can be transferred among available plan investment options on any business day and effective at the close of business on that day (subject to the time of the request and the market being open).

Distributions. Participants receive distributions from the SRP following their termination of employment. Distributions for most participants are made in a lump sum payment in the first or second year following termination of employment, or in installments that commence in the year following termination. For the Named Executive Officers, Section 409A of the Internal Revenue Code generally requires that their distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment.

Vesting. Participants in the 401(k) Plan are immediately vested in participant and Company contributions and related earnings and losses on such amounts. Participants in the SRP are immediately vested in contributions that are made with respect to amounts the participants deferred under the Nonqualified Deferred Compensation Plan and related earnings and losses on such amounts, and are fully vested in the remainder of their accounts upon the earlier of (i) three continuous years of their service to the Company, (ii) termination of their employment on or after their normal retirement date (as defined in the plan), (iii) their disability (as defined in the 401(k) Plan), (iv) their death, or (v) a change of control and termination of their employment as described in “—Potential Payments Upon Termination or Change of Control—Change of Control Severance Plan.”

The SRP is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Nonqualified Deferred Compensation Plan

Our Nonqualified Deferred Compensation Plan allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. Members of our Board and our U.S.- and Puerto Rico-based employees at the director level or above, which include the Named Executive Officers, are eligible to participate in this plan. The Named Executive Officers may participate in this plan on the same basis as the other participants in the plan.

Contributions. Participants who are employees may elect to defer up to a maximum of 50% of their eligible base salary and up to a maximum of 80% of their annual incentive bonus, with a minimum deferral amount of $5,000 each year. Non-employee members of our Board may defer all or a portion of their retainers, including committee chair retainers, and meeting fees. In addition, we may, in our sole discretion, contribute additional amounts to any participant’s account at any time, such as contributing sign-on bonuses to the accounts of newly-hired employees or for retention purposes.

Earnings. Nonqualified Deferred Compensation Plan participants select investment options for purposes of determining the earnings or losses that the Company will credit on deferred amounts, but they do not have an ownership interest in the investments they select. These investment options are the same as those offered to all plan participants in our 401(k) Plan, except that our Common Stock is not an investment option. As with the 401(k) Plan, a committee of Company executives has the sole discretion to discontinue, substitute or add investment options at any time. The investment options during 2007 are described in “—Nonqualified Deferred Compensation—Investment Options Under the SRP, Nonqualified Deferred Compensation Plan and 401(k) Plan” below. No “above market” crediting rates are offered. Deferred amounts can be transferred among available investment options on any business day and effective at the close of business on that day (subject to the time of the request and the market being open).

Distributions. Participants may elect to receive distributions as a lump sum or, for balances in excess of a de minimis amount, in annual installments for up to ten years. For most participants, distributions commence in the first or second year following the participant’s termination of employment. For the Named Executive Officers, Section 409A of the Internal Revenue Code generally requires that distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment. All participants may elect to receive a short-term payout of a deferral as soon as three years after the end of the plan year in which the deferral was made. Participants can also petition for a distribution due to an unforeseeable financial hardship.

This plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts are general unsecured obligations of the Company and are subject to the Company’s on-going financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to satisfy our obligations under the plan.

Investment Options Under the SRP, Nonqualified Deferred Compensation Plan and 401(k) Plan

The investment options common to the SRP, the Nonqualified Deferred Compensation Plan and the 401(k) Plan and their annual rates of return for Fiscal 2007 are contained in the table below. The 401(k) Plan also allows investments in our Common Stock. We retain the right to change, at our discretion, the available investment options.

Name of Investment Option	Rate of Return in 2007	Name of Investment Option	Rate of Return in 2007

Fidelity Retirement Money Market Portfolio	5.12%	Copper Rock SMID Cap Growth Portfolio	n/a (1)

Stable Value Fund	4.42%	Morgan Stanley Institutional Fund, Inc. – International Equity Portfolio – Class A	9.91%

Fidelity Short-Term Bond Index Fund	1.65%	Vanguard REIT Index Fund – Institutional Class	(16.38%)

Western Asset Core Plus Bond Portfolio	n/a (1)	Fidelity Freedom Income Fund®	4.83%

PIMCO High Yield Fund – Institutional Class	3.73%	Fidelity Freedom 2000 Fund®	5.32%

Fidelity Equity-Income Fund	1.40%	Fidelity Freedom 2010 Fund®	7.43%

Spartan® U.S. Equity Index Fund – Advantage Class	5.46%	Fidelity Freedom 2020 Fund®	8.54%

Dreyfus Premier Emerging Markets Fund – Class R	27.47%	Fidelity Freedom 2030 Fund®	9.27%

Fidelity OTC Portfolio	26.14%	Fidelity Freedom 2040 Fund®	9.31%

Neuberger Berman Genesis Fund – Institutional Class	22.12%	Fidelity Freedom 2050 Fund®	9.77%

American Funds® Growth Fund of America® – Class R5	11.26%	Fidelity Contrafund®	19.78%

Hotchkis and Wiley Mid-Cap Value Fund – Class I	(16.96%)	McKinley International Growth Portfolio	18.84%

Fidelity U.S. Bond Index Fund	n/a (2)	Fidelity Small Cap Stock Fund	n/a (2)

(1)	Full Fiscal 2007 returns are not available for this investment option because it is a separately managed account that was created effective June 15, 2007.

(2)	Full Fiscal 2007 returns are not available for this investment option because the mutual fund ceased being offered to our plan participants effective June 14, 2007.

Executive Nonqualified Retirement Plan

As part of their initial offers of employment in 2001, we agreed to provide Dr. Perlmutter and Mr. Morrow supplemental retirement benefits based on their length of employment with us as a replacement for pension benefits foregone from their previous employers. The benefits are provided through their participation in our Executive Nonqualified Retirement Plan, which was established to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Company contributions. Participants are selected by the Compensation Committee. Dr. Perlmutter and Mr. Morrow are currently the only participants in this plan.

Contributions. We were obligated to credit a special retirement account under the plan with $10 million for Dr. Perlmutter and $15 million for Mr. Morrow because they were actively employed by us on September 16, 2007 and January 19, 2006, respectively. We have been accruing amounts in anticipation of these crediting requirements annually since Dr. Perlmutter and Mr. Morrow joined the Company in 2001 and have reflected these accruals in the “Summary Compensation Table” for the appropriate years.

Earnings. Interest is earned on account balances beginning on September 16, 2007 for Dr. Perlmutter and beginning on January 19, 2006 for Mr. Morrow. If Mr. Morrow continues to be actively employed by us until March 2, 2012, and if Dr. Perlmutter continues to be actively employed by us until September 16, 2012, we will credit interest on each of their account balances at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually, from their crediting dates until their account balances are distributed to them. If Mr. Morrow’s employment is terminated prior to March 2, 2012, or Dr. Perlmutter’s employment is terminated prior to September 16, 2012, the interest rate will instead be 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually.

Distributions. If the participant terminates his employment prior to attaining age 60 and 10 years of service with the Company (March 2, 2012 for Mr. Morrow and September 16, 2012 for Dr. Perlmutter), the plan provides for his account balance to be distributed in a lump sum in January of the year following his termination of employment or, if later and if required by Section 409A of the Internal Revenue Code, at least six months after such termination of employment. If the participant’s employment with us terminates after attaining age 60 and 10 years of service with the Company, the plan provides for distribution in a lump sum payment, or if the participant timely elects, in ten or fewer substantially equal annual installment payments.

Potential Payments Upon Termination or Change of Control

Change of Control Severance Plan

Our Change of Control Severance Plan provides severance benefits to employees of the Company and participating subsidiaries who hold designated positions with us as of the date on which a change of control occurs. Participants in the plan are classified into three groups, which determines the amount of the benefits they receive. The Named Executive Officers participate in our plan as “Group I” participants. The plan became effective on October 20, 1998.

Under the plan, a change of control has occurred upon any of the following:

•

any person, entity or group has acquired beneficial ownership of 50% or more of (i) our then outstanding common shares; or (ii) the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	individuals making up the incumbent Board (as defined in the plan) cease for any reason to constitute at least a majority of our Board;

•

immediately prior to our consummation of a reorganization, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the then outstanding shares of the reorganized merged or consolidated company entitled to vote generally in the election of directors;

•	a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

•	any other event which the incumbent Board (as defined in the plan), in its sole discretion, determines is a change of control.

If a change of control had occurred on December 31, 2007, the plan would have covered approximately 1,580 officers and key employees of the Company, including each of the Named Executive Officers.

If a change of control occurs and a participant’s employment is terminated by us other than for cause or disability (each as defined below) or by the participant for good reason (as defined below) within two years after the change of control, the participant will be entitled to:

•	a lump sum cash severance payment in an amount equal to the difference, if any, of:

•	the product of:

•	a benefits multiple of 1, 2 or 3 based on the participant’s position (each of the Named Executive Officers have a benefits multiple of 3); and

•

the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs or, if higher, the participant’s average annual cash incentive award for the three years immediately prior to the change of control;

minus:

•

the aggregate value (determined in accordance with Section 280G of the Internal Revenue Code) of the acceleration of vesting of the participant’s unvested stock options (performance units, restricted stock units and restricted stock are not included in this calculation) in connection with the change of control (the Company’s stock plans provide for accelerated vesting of stock options upon a change of control).

•

continued access to health and other group insurance benefits on substantially similar terms and cost to the participant for one to three years depending on the participant’s benefits multiple (each of the Named Executive Officers would receive continuing coverage for three years) following the participant’s termination, or if not allowed under applicable law, a lump sum payment in the amount (after income and employment taxes) equal to the cost of obtaining substantially similar coverage from other sources;

•

fully-vested benefits in our 401(k) Plan and our SRP in an amount equal to the benefits the participant would have accrued from participant and Company contributions under the plans had the participant continued to be employed by us for a number of years equal to the participant’s benefits multiple (each of the Named Executive Officers would receive the equivalent of three years), or if not allowed under applicable law, a lump sum payment in an amount equal to the value of such benefits;

•

indemnification and, if applicable, directors’ and officers’ liability insurance provided by us for four years following the participant’s termination (each of the Named Executive Officers would receive such liability insurance benefits, which results in no additional cost to us); and

•

if any payment, distribution or acceleration of vesting of any stock option or other right with respect to a participant who is a “disqualified individual” (within the meaning of Section 280G of the Internal Revenue Code) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then in connection with a qualifying termination of employment only, we must pay the participant an additional lump sum cash payment in an amount equal to 20% of the amount of the participant’s “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code).

The plan provides that the benefits described above would be provided in lieu of any other severance benefits that may be payable by us (other than accrued vacation and similar benefits otherwise payable to all employees upon a termination). However, other than with respect to Mr. Bradway, we currently have no standing severance arrangement that provides severance benefits exclusively to our executive officers, which include the Named Executive Officers. The plan also provides that the benefits described above may be forfeited if the participant discloses our confidential information or solicits or offers employment to any of our employees during a period of years equal to the participant’s benefits multiple following the participant’s termination.

The plan expires on December 31, 2009 and is subject to automatic one-year extensions unless we notify participants no later than September 30 of the year prior to the expiration date that the term will not be extended. If a change of control occurs prior to the plan’s expiration, the plan will continue in effect for at least 36 months following the change of control. Prior to a change of control, we can terminate or amend the plan at any time. After a change of control, the plan may not be terminated or amended in any way that adversely affects a participant’s interests under the plan, unless the participant consents in writing.

“Cause” is defined in the plan as (i) conviction of a felony, or (ii) engaging in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the participant’s duties, resulting in material economic harm to us, unless the participant believed in good faith that the conduct was in, or not contrary to our best interests.

“Disability” under the plan is determined based on our long-term disability plan as is in effect immediately prior to a change of control.

“Good reason” is defined in the plan as (i) a diminution of a participant’s position, title or duties, (ii) a reduction in a participant’s base salary or target bonus opportunity, (iii) an increase in a participant’s daily commute by more than 100 miles roundtrip, (iv) a failure to pay timely a participant’s compensation or deferred compensation, (v) a failure to continue any material compensation or benefit plan, (vi) a failure to obtain an agreement from any successor to assume the plan, or (vii) a purported termination of a participant’s employment that is not effected through the notice process that is required under the plan.

Performance Units

Our Performance Award Program provides for a potential payout of outstanding performance units upon a change of control (as defined in our Change of Control Severance Plan) or upon a termination of employment due to death, disability or retirement.

Change of Control. If a change of control occurs during the first fiscal year of a performance period, the performance period will terminate as of the last business day of the last completed fiscal quarter before the change of control and each participant will be entitled to a payment based on the attainment of the target level of performance for the internal performance measures for the applicable 2006-2008 and 2007-2009 performance period. No comparative performance (for the 2006-2008 performance period) or TSR multiplier (for the 2007-2009 performance period) will be considered. If a change of control occurs during the second or third fiscal years of a performance period, the performance period will terminate as of the last business day of the last completed fiscal quarter before the change of control and each participant will be entitled to a payment equal to the greater of (i) the amount of the award (rounded down to the nearest whole number) he or she would have received for the period assuming a target level of performance for the internal performance measures for the applicable performance period, with no comparative performance (for the 2006-2008 performance period) or TSR multiplier (for the 2007-2009 performance period) being considered, or (ii) the amount of the award (rounded down to the nearest whole number) he or she would have been entitled to receive for the performance period, determined based on our actual performance for the internal performance measures and comparative performance (for the 2006-2008 performance period) or on our actual performance for the internal performance measures and TSR multiplier (for the 2007-2009 performance period). If a change of control occurs after the end of a performance period, awards will be paid out with respect to that period as if no change of control had occurred.

Death or Disability. In the event of death or disability, for all of a participant’s performance unit grants made in calendar years prior to such event, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. (In the case of a disability, the participant will receive this payment only if he or she signs a general release prior to termination.) For a performance unit grant made in the calendar year such death or disability occurs, a participant will be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment during the performance period in the year such event occurs.

Retirement. In the event of retirement of a participant who has been continuously employed with us for at least 10 years and is age 55 or older or is age 65 or older regardless of service (a retirement-eligible participant), for performance unit grants made in calendar years prior to the year in which retirement occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If a retirement-eligible participant receives a performance unit grant in the year such retirement occurs, the participant will be paid a pro-rata amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment during the performance period in the year such retirement occurs. Dr. Fenton met these requirements and received these benefits when he retired on December 31, 2007. Mr. Sharer would have received these benefits had he retired on December 31, 2007; none of the other Named Executive Officers would have received this benefit if they had retired on December 31, 2007 because they did not meet the above noted requirements.

LTI Equity Awards

Our stock plans provide for accelerated vesting or continued vesting of unvested stock options, restricted stock and restricted stock units in the circumstances described below.

Change of Control. All unvested stock options, restricted stock and restricted stock units vest in full upon a change of control (as defined in the stock plans), irrespective of the scheduled vesting date for these awards.

Death or Disability. All unvested stock options and restricted stock units granted in calendar years prior to such event vest in full upon the death or disability of the holder. For unvested stock options and restricted stock units granted in the calendar year such event occurs, a pro-rata amount of the stock options and restricted stock units will vest based on the number of completed months of employment in the year death or disability occurs. Under the stock plans, a disability has the same meaning as under Section 22(e)(3) of the Internal Revenue Code and occurs where the disability has been certified by either the Social Security Administration, the comparable government authority in another country with respect to our non-U.S. employees or an independent medical advisor appointed by us.

Retirement. All unvested nonqualified stock options and restricted stock units continue to vest on their original vesting schedule upon the retirement of the holder if the holder has been continuously employed for at least 10 years and is age 55 or older or is age 65 or older, regardless of service. Holders have the lesser of five years from the date of retirement or the remaining period before expiration to exercise any vested stock options. Mr. Sharer would have received this benefit had he retired on December 31, 2007, and Dr. Fenton met these requirements and received this benefit when he retired on December 31, 2007. No other Named Executive Officers would have received this benefit because they did not meet the above noted requirements.

Mr. Bradway’s Offer Letter

Mr. Bradway remains subject to an offer letter, provided at the inception of his employment with the Company, which provided severance benefits in the event of his termination in connection with the terms of the offer letter. These severance benefits consist of one year of base salary and target annual cash incentive award paid in a lump sum, in addition to one year of Company-paid medical coverage. Benefits of this type are sometimes provided by Amgen to officer-level candidates in order to provide an incentive to them to join the Company by reducing the risk of making such a job change. These severance benefits will expire on June 15, 2008, the second anniversary of his employment with the Company.

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits to each of the Named Executive Officers upon a change of control, a qualifying termination within two years following a change of control, retirement, resignation for good reason and the death or disability of the Named Executive Officer. The amounts shown assume that the triggering events occurred on December 31, 2007 and do not include (i) the 2005-2007 performance unit awards, which were earned as of December 31, 2007; (ii) other benefits earned during the term of the Named Executive Officer’s employment that are available to all salaried employees, such as accrued vacation; (iii) benefits paid by insurance providers under life and disability policies; and (iv) benefits previously accrued under the Executive Nonqualified Retirement Plan, SRP and Nonqualified Deferred Compensation Plan. For information on the accrued amounts payable under these plans, see the Nonqualified Deferred Compensation Table in this proxy statement. The actual amounts of payments and benefits that would be provided can only be determined at the time of the Named Executive Officer’s separation from the Company.

Per SEC rules, the value of accelerated equity awards shown in the tables below was calculated using the closing price of our Common Stock on December 31, 2007 ($46.44). The value of options is the aggregate spread between $46.44 and the exercise prices of the accelerated options, if less than $46.44, while $46.44 is the intrinsic value of restricted stock units and the 2007-2009 performance unit grants. As all outstanding unvested stock option grants were underwater, the values reflected in the tables below for these grants are zero. The values for the 2006-2008 performance unit grants are based on their contractual terms. Under the terms of our Change of Control Severance Plan as described above, a portion of the intrinsic value of the accelerated unvested stock options, if any (as determined in accordance with Section 280G of the Internal Revenue Code as described in the plan) reduces the amount of the lump sum cash severance payment payable under the plan.

Estimated Payments to Mr. Sharer

	Triggering Event
Estimated Potential Payment or Benefit	Change of Control($)	Change of Control and Termination($)	Resignation for Good Reason($)	Retirement($)	Death or Disability($)
Lump sum cash severance payment	0	17,337,000	0	0	0
Value of accelerated stock options	0	0	0	0	0
Value of accelerated restricted stock units	0	0	0	0	0
Value of 2006-2008 performance units	5,606,640(1)	5,606,640(1)	0	2,721,521(2)	2,721,521(2)
Value of 2007-2009 performance units	3,622,320(1)	3,622,320(1)	0	1,803,079(2)	1,803,079(2)
Continuing health and welfare benefits for one year	0	0	0	0	0
Continuing health and welfare benefits for three years(3)	0	477,364	0	0	0
Continuing retirement plan contributions for three years(4)	0	1,884,000	0	0	0
Acceleration of unvested balance of Supplemental Retirement Plan	0	0	0	0	0
Reimbursement of excise tax(5)	0	0	0	0	0

Total	9,228,960	28,927,324	0	4,524,600	4,524,600

Estimated Payments to Mr. Bradway

	Triggering Event
Estimated Potential Payment or Benefit	Change of Control($)	Change of Control and Termination($)	Resignation for Good Reason($)(6)	Retirement($)	Death or Disability($)
Lump sum cash severance payment	0	3,626,501	1,208,834	0	0
Value of accelerated stock options	0	0	0	0	0
Value of accelerated restricted stock units	522,450	522,450	0	0	522,450
Value of 2006-2008 performance units	0	0	0	0	0
Value of 2007-2009 performance units	1,207,440(1)	1,207,440(1)	0	0	601,026(2)
Continuing health and welfare benefits for one year(7)	0	0	14,165	0	0
Continuing health and welfare benefits for three years(3)	0	263,805	0	0	0
Continuing retirement plan contributions for three years(4)	0	348,750	0	0	0
Acceleration of unvested balance of Supplemental Retirement Plan(8)	0	88,114	0	0	88,114
Reimbursement of excise tax(5)	0	963,860	0	0	0

Total	1,729,890	7,020,920	1,222,999	0	1,211,590

Estimated Payments to Dr. Perlmutter

	Triggering Event
Estimated Potential Payment or Benefit	Change of Control($)	Change of Control and Termination($)	Resignation for Good Reason($)	Retirement($)	Death or Disability($)
Lump sum cash severance payment	0	6,729,000	0	0	0
Value of accelerated stock options	0	0	0	0	0
Value of accelerated restricted stock units	0	0	0	0	0
Value of 2006-2008 performance units	1,868,880(1)	1,868,880(1)	0	0	907,197(2)
Value of 2007-2009 performance units	1,207,440(1)	1,207,440(1)	0	0	601,026(2)
Continuing health and welfare benefits for one year	0	0	0	0	0
Continuing health and welfare benefits for three years(3)	0	368,821	0	0	0
Continuing retirement plan contributions for three years(4)	0	752,400	0	0	0
Acceleration of unvested balance of Supplemental Retirement Plan	0	0	0	0	0
Reimbursement of excise tax(5)	0	0	0	0	0

Total	3,076,320	10,926,541	0	0	1,508,223

Estimated Payments to Mr. Morrow

	Triggering Event
Estimated Potential Payment or Benefit	Change of Control($)	Change of Control and Termination($)	Resignation for Good Reason($)	Retirement($)	Death or Disability($)(9)
Lump sum cash severance payment	0	7,509,000	0	0	0
Value of accelerated stock options	0	0	0	0	0
Value of accelerated restricted stock units	0	0	0	0	0
Value of 2006-2008 performance units	1,868,880(1)	1,868,880(1)	0	0	907,197(2)
Value of 2007-2009 performance units	1,207,440(1)	1,207,440(1)	0	0	601,026(2)
Continuing health and welfare benefits for one year	0	0	0	0	0
Continuing health and welfare benefits for three years(3)	0	390,009	0	0	0
Continuing retirement plan contributions for three years(4)	0	806,400	0	0	0
Acceleration of unvested balance of Supplemental Retirement Plan	0	0	0	0	0
Reimbursement of excise tax(5)	0	1,703,425	0	0	0

Total	3,076,320	13,485,154	0	0	1,508,223

Estimated Payments to Dr. Bonanni

	Triggering Event
Estimated Potential Payment or Benefit	Change of Control($)	Change of Control and Termination($)	Resignation for Good Reason($)	Retirement($)	Death or Disability($)
Lump sum cash severance payment	0	4,240,000	0	0	0
Value of accelerated stock options	0	0	0	0	0
Value of accelerated restricted stock units	0	0	0	0	0
Value of 2006-2008 performance units	1,250,712(1)	1,250,712(1)	0	0	607,098(2)
Value of 2007-2009 performance units	808,056(1)	808,056(1)	0	0	402,217(2)
Continuing health and welfare benefits for one year	0	0	0	0	0
Continuing health and welfare benefits for three years(3)	0	430,433	0	0	0
Continuing retirement plan contributions for three years(4)	0	482,949	0	0	0
Acceleration of unvested balance of Supplemental Retirement Plan	0	0	0	0	0
Reimbursement of excise tax(5)	0	0	0	0	0

Total	2,058,768	7,212,150	0	0	1,009,315

Potential Payments to Dr. Fenton

	Triggering Event
Estimated Potential Payment or Benefit	Change of Control($)		Change of Control and Termination($)		Resignation for Good Reason($)	Retirement($)		Death or Disability($)
Lump sum cash severance payment	0		6,348,000		0	0		0
Value of accelerated stock options	0		0		0	0		0
Value of accelerated restricted stock units	0		0		0	0		0
Value of 2006-2008 performance units	1,868,880	(1)	1,868,880	(1)	0	907,197	(2)	907,197	(2)
Value of 2007-2009 performance units	1,207,440	(1)	1,207,440	(1)	0	601,026	(2)	601,026	(2)
Continuing health and welfare benefits for one year	0		0		0	0		0
Continuing health and welfare benefits for three years(3)	0		343,843		0	0		0
Continuing retirement plan contributions for three years(4)	0		708,084		0	0		0
Acceleration of unvested balance of Supplemental Retirement Plan	0		0		0	0		0
Reimbursement of excise tax(5)	0		0		0	0		0

Total	3,076,320		10,476,247		0	1,508,223		1,508,223

(1)	The estimated amounts to be paid for the 2006-2008 performance units and 2007-2009 performance units in the event of a change of control were calculated using a multiplier of 100%, representing target performance in accordance with the requirements of our Performance Award Program. Mr. Bradway was not granted any performance unit awards for the fiscal 2006-2008 performance period.

(2)	For the fiscal 2006-2008 performance period, the death or disability payout amounts are the number of performance units (rounded down to the nearest whole number) that would have been earned by the Named Executive Officer if he had remained employed for the entire performance period, based on the performance measures achieved at the end of the performance period multiplied by the assigned unit value which is equal to the closing price of our Common Stock on the grant date. The amounts shown in the tables above are estimated based on projected performance of approximately 49% for the fiscal 2006-2008 performance period and would not be paid until after the end of the performance period in the event of an actual death or disability. Mr. Bradway was not granted any performance unit awards for the fiscal 2006-2008 performance period.

For the 2007-2009 performance period, the death and disability payout amounts are based on the number of performance units (rounded down to the nearest whole number) that would have been earned by the Named Executive Officer if he had remained employed for the entire performance period, based solely on the revenue and adjusted earnings per share performance measures expected to be achieved at the end of the performance period and does not consider the impact of the TSR multiplier. The estimates regarding projected performance of approximately 100% of the performance units granted are multiplied by a fraction of 6/12, or 0.50, which is the number of months (through December 31, 2007) the Named Executive Officer was employed during the 2007-2009 performance period which started on July 1, 2007, divided by 12. The resulting total number of units, which equals the total number of shares that would be paid out under these assumptions, is multiplied by $46.44, the closing price of our stock on December 31, 2007, to determine the payout values shown in the tables above. If the TSR multiplier was calculated based on a stock price of $46.44, such multiplier would be 50% because the resulting TSR would be less than the threshold level of compound annual total stockholder return. The payout for these performance units using a 50% TSR multiplier would be approximately one-half of the amounts shown in these tables. Payout of shares in satisfaction of amounts earned for grants for the 2007-2009 performance period would not occur until after the end of the performance period in the event of actual death or disability.

As Mr. Sharer and Dr. Fenton were both retirement eligible as of December 31, 2007, the retirement payout amounts for the performance units for the 2006-2008 and 2007-2009 performance periods were calculated in the same manner as the death and disability payout amounts.

(3)	Represents the estimated cost of providing or paying for continuing medical, dental, life, long-term disability and accidental death and disability insurance coverage for three years. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA, for the first 18 months following termination, adjusted by a 7% inflation factor for the last six months of this period. The cost of policies for medical and dental insurance with similar coverage for the 18-month period thereafter is based on quoted amounts. The costs of providing the other insurance coverage are based on quoted amounts for 2008, adjusted by a 7% inflation factor, compounded annually, to determine the costs estimated for 2009 and 2010. As required under the Change of Control Severance Plan, the taxable portions of these amounts (if paid or provided to the Named Executive Officer) are grossed up for applicable payroll and income taxes, and all amounts have been discounted to present value using the December 2007 short-term federal rate, compounded semiannually, to determine the estimated costs as of the change of control date, as required by the Change of Control Severance Plan.

(4)	Reflects the estimated value of continuing retirement plan contributions for three years calculated as the sum of (i) 10% of three times the sum of: (a) base salary as of December 31, 2007; and (b) the annual incentive award under the EIP (or the GMIP in the case of Mr. Bradway) earned in 2006 and paid in March 2007; and (ii) three times the Named Executive Officer’s 2007 contributions to our Retirement and Savings Plan, limited by Internal Revenue Service regulations, as applicable.

(5)	Reflects our reimbursement of the estimated excise tax payable by the Named Executive Officers under Section 4999 of the Internal Revenue Code in the event of a qualifying termination within two years following a change of control. Upon a change of control, each Named Executive Officer may be subject to the excise tax under Section 4999 of the Internal Revenue Code with respect to payments made in connection with a change of control (as defined in Section 280G of the Internal Revenue Code). Under our Change of Control Severance Plan, we reimburse an amount equal to 20% of any Named Executive Officer’s “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code). Since the present value of the payments that would be due to Mr. Sharer and Drs. Perlmutter, Bonanni and Fenton (as calculated under Section 280G of the Internal Revenue Code) in the event of a qualifying termination following a change of control would not exceed three times their respective “base amounts” (as defined in Section 280G of the Internal Revenue Code), Mr. Sharer and Drs. Perlmutter, Bonanni and Fenton would not receive an excess parachute payment and would therefore not be subject to an excise tax. The base amounts are generally the average annual taxable compensation for the five-year period ended December 31, 2006.

(6)	Represents one year’s base salary and target annual cash incentive award, which are amounts that would be paid to Mr. Bradway pursuant to his offer letter in the event Mr. Bradway (i) is terminated by us without “cause,” (ii) resigns his employment due to a material reduction in his duties, as determined by us, or (iii) resigns his employment due to a reduction in his base salary or bonus target opportunity. For purposes of the offer letter, “cause” is defined as (a) unfitness for service, inattention to or neglect of duties, or incompetence, (b) dishonesty, (c) disregard or violation of our policies or procedures, (d) refusal or failure to follow our lawful directions, (e) illegal, unethical or immoral conduct, (f) breach of our Proprietary Information and Inventions Agreement, or (g) any other reason set forth in California Labor Code Section 2924, in all cases, as determined by us. The terms of Mr. Bradway’s offer letter relating to these benefits expire on June 15, 2008.

(7)	Represents the cost of providing or paying for continuing medical and dental insurance coverage for one year, which is to be provided by us in the event Mr. Bradway’s employment terminates under one of the conditions outlined in footnote 6 above. The cost of providing continuing medical and dental insurance coverage is based on rates charged to our employees for post-employment coverage provided in accordance with COBRA.

(8)	Reflects the unvested portion of Mr. Bradway’s SRP account as of December 31, 2007, which would vest in full in the event of a change of control and termination under the Change of Control Severance Plan. His SRP account would also vest in full in the event of his death or disability. Absent such events, Mr. Bradway’s SRP account will vest in full upon completion of three years of continuous service to the Company.

(9)	Excludes $3,192,400 that would be paid by the insurer to Mr. Morrow’s beneficiary under the split-dollar insurance policies we assumed from Mr. Morrow’s previous employer as part of his initial employment offer in 2001 if Mr. Morrow’s employment with the Company had terminated due to his death on December 31, 2007. If Mr. Morrow’s employment terminated on December 31, 2007 due to his death, the agreements relating to the split-dollar insurance policies provide that the Company would have received a death benefit that was greater than the value of the premiums paid by the Company and by Mr. Morrow’s previous employer, as determined in accordance with the agreements. Upon Mr. Morrow’s termination due to his disability, the agreements relating to the split-dollar insurance policies would remain in effect until Mr. Morrow’s death, at which time the Company would receive a death benefit as described in the preceding sentence.

Retirement of Dennis Fenton

On December 31, 2007, Dr. Fenton retired from the Company. As Dr. Fenton was at least age 55 and had at least 10 years of service with the Company, he met the requirements to continue vesting in his outstanding stock option and performance unit grants. Dr. Fenton received no severance or other enhanced benefits as a result of his retirement.

Resignation of Richard Nanula

On April 10, 2007, Mr. Nanula resigned as the Company’s Executive Vice President and Chief Financial Officer and, effective July 31, 2007, he ceased being employed by the Company in any capacity. Mr. Nanula did not receive any severance or other continuation of benefits. As a result of his termination, Mr. Nanula received only the base salary and amounts earned through July 31, 2007. As he was not employed by the Company on December 31, 2007, Mr. Nanula was not eligible to receive any amounts under our EIP for Fiscal 2007 performance. On September 11, 2007, in connection with Mr. Nanula’s termination of employment with us, we entered into an amendment to Mr. Nanula’s promissory note that allows Mr. Nanula to defer payment of the $3,000,000 principal amount as well as accrued interest at 5% per annum, compounded annually, until June 27, 2010. The note originally was to become due in three equal installments commencing one year after his termination from employment. This amendment does not extend the final repayment date and does not forgive Mr. Nanula’s obligation to repay any principal or interest.

DIRECTOR COMPENSATION

The compensation program for our non-employee directors is intended to fairly compensate them for the time and effort required of a director given the size and complexity of the Company’s operations. Portions of the compensation program utilize our stock in order to further align the interests of the directors with all other stockholders of the Company and to motivate the directors to focus on the long-term financial interest of the Company.

Non-employee members of our Board receive a combination of cash and stock-based incentive compensation. Directors who are Company employees are not paid any fees for serving on the Board or for attending Board meetings.

Cash Compensation. Each director receives an annual retainer of $55,000. Directors are paid $3,000 for each Board meeting they attend ($1,500 for telephonic attendance) and $1,500 for each committee meeting they attend ($750 for telephonic attendance). In addition, the following committee chairmans receive the following additional annual retainers: (i) Audit Committee, $20,000; (ii) Compensation and Management Development Committee, $10,000; (iii) Corporate Responsibility and Compliance Committee, $6,000; and (iv) Governance and Nominating Committee, $6,000. Directors are also compensated for attending meetings of committees of which they are not members if they are invited to do so by the Chairman of the Board or the committee chairman. Directors are also entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at Board and committee meetings and conferences with our senior management. Dr. Vance Coffman was appointed to the Board of Directors on October 2, 2007. Upon his appointment to the Board, Dr. Coffman became entitled to a prorated portion of the annual retainer of $55,000.

Equity Incentives. Under the provisions of our Director Equity Incentive Program and our 1991 Equity Incentive Plan, each non-employee director receives an automatic annual grant of restricted stock units with a grant date fair market value of $100,000, based on the closing price of our Common Stock on the date of grant (rounded down to the nearest whole number). Restricted stock units are rights to earn shares of our Common Stock and are paid in shares of our Common Stock on a one-to-one basis on the vesting date, unless the director has previously elected a deferred payment alternative. Each non-employee director also receives an automatic annual grant of options to purchase 5,000 shares of our Common Stock. The exercise price of the stock options is 100% of the closing price of our Common Stock on the grant date, and the stock options expire seven years after the grant date for those issued on and after March 15, 2004 and 10 years after the grant date for those issued prior to March 15, 2004. Dr. Coffman received an inaugural grant of stock options to purchase 20,000 shares of the Company’s Common Stock in connection with his appointment to the Board.

The stock options and restricted stock units vest (i) on the date of grant if the non-employee director has had three years of prior continuous service as a non-employee director, or (ii) one year from the date of grant if the non-employee director has had less than three years of prior continuous service as a non-employee director. Upon the death or disability (as defined in the stock plans) of a non-employee director, the vesting of unvested stock options is accelerated by one year for each full year of service as a non-employee director and the vesting of restricted stock units is accelerated by one month for each full month of service as a non-employee director.

Deferred Compensation and Other Benefits. Directors are eligible to participate in the Nonqualified Deferred Compensation Plan that we maintain for our employees (see “EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Nonqualified Deferred Compensation Plan”). Earnings under this plan are market-based—there are no “above market” or guaranteed rates of returns offered in this plan.

Through the Amgen Foundation, the Company maintains for all eligible employees and non-employee directors a charitable contributions matching gift program. Our directors participate in the program on the same terms as our employees. The Amgen Foundation matches, on a dollar-for-dollar basis, qualifying donations made by directors and employees to eligible organizations, up to $20,000 per person per year.

Guests of our Board members are occasionally invited to Board events, and we may pay or reimburse travel expenses and may provide transportation on our aircraft for both the director and his or her guest.

Director Stock Ownership Guidelines. Under the Board’s stock ownership guidelines that were originally adopted in December 2002, all non-employee directors are required to hold shares of our Common Stock with a fair market value of at least $500,000, while serving as a non-employee director.

All non-employee directors as of December 31, 2002 are encouraged to comply with the ownership guidelines by December 31, 2007, while those that became a non-employee director after December 31, 2002, are encouraged to comply with the ownership guidelines on or before December 31st of the calendar year in which the fifth anniversary of their date of election occurs. For purposes of the Board stock ownership guidelines, issued and outstanding shares of our Common Stock held beneficially or of record by the participating non-employee director, issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines) and vested restricted stock units (whether or not the units are deferred) will count towards satisfying the ownership guidelines. While the directors have been consistently on track to meet the Board stock ownership guidelines, certain of our directors did not meet the guidelines as of December 31, 2007 due to stock price depreciation.

Director Compensation Table

The following table shows compensation of the non-employee members of our Board for Fiscal 2007. Mr. Sharer, the Company’s Chairman of the Board and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. Dr. Rice resigned from our Board on January 17, 2007 and did not receive any compensation in Fiscal 2007, except for a tax gross-up in the amount of $3,427 for expenses related to a guest accompanying Dr. Rice on business travel.

Director	Fees Earned or Paid in Cash($)	Stock Awards($)(3)(5)	Option Awards($)(4)(5)	All Other Compensation($)(6)	Total($)
David Baltimore	98,500	99,955	79,030	20,543	298,028
Frank J. Biondi, Jr.	110,250	99,955	79,030	20,073	309,308
Jerry D. Choate	102,250	99,955	79,030	0	281,235
Vance D. Coffman	22,000(1)	0	57,610	20,000	99,610
Frederick W. Gluck	101,750	99,955	79,030	20,593	301,328
Frank C. Herringer	98,500(2)	88,303	78,262	20,000	285,065
Gilbert S. Omenn	96,250	99,955	79,030	11,077	286,312
Judith C. Pelham	94,000	99,955	79,030	17,750	290,735
J. Paul Reason	100,000	99,955	79,030	762	279,747
Leonard D. Schaeffer	106,000	120,169	98,995	20,000	345,164

(1)	Dr. Coffman was appointed to the Board on October 2, 2007. $5,250 of these fees were deferred by Dr. Coffman under our Nonqualified Deferred Compensation Plan.

(2)	All of these fees were deferred by Mr. Herringer under our Nonqualified Deferred Compensation Plan.

(3)	Reflects compensation expense for restricted stock unit grants recognized by us (exclusive of any assumptions for forfeitures) under FAS 123(R) for Fiscal 2007. Each director named above, except Dr. Coffman received a grant on April 26, 2007 of 1,598 restricted stock units with a grant date fair value under FAS 123(R) of $99,955, based on the closing price of our Common Stock on that date of $62.55. Except for Mr. Herringer (whose grant will vest over a one-year period) and Mr. Schaeffer, $99,955 is also the amount of compensation expense recognized for each director named above for Fiscal 2007. Compensation expense for Mr. Herringer is $88,303 and is composed of $68,089 related to the April 26, 2007 grant and $20,214 related to the restricted stock unit grant made to him on March 15, 2006. Compensation expense for Mr. Schaeffer is $120,169 and is composed of $99,955 for the current year grant noted above and $20,214 related to the restricted stock unit grant made to him on March 15, 2006.

(4)	Reflects compensation expense for stock option grants recognized by us (exclusive of any assumptions for forfeitures) under FAS 123(R) for the year Fiscal 2007. On April 26, 2007, each director named above, except for Dr. Coffman, was granted options to purchase 5,000 shares of our Common Stock with a grant date fair value under FAS 123(R) of $79,030 for each director other than Mr. Herringer, whose grant has a grant date fair value under FAS 123(R) of $85,580. The grant date fair value of the April 26, 2007 grant to directors other than Mr. Herringer was calculated using the Black-Scholes option valuation model with the following assumptions: risk-free interest rate of 4.5%, expected life of 3.5 years, expected volatility of 25%, expected dividend yield of 0% and an exercise price of $62.55. For Mr. Herringer the foregoing assumptions were used, except that an expected life of 4.0 years was assumed. Except for Mr. Herringer (whose grant will vest over a one-year period) and Mr. Schaeffer, the grant date fair value under FAS 123(R) of this option grant is also the amount of compensation expense recognized for each director named above for Fiscal 2007. Compensation expense for Mr. Herringer is $78,262 and is composed of $58,297 for the options granted on April 26, 2007 and $19,965 related to his respective stock option grants on March 15, 2006. Compensation expense for Mr. Schaeffer is $98,995 and is composed of $79,030 for options granted on April 26, 2007 and $19,965 for options granted on March 15, 2006. Dr. Coffman received an inaugural grant of 20,000 shares on October 29, 2007 that vests on the first anniversary of the grant date and has a grant date fair value of $330,360. The Black-Scholes assumptions used were a risk-free rate of 3.9%, expected life of 4 years, expected volatility of 29%, expected dividend yield of 0% and an exercise price of $56.79. Compensation expense of $57,610 related to these options was recognized during Fiscal 2007.

(5)	All of the restricted stock units and stock options granted to directors in 2007 were fully vested as of December 31, 2007, except for the options granted to Dr. Coffman on October 29, 2007, which vest on October 29, 2008, and awards granted to Mr. Herringer on April 26, 2007, which vest on April 26, 2008.

The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2007. Stock awards consist of unvested restricted stock units and vested, but deferred, restricted stock units. Upon vesting, the units are paid in the form of shares of our Common Stock. Directors may elect to defer payment until a later date, which would result in a deferral of taxable income to the director. Option awards consist of exercisable and unexercisable stock options.

Director	Aggregate Stock Awards Outstanding as of December 31, 2007	Aggregate Option Awards Outstanding as of December 31, 2007
	Restricted Stock Units	Stock Options
David Baltimore	0	114,000
Frank J. Biondi. Jr.	4,576	112,000
Jerry D. Choate	0	160,000
Vance D. Coffman	0	20,000
Frederick W. Gluck	0	100,000
Frank C. Herringer	2,933	35,000
Gilbert S. Omenn	0	116,000
Judith C. Pelham	0	100,000
J. Paul Reason	0	96,000
Donald B. Rice	0	123,000
Leonard D. Schaeffer	2,978	40,000

(6)	Includes amounts for perquisites, including the amounts the Company matched directors’ charitable contributions made in 2007. Directors are eligible for matching contributions at the same levels as all other employees of the Company. The table below provides a summary of amounts paid by the Company for perquisites.

		Personal Use of Company Aircraft(b)	Expense Related To Guests Accompanying Directors on Business Travel
Director	Matching of Charitable Contributions(a)($)	Tax Gross-up on Personal Use of Company Aircraft($)	Aggregate Incremental Amounts($)	Tax Gross-Ups($)	Total($)
David Baltimore	20,000	543	0	0	20,543
Frank J. Biondi, Jr.	20,000	0	73	0	20,073
Jerry D. Choate	0	0	0	0	0
Vance D. Coffman	20,000	0	0	0	20,000
Frederick W. Gluck	20,000	0	593	0	20,593
Frank C. Herringer	20,000	0	0	0	20,000
Gilbert S. Omenn	10,000	0	743	334	11,077
Judith C. Pelham	17,750	0	0	0	17,750
J. Paul Reason	0	0	526	236	762
Leonard D. Schaeffer	20,000	0	0	0	20,000

(a)	These are charitable contributions of the Amgen Foundation that match the directors’ charitable contributions made in Fiscal 2007

(b)	Where we have invited guests to accompany directors on our aircraft, we typically incur no incremental cost for transporting the guest, but we are required to impute income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances.

AUDIT MATTERS

Audit Committee Report(1)

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007.

The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young their independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Audit Committee of the Board of Directors

Frank J. Biondi, Jr., Chairman

David Baltimore

Vance D. Coffman

Gilbert S. Omenn

Judith C. Pelham

Independent Registered Public Accountants

The following summarizes the fees paid to Ernst & Young for the years ended December 31, 2007 and 2006:

	2007	2006
Audit	$6,336,000	$5,874,000
Audit-Related	665,000	415,000
Tax	193,000	266,000

Total Fees	$7,194,000	$6,555,000

Audit-Related fees are primarily attributable to audits of our affiliated companies, our retirement plans and amounts for certain agreed upon procedures with respect to partner billings into a co-promotion arrangement and third party royalties owed to us. Tax fees are primarily attributable to various corporate tax planning and compliance activities. Ernst & Young did not perform any professional services with respect to information systems design and implementation for the years ended December 31, 2007 and 2006. The Audit Committee has considered whether the Audit-Related and Tax services provided by Ernst & Young are compatible with maintaining that firm’s independence.

(1)	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Approval of Related Party Transactions Policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board, one of our executive officers or a nominee to become a member of our Board; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, serves as a director, or is a partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest. “Related party transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including but not limited to any indebtedness or guarantee of indebtedness), between us and any of the foregoing persons, other than: (1) any matters related to compensation or benefits; (2) transactions involving less than $120,000 when aggregated with all similar transactions; or (3) transactions approved by another independent committee of our Board.

The Audit Committee considers all relevant facts and circumstances available to it, including the recommendation of management. No member of the Audit Committee participates in any review, consideration or approval of any related party transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related party transaction to the Audit Committee.

Related party transactions may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each scheduled meeting of the Audit Committee, management shall update the Audit Committee as to any material changes to any approved or ratified related party transaction. The Audit Committee has pre-approved each of the following related party transaction under the terms of our Related Party Transactions Policy:

1.	any matters related to compensation or benefits; or

2.	transactions involving less than $120,000 (or such different amount as may require disclosure or approval under any future amendment to the rules and regulations of the SEC, including Item 404 of Regulation S-K, or the listing requirements of the NASDAQ, including Rule 4350) when aggregated with all similar transactions; or

3.	transactions approved by another independent committee of the Board of Directors.

In deciding whether to approve or ratify a related party transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	whether there are demonstrable business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

Loans to Executive Officers

As a result of the Sarbanes-Oxley Act, we no longer make personal loans to executive officers that are prohibited by such act. Prior to the Sarbanes-Oxley Act, we had made a personal loan to Mr. Nanula, our former Executive Vice President and Chief Financial Officer in connection with his initial employment with the Company in 2001. The loan to Mr. Nanula is fixed at 5% for the term of the loan. The June 2010 maturity date of the loan was subject to earlier payoff voluntarily or in the event of certain terminations of Mr. Nanula’s employment with us. Given the terms of the original note and Mr. Nanula’s termination of employment in July 2007, Mr. Nanula would have been required to pay the note in three equal annual installments beginning one year after his termination date. On September 11, 2007, in connection with Mr. Nanula’s termination of employment with us, we entered into an amendment to Mr. Nanula’s promissory note that allows Mr. Nanula to defer payment of the $3,000,000 principal amount as well as accrued interest at 5% per annum, compounded annually, until June 27, 2010. This amendment does not extend the final repayment date and does not forgive Mr. Nanula’s obligation to repay any principal or interest.

Name	Date of Loan	Original Amount of Loan($)	Largest Aggregate Indebtedness During 2007($)	Aggregate Outstanding Indebtedness at March 15, 2008($)	Aggregate Principal Payments During 2007($)	Aggregate Interest Payments During 2007($)	Maturity Date
Richard D. Nanula	June 2001	3,000,000	3,228,750	3,261,563	0	0	June 2010

Other Relationships

On March 2, 2001, we signed a letter agreement with Dr. Joan Kreiss, the spouse of Dr. Perlmutter, Executive Vice President, Research and Development, regarding possible funding of research grants for certain scientific work conducted by Dr. Kreiss. Under the terms of the letter agreement, if Dr. Kreiss relocates to Southern California, we will work with Dr. Kreiss and any new university with which she affiliates to try to obtain fellowships or grants to replace those that Dr. Kreiss is unable to transfer, if any. In addition, if replacement fellowships or grants cannot be obtained from other sources, Amgen, as part of its general scientific research mission or through its charitable contribution programs, will work with Dr. Kreiss and the new university with which she affiliates to fund any deficits or grants which are attributable to fellowships or grants that she is not able to transfer, up to an amount not to exceed $1,250,000 per year for a period of five years from the date that Dr. Kreiss assumes a new position in Southern California. We have not funded any amounts pursuant to this agreement. This transaction did not require the review or approval of the Audit Committee pursuant to the Related Party Transactions Policy.

ANNUAL REPORT AND FORM 10-K

The Annual Report to Stockholders, containing the Company’s Annual Report on Form 10-K for Fiscal 2007, which contains the consolidated financial statements of the Company for Fiscal 2007, accompanies this proxy statement but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2007, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Mail Stop 28-1-C, or contact Investor Relations by telephone at (805) 447-1060. The Company’s Form 10-K is also available online at the Company’s website, www.amgen.com(1). A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the cost of furnishing them.

(1)	This website is not intended to function as a hyperlink and the information contained on the Company’s website is not intended to be part of this proxy statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with NASDAQ. Copies of the Section 16 reports are also required to be supplied to the Company and such reports are available on our website at www.amgen.com(1).

Based solely on our review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2007, the Reporting Persons met all applicable Section 16(a) filing requirements.

Stockholder Proposals

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2009 proxy statement, your proposal must be received by us no later than December 2, 2008, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws. Under our Bylaws, as amended, in order to nominate a director or bring any other business before the stockholders at the 2009 annual meeting of stockholders that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 7, 2009, and no later than February 6, 2009.

Our Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act; (2) appropriate biographical information including, but not limited to, the nominee’s personal and professional experience and affiliations to permit the Board to determine whether such nominee meets the qualification and independence standards adopted by the Board; and (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination by the Board will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

Our Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendments); (3) the reasons for conducting such business at the meeting; and (4) any material interest of the stockholder making the proposal in such business.

In addition, our Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends (a) to deliver a proxy statement and/or form of proxy to stockholders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (b) otherwise to solicit proxies from stockholders in support of such nomination or proposed business item.

(1)	This website is not intended to function as a hyperlink and the information contained on the Company’s website is not intended to be part of this proxy statement.

You may write to our Secretary at our principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Mail Stop 28-1-C, or contact Investor Relations by telephone at (805) 447-1060. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

Disclaimer

This proxy statement contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Other Matters

The Board knows of no matters other than those listed in the attached Notice of 2008 Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

David J. Scott

Secretary

April 1, 2008

Appendix A

GUIDELINES FOR MEMBERSHIP ON THE BOARD OF DIRECTORS

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1.	Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

2.	Candidate Identification and Evaluation Process

(a)    For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b)    In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

A-I

Printed on recycled paper	© 2008 Amgen Inc. All Rights Reserved

Only Amgen stockholders with admittance tickets will be admitted to the 2008 Annual Meeting of Stockholders. Each stockholder is entitled to one admittance ticket. If you come to the meeting and do not have an admittance ticket, you will be admitted only upon presentation of proper identification and evidence of stock ownership on March 10, 2008.

☐	Please send me an admittance ticket for the Amgen Inc. 2008 Annual Meeting of Stockholders to be held on Wednesday, May 7, 2008 in Westlake Village, California.

Name	(Please print)

Address
( )

City State	Zip Telephone No.

YOU DO NOT NEED TO RETURN THIS CARD IF YOU DO NOT PLAN TO ATTEND

THE ANNUAL MEETING OF STOCKHOLDERS.

0                        ¢

AMGEN INC.

One Amgen Center Drive, Thousand Oaks, CA 91320-1799

PROXY SOLICITED BY BOARD OF DIRECTORS

For the 2008 Annual Meeting of Stockholders - May 7, 2008

Kevin W. Sharer, Robert A. Bradway and David J. Scott (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2008 Annual Meeting of Stockholders of Amgen Inc., to be held on Wednesday, May 7, 2008, at 2:00 P.M. local time, at the Four Seasons Hotel Westlake Village, Grand Ballroom, Two Dole Drive, Westlake Village, California 91362, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

AMGEN INC.

May 7, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

¢ 00003333333333333300 7	050708

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named nominees, FOR ratification of the selection of Ernst & Young LLP and AGAINST Stockholder Proposals #1 and #2.

As of the date hereof, the undersigned hereby acknowledges receipt of the 2008 Proxy Statement and accompanying Notice of 2008 Annual Meeting of Stockholders to be held May 7, 2008 and the Amgen 2007 Annual Report, including Annual Report on Form 10-K (without exhibits), and Annual Report to Stockholders, both for the fiscal year ended December 31, 2007.

In their discretion, the Proxy Holders (as defined on the reverse) are authorized to vote upon such other matters as may properly come before the 2008 Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2008 Annual Meeting of Stockholders.

1.

The Board of Directors recommends a vote “FOR” each of items # 1 and 2 below.

To elect eleven directors to serve on the Company’s Board of Directors for a one year term expiring at the 2009 Annual Meeting of Stockholders.

				FOR	AGAINST	ABSTAIN

Dr. David Baltimore

Mr. Frank J. Biondi, Jr.

Mr. Jerry D. Choate

Dr. Vance D. Coffman

Mr. Frederick W. Gluck

Mr. Frank C. Herringer

Dr. Gilbert S. Omenn

Ms. Judith C. Pelham

Adm. J. Paul Reason, USN (Retired)

Mr. Leonard D. Schaeffer

Mr. Kevin W. Sharer

				☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

		2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2008.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Stockholder Proposals #1 and #2 under #3below.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	3.	STOCKHOLDER PROPOSALS: Stockholder Proposal #1 (Simple Majority Vote)	☐	☐	☐

			Stockholder Proposal #2 (Animal Welfare)	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney-in-fact, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

BALLOT

Annual Meeting of Stockholders of Amgen Inc.

May 7, 2008

INSTRUCTIONS: Please mark your votes as follows:    ☒

The Board of Directors recommends a vote “FOR” Items 1 and 2 below.

1.	To elect eleven directors for a one year term expiring at the 2009 Annual Meeting of Stockholders:

Nominees:
	FOR	AGAINST	ABSTAIN
Dr. David Baltimore	☐	☐	☐
Mr. Frank J. Biondi, Jr.	☐	☐	☐
Mr. Jerry D. Choate	☐	☐	☐
Dr. Vance D. Coffman	☐	☐	☐
Mr. Frederick W. Gluck	☐	☐	☐
Mr. Frank C. Herringer	☐	☐	☐
Dr. Gilbert S. Omenn	☐	☐	☐
Ms. Judith C. Pelham	☐	☐	☐
Adm. J. Paul Reason, USN (Retired)	☐	☐	☐
Mr. Leonard D. Schaeffer	☐	☐	☐
Mr. Kevin W. Sharer	☐	☐	☐
2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2008:
	FOR	AGAINST	ABSTAIN
	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Stockholder Proposals #1 and #2. 3. STOCKHOLDER PROPOSALS:
Stockholder Proposal #1 (Simple Majority Vote)	FOR	AGAINST	ABSTAIN
	☐	☐	☐
Stockholder Proposal #2 (Animal Welfare)	FOR	AGAINST	ABSTAIN
	☐	☐	☐

PLEASE COMPLETE THE FOLLOWING:	Date:

Print Name(s) of Stockholder(s):

Signature(s) of Stockholder(s):*

Number of Shares:

*Please sign exactly as your name appears on your stock certificate or legal proxy, as the case may be. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person, stating title.

If you received a legal proxy from your bank, broker or other nominee, please hand that in together with your ballot. If you have voted by proxy, you need not vote again unless you wish to change your vote.

If the meeting must be adjourned before the polls are closed and you instructed to do so, please mail your ballot to the Company as follows:

Amgen Inc. Attention: Secretary One Amgen Center Drive M/S 38-5-A Thousand Oaks, CA 91320-1799